Registration No. 333-258005

As filed with the Securities and Exchange Commission on February 9, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 7

TO FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SAFETY SHOT, INC.

(Exact name of registrant as specified in its charter)

Delaware	2844	83-2455880
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

1061 E. Indiantown Rd., Ste. 110

Jupiter, FL 33477

(561) 244-7100

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Brian S. John

Chief Executive Officer

Safety Shot, Inc.

1061 E. Indiantown Rd., Ste. 110

Jupiter, FL 33477

(561) 244-7100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Arthur S. Marcus, Esq.
Mayank Pradhan, Esq.
Sichenzia Ross Ference Carmel LLP
1185 Avenue of the Americas, 31 FL
New York, NY 10036
Telephone: (212) 930-9700
Facsimile: (212) 930-9725

As soon as practicable after this registration statement becomes effective.

Approximate date of commencement of proposed sale to the public

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 7 to the Registration Statement on Form S-1 (File No. 333- 258005) (the “Registration Statement”) of Safety Shot, Inc. (the “Company”) is being filed pursuant to the undertakings in Item 17 of the Registration Statement to update and supplement the information contained in the Registration Statement as originally declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on July 21, 2021, to (i) include certain missing information on the Company’s business and recent developments; and (ii) to rectify a clerical error identified in the filing fee table and offering expenses disclosure within the Registration Statement.

The Registration Statement registered the offer and sale of (i) 11,066,258 shares of common stock; (ii) 11,607,142 warrants (the “Company Warrants”) to purchase 11,607,142 shares (the “Company Warrant Shares”); (iii) 540,884 shares (the “Selling Stockholder Shares”) offered by the selling stockholders named in the section entitled “Selling Stockholders” in the prospectus contained in the Registration Statement; (iv) 442,650 warrants to the representative of the underwriters (the “Underwriter’s Warrants,” collectively with the Company Warrant, the “Warrant”) to purchase 442,650 shares (the “Underwriter Warrant Shares,” collectively with the Company Warrant Shares, the “Warrant Shares”). This Post-Effective Amendment No. 7 covers the sale of shares of common stock issuable from time to time upon the exercise of the 12,049,792 Warrants that remain outstanding and unexercised.

No additional securities are being registered under this Post-Effective Amendment No. 7. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to Completion, dated February 9, 2024

PROSPECTUS

SAFETY SHOT, INC.

11,607,142 Warrants being offered by the Company

11,607,142 shares underlying the Warrants

442,650 Underwriter’s Warrants

442,650 Shares of Common Stock underlying the Underwriter’s Warrants

This prospectus relates to an aggregate of 12,049,792 shares of our common stock, par value $0.001 per share, upon the exercise of the following warrants: (1) 11,607,142 warrants (the “Company Warrants”) to purchase 11,607,142 shares (the “Company Warrant Shares”) and (2) 442,650 warrants to the representative of the underwriters (the “Underwriter’s Warrants,” collectively with the Company Warrant, the “Warrant”) to purchase 442,650 shares (the “Underwriter Warrant Shares,” collectively with the Company Warrant Shares, the “Warrant Shares”). The warrant holders acquired their Warrants and the underlying shares of common stock from us under a Registration Statement on Form S-1 (File No. 333- 258005) (the “Registration Statement”) filed with SEC and declared effective on July 21, 2021.

As of the date of this prospectus, the Company Warrants have an exercise price of $1.40 per share of common stock and the Underwriter Warrants have an exercise price of $3.50. We will not receive any proceeds from the sale of Warrant Shares by the warrant holders. Upon the cash exercise of the Warrants, however, we will receive the exercise price of such Warrants, for an aggregate of approximately $17,799,274.

The warrant holders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. Please see the section entitled “Plan of Distribution” on page 29 of this prospectus for more information.

Our Common Stock is quoted on The Nasdaq Capital Market LLC (“Nasdaq”) under the symbol “SHOT”. As of February 8, 2024, the last reported sales price of our Common Stock on Nasdaq was $3.84 per share, and on February 8, 2024, we had 46,235,848 shares of Common Stock outstanding.

Investing in our securities involves a high degree of risk. Before making any investment decision, you should carefully review and consider all the information in this prospectus and the documents incorporated by reference herein, including the risks and uncertainties described under “Risk Factors” beginning on page 11.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is _______________, 2024.

SAFETY SHOT, INC.

i

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we have filed with the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”) pursuant to which the selling stockholder named herein may, from time to time, offer and sell or otherwise dispose of the shares of our common stock covered by this prospectus.

This prospectus and the documents incorporated by reference into this prospectus include important information about us, the securities being offered and other information you should know before investing in our common stock. Before purchasing any common stock, you should carefully read both this prospectus and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Neither we, nor the selling stockholder, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or in any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We and the selling stockholder take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling stockholder will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and in any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

1

All references in this prospectus to the “Company”, “we”, “us”, or “our”, are to Safety Shot, Inc., a Delaware corporation, and its consolidated subsidiaries unless the context dictates otherwise.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes statements and information that may constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Statements that are “forward-looking statements” include any projections of earnings, revenue or other financial items, any statements of the plans, strategies or objectives of management for future operations, any statements concerning proposed new projects or other developments, any statements regarding future economic conditions or performance, any statements of management’s beliefs, goals, strategies, intentions and objectives, any statements concerning potential acquisitions, and any statements of assumptions underlying any of the foregoing. Words such as “may,” “will,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “outlook,” “strategy,” “positioned,” “intends,” “plans,” “believes,” “projects,” “estimates” and similar expressions, as well as statements in the future tense, identify forward-looking statements.

These statements are necessarily subjective and involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements described in or implied by such statements. Actual results may differ materially from expected results described in our forward-looking statements, including with respect to correct measurement and identification of factors affecting our business or the extent of their likely impact, the accuracy and completeness of the publicly available information with respect to the factors upon which our business strategy is based or the success of our business. In addition, even if results are consistent with the forward-looking statements contained in this prospectus, those results may not be indicative of results or developments in subsequent periods. Furthermore, industry forecasts are likely to be inaccurate, especially over long periods of time and in industries particularly sensitive to market conditions, such as the seafood industry.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of whether, or the times by which, our performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and management’s belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements.

Should one or more of the risks or uncertainties described above or elsewhere in this prospectus occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. Except as required by law, we disclaim all responsibility to publicly update any information contained in a forward-looking statement or any forward-looking statement.

All forward-looking statements attributable to us or to persons acting on our behalf, including any such forward-looking statements made subsequent to the publication of this prospectus, are expressly qualified in their entirety by this cautionary statement.

2

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference into this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus carefully, including the section entitled “Risk Factors,” any applicable prospectus supplement and the documents that we incorporate by reference into this prospectus and any applicable prospectus supplement, before making an investment decision.

Overview

Safety Shot Inc. (NASDAQ: SHOT) was formerly known as Jupiter Wellness Inc. In August 2023, the Company successfully completed the asset purchase of the functional beverage Safety Shot from GBB Drink Lab, Inc. (“GBB”), thereby gaining ownership of various assets, including the intellectual property, trade secrets, and trademarks associated with its dietary supplement Safety Shot Beverage (the “Safety Shot Beverage”). Concurrently with the asset purchase, the Company changed its name to Safety Shot, Inc. and changed its NASDAQ trading symbol to SHOT. The Company launched its e-commerce sale of the Safety Shot Beverage in December 2023.

The Safety Shot Beverage has been formulated to reduce the accumulation of blood alcohol. Noteworthy is the fact that the Safety Shot Beverage comprises 28 active ingredients, all falling under the Generally Regarded As Safe (GRAS) category. Under sections 201(s) and 409 of the Federal Food, Drug, and Cosmetic Act (the Act), any substance that is intentionally added to food is a dietary supplement, that is subject to premarket review and approval by FDA, unless the substance is generally recognized, among qualified experts, as having been adequately shown to be safe under the conditions of its intended use, or unless the use of the substance is otherwise excepted from the definition of a dietary supplement.

It’s crucial to note that the Safety Shot Beverage is currently manufactured in a facility adhering to Good Manufacturing Practices (GMP), ensuring the highest standards of quality and safety throughout its production process. The Company currently maintains a workforce comprising eight full-time employees of its own.

Specializing in Consumer Packaged Goods, our focus centers on the commercialization of a 12-ounce beverage positioned as a dietary supplement. Beyond our existing product, we are actively pursuing a future product line, including a convenient powdered stick pack version. This strategic expansion aligns with our corporate vision to address evolving consumer demands, positioning the Company in the market for dietary supplements. We believe that this initiative not only enriches our product portfolio but also emphasizes our dedication to innovation and adaptability, catering to the discerning preferences of health-conscious consumers. The Company intends to continue its current product lines, except for its products which contain CBD, which the Company no longer sells. Our product pipeline also includes a diverse range of products, such as hair loss treatments, vitiligo solutions, and sexual wellness products, that cater to different health and wellness needs and our commitment to supporting health and wellness by developing innovative solutions to a range of conditions but will focus our efforts on the commercialization of the Safety Shot Beverage.

The Safety Shot Beverage has established a development infrastructure that the Company believes fits with its existing over-the-counter and prescription-grade health and wellness products.

To achieve our mission, we rely on our team of highly skilled and experienced professionals who are committed to advancing our vision of health and wellness. Our team includes individuals with scientific backgrounds, an experienced researcher, product developers, and business experts who collaborate to create new products and enhance existing ones. We also seek to partner with industry leaders and organizations to gain access to the latest technologies and expand our reach.

We generate revenue through various channels, our primary sales include our “nostingz” suncare products which are sold through e-commerce platforms, licensing revenues from Photocil and sales of the Safety Shot Beverage. Photocil is currently sold in India through a licensing agreement. We received FDA approval of our labelling and composition to sell Photocil as an OTC product in the US and plan to relaunch the product in the US in the fourth quarter of 2024 through e-commerce channels. Safety Shot Beverage is currently sold through e-commerce and social media platforms. Additionally, we are collaborating with other companies to license our intellectual property, to create additional revenue streams and expand our global presence. At present, we do not experience concentration risk or dependence on major customers.

3

We maintain a diverse network of raw material suppliers integral to our production processes. Acquisition strategies encompass both direct procurement and collaborative efforts with our co-packers. The selection of suppliers is contingent upon various factors, including ingredient specificity, availability, and other essential considerations. Notably, these suppliers coincide with those currently providing materials to other facilities engaged in the manufacturing of drinks, powders, tablets, and capsules. Our roster of suppliers comprises reputable entities such as Jiaherb, Compound Solutions, Kyowa-Hakko, Mitsubishi Ingredients, Nura, Sensapure Flavors, Brenntag, E3 Ingredients, Ingredients Online, among others. This strategic alliance with established industry players underscores our commitment to sourcing high-quality raw materials essential for the production of our innovative product line. Furthermore, our approach to supplier relationships reflects a dedication to maintaining a seamless and reliable supply chain. We believe that this not only ensures the consistency of our current offerings but also positions us favorably for future developments. The Management believes that as we continue to expand our product portfolio, we believe that these partnerships with trusted suppliers play a pivotal role in upholding the standards that we expect of our brand.

As a result of recent changes to the laws governing CBD products, as well as the declining popularity of CBD products, the Company no longer markets or sells any CBD products. The Company hopes to find a suitor or partner to dispose of its CBD related assets but has not entered into any agreements to do so.

Products Roadmap

The Safety Shot Beverage was launched on our own website and through Amazon in December 2023 and is currently speaking with Big Box stores with the intention to launch by the end of the first quarter or early second quarter of 2024

The Company is also advancing several formulations to address psoriasis and vitiligo utilizing Photocil, to increase the effectiveness of minoxidil to treat hair loss utilizing the JW-700 “minoxidil booster”, women’s sexual wellness utilizing JW-500, and jellyfish sting prevention sunscreen with NoStingz. The Company halted testing related to its atopic dermatitis product and all other compounds and products containing CBD.

Photocil was launched commercially in India in Q3 2022 as a treatment for vitiligo and psoriasis. Photocil is a topical cream that works with natural sunlight to provide patients with safe and effective phototherapy at home by blocking harmful radiation and permitting the passage of therapeutic UV radiation from the sun. The Company plans to re-launch Photocil in the US in the fourth quarter of 2024. The product is an OTC cosmetic product using a USP monographed compound as a skin protectant. The product labelling and ingredients were approved by the FDA.

NoStingz may provide a barrier against the stinging mechanism of jellyfish cnidocyte preventing the delivery of venom to the victim. Applied like other topical sun screen products, the product is designed to protect users from jellyfish, sea lice, and UVA/UVB rays. It is not intended to treat jellyfish or sea lice bites. As the product contains ingredients with well established safety profiles it did not require pre-market FDA approval ahead of product launch. Its manufacturing, labeling and components comply with FDA regulations for sunscreens.

JW-700, has been licensed to companies in India and Japan and was launched on the market in India in 2023. The product has been clinically shown to increase the enzymes needed for minoxidil to work, sulfotransferase enzymes, by using the product topically in conjunction with topical minoxidil. Additional studies and formulation work are ongoing. The Company intends to launch JW-700 in the U.S in the fourth Quarter of 2024.

JW-500 designed to establish a topical treatment for the restoration of nipple sensitivity for breast augmentation patients, in addition to patients who had undergone chemotherapy or lumpectomy surgery following a cancer diagnosis. The Company plans to complete the formulation and test launch the product in Q4, 2024.

Design of SS-100 formulation will be completed after the reviewing the results of the on-going clinical trial of the Safety Shot Beverage. Thereafter the Company plans to set up a Pre-IND meeting with the FDA, unlike Safety Shot Beverage which does not require FDA approval on grounds of being a dietary supplement product. SS-100 will be classified as a drug as it will used to treat acute alcohol poisoning which the Company believes meets the definition of a rare disease as described below, and will require filing an IND with the FDA and conducting clinical trials to determine safety and efficacy. The Company plans to seek Orphan Drug Designation for SS-100, a modified version of Safety Shot Beverage. Given that the FDA defines a drug as Orphan if it is used for the treatment, prevention or diagnosis of a rare disease or condition, which is one that affects less than 200,000 persons in the US (which equates to approximately 6 cases per 10,000) and that Acute Alcohol Poisoning (which has ~ 10% fatality rate and has ~20,000 cases in US) meets these criteria and therefor it meets the criteria for Orphan Drug Designation. Orphan Drug status provides certain benefits to the Company including exclusive marketing and development rights, tax credits and fee waivers. The development of the modified Safety Shot Beverage which we call SS-100 designed to treat acute alcohol poisoning will require the filing of an IND and controlled clinical trials to establish safety and efficacy. As with any other drug, the Company will be required to take the steps necessary to have any drug approved. The main steps are (i) the request for a pre-IND meeting with the FDA for feedback on clinical plans, (ii) based on the feedback from (i) to file an IND, (iii) subject to IND acceptance by the FDA conduct Phase 1, phase 2 and Phase 3 clinical trials and then submit an NDA for product approval. A company seeking orphan drug designation for a drug must submit a request for designation to the agency. The company requesting designation of the same drug for the same rare disease or condition as a previously designated product must submit their own data and information to support their designation request. Orphan drug designation is a separate process from seeking approval or licensing. Drugs for rare diseases go through the same rigorous scientific review process as any other drug for approval or licensing. Without receiving such product approval, the drug product can’t be sold.

For a detailed timeline of the products, please see “Our Business – Product Roadmap” section on page 43.

4

Research and Development

Our research and development team is continually looking to develop new therapeutic products, while continually improving and enhancing our existing products and product candidates to address customer demands and emerging trends to develop more effective formulas for our JW-700 product .

We have conducted extensive research and experimentation involving a substantial number of volunteers under the influence of intoxicants. Our findings indicate that the Safety Shot Beverage can reduce a person’s Blood Alcohol Content, as measured by the premier Breathalyzer in the market. The observable enhancements in cognitive abilities among the test subjects have been carefully documented. See “Business-Research and Development”

5

Sales and Marketing

We primarily sell our products through e-commerce websites including Amazon. To drive loyalty, word-of-mouth marketing, and sustainable growth, we invest in customer experience and customer relationship management. Our marketing investments are directed towards driving profitable growth through advertising, public relations, and brand promotion activities, including digital platforms, sponsorships, collaborations, brand activations, and channel marketing. Additionally, we continue to invest in our marketing and brand development efforts by investing capital expenditures on product displays to support our channel marketing via our retail partners. We are currently speaking with Big Box stores with the intention to launch end of the first quarter to early second quarter of 2024.

Manufacturing, Logistics and Fulfillment

We outsource the manufacturing of our products to contract manufacturers, who produce them according to our formulation specifications. Our products are manufactured by contract manufacturers in India and the US. The majority of our products will then be shipped to third-party warehouses and to our corporate offices, which can either transport them to our distributors, retailers, or directly to our customers. Our third-party warehouses are located in the US. We use a limited number of logistics providers to deliver our products to both distributors and retailers, which allows us to lessen order fulfillment time, cut shipping costs, and improve inventory flexibility.

SRM Entertainment

The Company entered into a stock exchange agreement (the “Exchange Agreement”) with SRM Entertainment, Inc. (“SRM”) to govern the separation of SRM and the Company. On May 26, 2023, we amended and restated the Exchange Agreement (the “Amended and Restated Exchange Agreement”) to include additional information regarding the distribution and the separation of SRM and the Company. The separation as set forth in the Amended and Restated Exchange Agreement with the Company closed August 14, 2023. Pursuant to the Amended and Restated Exchange Agreement, on May 31, 2023, SRM issued to the Company 6,500,000 shares of SRM Common Stock (representing 79.3% of SRM’s outstanding shares of Common Stock) in exchange for 2 ordinary shares of SRM Ltd owned by the Company (representing all of the issued and outstanding ordinary shares of SRM) (the “Share Exchange”). On August 14, 2023, SRM consummated its Initial Public Offering (“IPO”), pursuant to which it sold 1,250,000 shares of its common stock at a price of $5.00 per share. In connection with the Share Exchange and SRM’s IPO, the Company distributed 2,000,000 shares of SRM’s common stock to the Company’s stockholders and certain warrant holders (out of the 6.5 million shares issued in May 2023) which occurred on the effective date of the Registration Statement but prior to the closing of the IPO. Following such distribution, the Company owns 4.0 million of the 9,450,000 shares of common stock outstanding and SRM is now a minority owned subsidiary of the Company.

Competitive Strengths

We are committed to driving continuous improvement through innovation. Since our inception, we have made significant investments in research and development and have acquired a substantial portfolio of intellectual property, which continues to grow each year. Our commitment to innovation has allowed us to create unique products that we believe addresses unmet needs in the market, all backed by rigorous clinical research. We believe that our focus on research and development is designed to enable us to stay ahead of the curve and provide our customers with products that are not only effective but also innovative. We take pride in our patent portfolio and the continuous growth we have achieved, as we believe that it showcases our dedication to creating new and unique solutions for our customers. By staying committed to innovation, we are confident in our ability to meet the ever-changing needs of the health and wellness market. We believe that the Safety Shot Beverage stands as a unique product in the dietary supplement beverage market. Nevertheless, our competitive landscape includes many companies involved in the production of health and welfare products, including beverages.

Recent Developments

On January 19, 2023, the Company entered into a Securities Purchase Agreement (the “PIPE Agreement”) with certain purchasers, for the issuance of 8,631,574 common stock warrants (the “PIPE Offering”) at a price of $0.125 per warrant, comprised of two common stock warrants (the “Common Warrants,”), each to purchase up to one share of Common Stock per Common Warrant with an exercise price of $1.00 per share, with (a) 4,315,787 Common Warrants being immediately exercisable for three years following 6 months from the closing of the PIPE Offering, and (b) 4,315,787 Common Warrants being immediately exercisable for five years following 6 months from the closing of the PIPE Offering. Concurrently to the PIPE Agreement, the Company entered into a Securities Purchase Agreement (the “RD Agreement”) with certain purchasers, pursuant to which on January 23, 2023, 4,315,787 shares of common stock, par value $0.001 (the “Common Stock”), at a price of $0.70 per share were issued to the purchasers (the “RD Offering”). The Common Stock was issued pursuant to a Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission (the “Commission”) on September 28, 2022 (File No. 333-267644) and declared effective on November 9, 2022. The aggregate gross proceeds to the Company from both the PIPE Offering and the RD Offering were approximately $4.1 million, with the purchase price of one share, one 3- year warrant and one 5-year warrant as $0.95. The net proceeds were $3,450,675.

6

On March 31, 2023 the Company entered into a Financial Advisory Agreement (“FSA”) with Greentree Financial Group, Inc. to render certain professional services to the Company. In connection with the FSA, the Company issued 500,000 restricted shares of its common stock to Greentree.

On July 10, 2023, the Company entered into an asset purchase agreement (the “Agreement”) with GBB Labs, Inc., a Delaware corporation set up as an acquisition company (“Buyer”), GBB Drink Lab Inc., a Florida corporation (“Seller”), 2V Consulting LLC, a Florida limited liability company, the Jarrett A Boon Revocable Trust Dated October 22, 2014, Gregory D. Blackman, an individual and Brothers Investment 7777, LLC. Pursuant to the Agreement, the Buyer purchased certain assets relating to the Safety Shot Beverage for a consideration comprising of: (a) the sum of Two Hundred Thousand U.S. Dollars (US $200,000) (the “Cash Purchase Price”); and (b) 5,000,000 Common Shares (the “Consideration Shares” and together with the Cash Purchase Price, collectively, the “Purchase Price”). The asset purchase was closed on August 31, 2023.

Intellectual Property

We filed Provisional Patent (CBD Formulations and Uses Thereof: USAN: 62/884,995) on a combination of CBD and Aspartame on August 8, 2019. The patent is to cover any products that contain a combination of CBD and Aspartame. This initially was intended to cover the products under the CaniDermRX Brand. The provisional patent application was converted into a full US patent application (No.: 16/987,941) and PCT application (PCT/US2020/045408I) on August 9, 2020. If issued, the patent will give patent protection until 2040. The Company no longer sells CaniDermRX products.

We filed Provisional Patent (CBD Sunscreen Formulations and Uses Thereof: USAN: 63/005,854) on our CBD-infused sunscreen products on August 6, 2020. The patent is to cover any products under our CaniSun product line that contains CBD. The priority date starts at the time the provisional is converted into a full patent application, which occurred on April 6, 2021. If issued, the patent will give patent protection until 2041. The Company no longer sells CaniSun products.

We filed Provisional Patent (Oroanasal CBD formulations and uses thereof (No.: 63/042,458) on June 22, 2020. This covers the use of CBD products for the treatment of respiratory viruses. We are not advancing these products as they contain CBD.

As of the date hereof, the Company owns five patents, including the patent (US 9,186,350 B2) and patent (US 10,028,991 B2) for the composition of the Safety Shot Beverage used for minimizing the harmful effects associated with alcohol consumption.

Government Regulation

The Safety Shot Beverage:

The production, distribution and sale in the United States of the Safety Shot Beverage is subject to various U.S. federal, state and local regulations, including but not limited to: the Federal Food, Drug and Cosmetic Act (“FD&C Act”); the Occupational Safety and Health Act and various state laws and regulations governing workplace health and safety; various environmental statutes; the Safe Drinking Water and Toxic Enforcement Act of 1986 (“California Proposition 65”); data privacy and personal data protection laws and regulations, including the California Consumer Privacy Act of 2018 (as modified by the California Privacy Rights Act) and a number of other federal, state and local statutes and regulations applicable to the production, transportation, sale, safety, advertising, marketing, labeling, packaging, and ingredients of the Safety Shot Beverage.

We also may in the future be affected by other existing, proposed and potential future regulations or regulatory actions, including those described below, any of which could adversely affect our business, financial condition and results of operations.

Furthermore, legislation and regulation may be introduced in the United States at the federal, state, municipal and supranational level in respect of each of the subject areas discussed below. Public health officials and health advocates are increasingly focused on the public health consequences associated with obesity and alcohol consumption, especially as they may affect children, and are seeking legislative change to reduce the consumption of sweetened and alcohol beverages.

7

We are subject to a number of regulations applicable to the formulation, labeling, packaging, and advertising (including promotional campaigns) of our products. In California, we are subject to California Proposition 65, a law which requires that a specified warning be provided before exposing California consumers to any product that contains in excess of threshold amounts of a substance listed by California as having been found to cause cancer or reproductive toxicity. California Proposition 65 does not require a warning if the manufacturer of a product can demonstrate that the use of the product in question exposes consumers to an average daily quantity of a listed substance that is below that threshold amount, which is determined either by scientific criteria set forth in applicable regulations or via a “safe harbor” threshold that may be established by the state, or the substance is naturally occurring, or is subject to another applicable exception. As of the date of this registration statement, we are not required to put a warning label on our product and our products are perfluoroalkyl and polyfluoroalkyl substances (“PFAS”) free. We are unable to predict whether a component found in our product might be added to the California list in the future. Furthermore, we are also unable to predict when or whether the increasing sensitivity of detection methodology may become applicable under this law and related regulations as they currently exist, or as they may be amended. If we are required to add warning labels to any of our products or place warnings in certain locations where our products are sold, it will be difficult to predict whether, or to what extent, such a warning would have an adverse impact on sales of our products in those locations or elsewhere. In addition, there has been increasing regulatory activity globally regarding constituents in packaging materials, including PFAS. Regardless of whether perceived health consequences of these constituents are justified, such regulatory activity could result in additional government regulations that impact the packaging of our beverages.

In addition, the U.S. Food and Drug Administration (the “FDA”) has regulations with respect to serving size information and nutrition labeling on food and beverage products, including a requirement to disclose the amount of added sugars in such products. Further, the U.S. Department of Agriculture promulgated regulations requiring that, by January 1, 2022, the labels of certain bioengineered foods include a disclosure that the food is bioengineered. These regulations may impact, reduce and/or otherwise affect the purchase and consumption of our products by consumers.

All ingredients in the Safety Shot Beverage are deemed Generally Recognized as Safe (GRAS) and align with FDA standards, permitting their inclusion in supplements. In the event that the FDA or any governmental agency identifies an ingredient or aspect of our product as unsafe, we commit to promptly withdrawing that component in accordance with regulatory directives. From a product and sales perspective, there are no impediments or concerns raised by any governmental agency. It is essential to note that the Safety Shot Beverage is classified as a dietary supplement, exempt from the approval or filing requirements mandated for pharmaceutical drugs by the FDA or other regulatory authorities.

The development of SS-100 concentrate for the treatment of acute alcohol poisoning will require filing an IND with the FDA for a clinical program to demonstrate safety and efficacy, unlike Safety Shot Beverage which does not require FDA approval on grounds of being a dietary supplement product.

The process for obtaining Orphan Drug designation is to submit an application to the FDA that provides data (patient population; uniqueness of product) supporting the application. The FDA will make a determination based on the data and whether it is unique against other drugs in the same category already granted Orphan Drug status.

The development and manufacturing of JW 500, JW 700, and Photocil are subject to various U.S. federal, state and local regulations, including but not limited to: the Federal Food, Drug and Cosmetic Act (“FD&C Act”); the Occupational Safety and Health Act and various state laws and regulations governing workplace health and safety; various environmental statutes. JW 500, and JW700, are cosmetic products and do not require pre-marketing approval but must follow the FDA guidelines on manufacturing. We are fully compliant with these guidelines. Photocil is an OTC product and has received FDA approval for packaging and ingredients.

NoStingz follows the FDA requirements, i.e. manufacturing, labelling and components, for sunscreens.

The laws related to CBD have undergone significant change. From the passage of the Farm Bill to recent proclamations from the FDA the laws and rules related to CBD procucts have changed. As a result of the uncertainty regarding CBD rules, coupled with the reduced demand for CBD products, the Company recently made a decision not to market or sell any further CBD products. We had not generated any significant revenues from the sale of CBD products.

8

Overall, we believe that our sunscreen products comply with the FDA Final Rule for sunscreen products under 21 CFR 352 Sunscreen products for Over-the-Counter Human Use. Therefore, we believe that our sunscreen products fall within the FDA monograph and that FDA premarket approval and testing is not required. Our products have been tested for SPF Evaluation (SPF rating), Critical Wave Length (Broad Spectrum claim) and Water Resistance, each of which is defined within the monograph and labeled accordingly.

Our products are tested each time they are manufactured. NoStingz is manufactured by DCR Labs and is compliant with the FDA’s Current Good Manufacturing Practice (“CGMP”) regulations in accordance with 21 CFR 210/211 (required for Over-the-Counter drug products). DCR Labs has self-imposed health and safety standards to ensure compliance with the FDA’s CGMPs.

However, as a result of uncertainty regarding government regulation, and a declining market for CBD products, the Company is no longer marketing or selling any CBD related products, including our CaniSun sunscreen product.

Employees

As of this prospectus, we had eight full-time employees. We believe our relations with our employees to be good.

Properties

Currently, we do not own any real property. We rent an office space at 1061 E. Indiantown Rd., Ste. 110, Jupiter, FL 33477 for $15,038 per month. The Company entered into the office lease effective July 1, 2021, which has a primary term of the lease of five years with one renewal option for an additional three years.

9

THE OFFERING

Common stock outstanding	46,235,848 shares. (1)

Common stock offered by the Company	12,049,792 shares issuable upon the exercise of outstanding Warrants.

Description of Warrants	The Company Warrants have an exercise price of $1.40 per share, and are exercisable until July 26, 2026. The Underwriter Warrants have an exercise price of $3.50 per share, and are exercisable until July 26, 2026.

Use of proceeds	The gross proceeds if all the warrant holders for which the underlying shares are registered herein, as of the date of this prospectus, exercise their Warrants will be approximately $17,799,274; however, we are unable to predict the timing or amount of potential warrant exercises. All of such proceeds will be used for research and development studies and the patent and legal costs associated thereto, and for general working capital purposes. It is possible that some of the Warrants may expire and never be exercised.

Nasdaq symbols	Our common stock and warrants are listed on the Nasdaq Capital Market under the symbols “SHOT and “SHOTW”.

Risk factors	You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” on page 11 before deciding whether or not to invest in common stock.

(1)	As of February 8, 2024, this number excludes approximately 29,203,736 shares of common stock issuable upon exercise of outstanding warrants and options.

10

RISK FACTORS

An investment in our securities is highly speculative and involves a high degree of risk. In determining whether to purchase the Company’s securities, an investor should carefully consider all of the material risks described below, together with the other information contained in this Prospectus. We cannot assure you that any of the events discussed below will not occur. These events could have a material and adverse impact on our business, financial condition, results of operations and prospects. If that were to happen, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to Our Business

If we are unable to keep up with rapid technological changes, our products may become obsolete.

The market for our products is characterized by significant and rapid change. Although we will continue to expand our product line capabilities in order to remain competitive, research and discoveries by others may make our processes, products or brands less attractive or even obsolete.

Competition could adversely affect our business.

Our industry in general is competitive. It is possible that future competitors could enter our market, thereby causing us to lose market share and revenues. In addition, some of our current or future competitors may have significantly greater financial, technical, marketing and other resources than we do or may have more experience or advantages in the markets in which we will compete that will allow them to offer lower prices or higher quality products. If we do not successfully compete with these competitors, we could fail to develop market share and our future business prospects could be adversely affected.

If we are unable to develop and maintain our brand and reputation for our product offerings, our business and prospects could be materially harmed.

Our business and prospects depend, in part, on developing and then maintaining and strengthening our brand and reputation in the markets we serve. If problems with our products cause our customers to have a negative experience or failure or delay in the delivery of our products to our customers, our brand and reputation could be diminished. If we fail to develop, promote and maintain our brand and reputation successfully, our business and prospects could be materially harmed.

We are subject to government regulation, and unfavorable changes could substantially harm our business and results of operations.

We are subject to general business regulations and laws as well as regulations and laws specifically governing our industries in the U.S. and other countries in which we operate. Uncertainty surrounding existing and future laws and regulations may impede our services and increase the cost of providing such services. These regulations and laws may cover taxation, tariffs, user pricing, distribution, consumer protection and the characteristics and quality of services.

Existing or probable governmental regulations relating to CBD products may harm or prevent our ability to dispose of our CBD related assets.

A majority of state governments in the United States have legalized the growing, production, and use of CBD. However, cannabis remains illegal under federal law. In addition, in July 2017, the United States Drug Enforcement Agency issued a statement that certain CBD extractions fall within the definition of marijuana, and are therefore a Schedule I controlled substance under the Controlled Substances Act of 1970, as amended. Thus, the cannabis industry, including companies which sell products containing CBD, faces very uncertain regulation by the federal government. While the federal government has for several years chosen to not intervene in the cannabis business conducted legally within the states that have legislated such activities, there is, nonetheless, potential that the federal government may at any time choose to begin enforcing its laws against the manufacture, possession, or use of cannabis-based products such as CBD. Similarly, there is the possibility that the federal government may enact legislation or rules that authorize the manufacturing, possession or use of those products under specific guidelines. Local, state and federal cannabis laws and regulations are broad in scope and subject to evolving interpretations. In the event the federal government was to tighten its regulation of the industry, we would likely suffer a material adverse effect on our business, including substantial losses. We have recently ceased the marketing and sale of CBD products. These regulations could negatively affect our ability to dispose of our CBD related assets.

11

We depend heavily on key personnel, and turnover of key senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our senior management personnel. If we lose their services or if they fail to perform in their current positions, or if we are not able to attract and retain skilled personnel as needed, our business could suffer. Significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team. We depend on the skills and abilities of these key personnel in managing the product acquisition, marketing and sales aspects of our business, any part of which could be harmed by turnover in the future. We may not have written employment agreements with all of our senior management. We do not have any key person insurance.

Our products may not meet health and safety standards or could become contaminated.

We do not have control over all of the third parties involved in the manufacturing of our products and their compliance with government health and safety standards. Even if our products meet these standards, they could otherwise become contaminated. A failure to meet these standards or contamination could occur in our operations or those of our manufacturers, distributors or suppliers. This could result in expensive production interruptions, recalls and liability claims. Moreover, negative publicity could be generated from false, unfounded or nominal liability claims or limited recalls. Any of these failures or occurrences could negatively affect our business and financial performance.

The sale of our products involves product liability and related risks that could expose us to significant insurance and loss expenses.

We face an inherent risk of exposure to product liability claims if the use of our products results in, or is believed to have resulted in, illness or injury. Our products contain combinations of ingredients, and there is little long-term experience with the effect of these combinations. In addition, interactions of these products with other products, prescription medicines and over-the-counter treatments have not been fully explored or understood and may have unintended consequences.

12

Any product liability claim may increase our costs and adversely affect our revenue and operating income. Moreover, liability claims arising from a serious adverse event may increase our costs through higher insurance premiums and deductibles and may make it more difficult to secure adequate insurance coverage in the future. In addition, our product liability insurance may fail to cover future product liability claims, which, if adversely determined, could subject us to substantial monetary damages.

The success of our business will depend upon our ability to create and expand our brand awareness.

The markets we compete in, including the wellness drink market, sexual wellness and hair growth markets we intend to compete in, are highly competitive, with many well-known brands leading the industry. Our ability to compete effectively and generate revenue will be based upon our ability to create and expand awareness of our products distinct from those of our competitors. It is imperative that we are able to convey to consumers the benefits of our products. However, advertising and packaging and labeling of such products will be limited by various regulations. Our success will be dependent upon our ability to convey to consumers that our products are superior to those of our competitors.

We must develop and introduce new products to succeed.

Our industry is subject to rapid change. New products are constantly introduced to the market. Our ability to remain competitive depends in part on our ability to enhance existing products, to develop and manufacture new products in a timely and cost-effective manner, to accurately predict market transitions, and to effectively market our products. Our future financial results will depend to a great extent on the successful introduction of several new products. We cannot be certain that we will be successful in selecting, developing, manufacturing and marketing new products or in enhancing existing products.

The success of new product introductions depends on various factors, including, without limitation, the following:

●	Successful sales and marketing efforts;

●	Timely delivery of new products;

●	Availability of raw materials;

●	Pricing of raw materials;

●	Regulatory allowance of the products; and

●	Customer acceptance of new products

13

Adverse publicity associated with our products or ingredients, or those of similar companies, could adversely affect our sales and revenue.

Adverse publicity concerning any actual or purported failure by us to comply with applicable laws and regulations regarding any aspect of our business could have an adverse effect on the public perception of us. This, in turn, could negatively affect our ability to obtain financing, endorsers and attract distributors or retailers for our products, which would have a material adverse effect on our ability to generate sales and revenue.

Our distributors’ and customers’ perception of the safety and quality of our products or even similar products distributed by others can be significantly influenced by national media attention, publicized scientific research or findings, product liability claims and other publicity concerning our products or similar products distributed by others. Adverse publicity, whether or not accurate, that associates consumption of our products or any similar products with illness or other adverse effects, will likely diminish the public’s perception of our products. Claims that any products are ineffective, inappropriately labeled or have inaccurate instructions as to their use, could have a material adverse effect on the market demand for our products, including reducing our sales and revenue.

We do not have and may never have any products on the market that have been approved for the treatment of disease. Our business is highly dependent upon receiving approvals from various U.S. and international governmental agencies and may be severely harmed if we are not granted approval to manufacture and sell our product candidates.

In order for us to commercialize a product for the treatment of any disease, we must obtain regulatory approvals of such treatment for that indication. Satisfying regulatory requirements is an expensive process that typically takes many years and involves compliance with requirements covering research and development, testing, manufacturing, quality control, labeling, and promotion of drugs for human use. To obtain necessary regulatory approvals, we must, among other requirements, complete clinical trials demonstrating that our products are safe and effective for a particular indication. There can be no assurance that our products will prove to be safe and effective, that our clinical trials will demonstrate the necessary safety and effectiveness of our product candidates, or that we will succeed in obtaining regulatory approval for any treatment we develop even if such safety and effectiveness are demonstrated.

Any delays or difficulties we encounter in our clinical trials may delay or preclude regulatory approval from the FDA or from international regulatory organizations. Any delay or preclusion of regulatory approval would be expected to delay or preclude the commercialization of our products. Examples of delays or difficulties that we may encounter in our clinical trials include without limitation the following:

●	Clinical trials may not yield sufficiently conclusive results for regulatory agencies to approve the use of our products;

●	Our products may fail to be more effective than current therapies, or to be effective at all;

●	We may discover that our products have adverse side effects, which could cause our products to be delayed or precluded from receiving regulatory approval or otherwise expose us to significant commercial and legal risks;

●	It may take longer than expected to determine whether or not a treatment is effective;

●	Patients involved in our clinical trials may suffer severe adverse side effects even up to death, whether as a result of treatment with our products, the withholding of such treatment, or other reasons (whether within or outside of our control);

14

●	We may fail to be able to enroll a sufficient number of patients in our clinical trials;

●	Patients enrolled in our clinical trials may not have the characteristics necessary to obtain regulatory approval for a particular indication or patient population;

●	We may be unable to produce sufficient quantities of product to complete the clinical trials;

●	Even if we are successful in our clinical trials, any required governmental approvals may still not be obtained or, if obtained, may not be maintained;

●	If approval for commercialization is granted, it is possible the authorized use will be more limited than is necessary for commercial success, or that approval may be conditioned on completion of further clinical trials or other activities, which will cause a substantial increase in costs and which we might not succeed in performing or completing; and

●	If granted, approval may be withdrawn or limited if problems with our products emerge or are suggested by the data arising from their use or if there is a change in law or regulation.

Any success we may achieve at a given stage of our clinical trials does not guarantee that we will achieve success at any subsequent stage, including without limitation final FDA approval.

We may encounter delays or rejections in the regulatory approval process because of additional government regulation resulting from future legislation or administrative action, or from changes in the policies of the FDA or other regulatory bodies during the period of product development, clinical trials, or regulatory review. Failure to comply with applicable regulatory requirements may result in criminal prosecution, civil penalties, recall or seizure of products, total or partial suspension of production, or an injunction preventing certain activity, as well as other regulatory action against our product candidates or us. We have no experience in successfully obtaining regulatory approval for a product and thus may be poorly equipped to gauge, and may prove unable to manage, risks relating to obtaining such approval.

Outside the U.S., our ability to market a product is contingent upon receiving clearances from appropriate non-U.S. regulatory authorities. Non-U.S. regulatory approval typically includes all of the risks associated with FDA clearance discussed above as well as geopolitical uncertainties and the additional uncertainties and potential prejudices faced by U.S. pharmaceutical companies conducting business abroad. In certain cases, pricing restrictions and practices can make achieving even limited profitability very difficult.

We have limited experience in completing regulatory filings and any delays in regulatory filings could materially affect our financial condition.

We are currently initiating clinical trials of our hair growth and skin care product candidates. We have not, however, demonstrated the ability to obtain marketing approvals, manufacture product candidates at a commercial scale, or conduct sales and marketing activities necessary for the successful commercialization of a product. Consequently, we have no historical basis as a company by which one can evaluate or predict reliably our future success or viability.

Additionally, while our team has experience at prior companies with regulatory filings, we have limited experience with regulatory filings with agencies such as the FDA or the European Medicines Agency, or EMA, and will rely on third-party expertise for this. Any delay in our regulatory filings for our product candidates, and any adverse development or perceived adverse development with respect to the applicable regulatory authority’s review of such filings, including, without limitation, the FDA’s issuance of a “refuse to file” letter or a request for additional information, could materially affect our financial condition.

15

If serious adverse or undesirable side effects are identified during the development of our product candidates, we may abandon or limit our development or commercialization of such product candidates.

If our product candidates are associated with undesirable side effects or have unexpected characteristics, we may need to abandon their development or limit development to certain uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective.

If we elect or are forced to suspend or terminate any clinical trial with one of our product candidates, the commercial prospects of such product candidate will be harmed, and our ability to generate revenue from such product candidate will be delayed or eliminated. Any of these occurrences may harm our business, financial condition and prospects significantly.

If we experience delays or difficulties in the enrollment of subjects to our clinical trials, our receipt of necessary regulatory approvals could be delayed or prevented, which could materially affect our financial condition.

Identifying, screening and enrolling patients to participate in clinical trials of our product candidates is critical to our success, and we may not be able to identify, recruit, enroll and dose a sufficient number of patients with the required or desired characteristics to complete our clinical trials in a timely manner. The timing of our clinical trials depends on our ability to recruit patients to participate as well as to subsequently dose these patients and complete required follow-up periods.

In addition, we may experience enrollment delays related to increased or unforeseen regulatory, legal and logistical requirements at certain clinical trial sites. These delays could be caused by reviews by regulatory authorities and contractual discussions with individual clinical trial sites. Any delays in enrolling and/or dosing patients in our planned clinical trials could result in increased costs, delays in advancing our product candidates, delays in testing the effectiveness of our product candidates or in termination of the clinical trials altogether.

16

Patient enrollment may be affected if our competitors have ongoing clinical trials with products for the same indications as our product candidates, and patients who would otherwise be eligible for our clinical trials instead enroll in our competitors’ clinical trials. Patient enrollment may also be affected by other factors, including:

●	coordination with clinical research organizations to enroll and administer the clinical trials;

●	coordination and recruitment of collaborators and investigators at individual sites;

●	size of the patient population and process for identifying patients;

●	design of the clinical trial protocol;

●	eligibility and exclusion criteria;

●	perceived risks and benefits of the product candidates under study;

●	availability of competing commercially available therapies and other competing products’ clinical trials;

●	time of year in which the trials are initiated or conducted;

●	severity of the diseases under investigation;

●	ability to obtain and maintain subject consents;

●	ability to enroll and treat patients in a timely manner;

●	risk that enrolled subjects will drop out before completion of the trials;

●	proximity and availability of clinical trial sites for prospective patients;

●	ability to monitor subjects adequately during and after treatment; and

●	patient referral practices of physicians.

Our inability to enroll a sufficient number of patients for clinical trials would result in significant delays and could require us to abandon one or more clinical trials altogether. Enrollment delays in these clinical trials may result in increased development costs for our product candidates, which could materially affect our financial condition.

If we or our licensees, development collaborators, or suppliers are unable to manufacture our products in sufficient quantities or at defined quality specifications, or are unable to obtain regulatory approvals for the manufacturing facility, we may be unable to develop or meet demand for our products and lose time to market and potential revenues.

Commercialization of our product candidates require access to, or development of, facilities to manufacture a sufficient supply of our product candidates. We intend to utilize third parties to manufacture NoStingz, Photocil, the Safety Shot Beverage and JW-700.

In the future we may become unable, for various reasons, to rely on our sources for the manufacture of our product candidates, either for clinical trials or, at some future date, for commercial distribution. We may not be successful in identifying additional or replacement third-party manufacturers, or in negotiating acceptable terms with any we do identify. We may face competition for access to these manufacturers’ facilities and may be subject to manufacturing delays if the manufacturers give other clients higher priority than they give to us. Even if we are able to identify an additional or replacement third-party manufacturer, the delays and costs associated with establishing and maintaining a relationship with such manufacturer may have a material adverse effect on us.

17

Before we can begin to commercially manufacture a drug product candidate, we must obtain regulatory approval of the manufacturing facility and process. Manufacturing of drugs for clinical and commercial purposes must comply with current Good Manufacturing Practices requirements, commonly known as “cGMP.” The cGMP requirements govern quality control and documentation policies and procedures. Complying with cGMP and non-U.S. regulatory requirements will require that we expend time, money, and effort in production, recordkeeping, and quality control to ensure that the product meets applicable specifications and other requirements. We, or our contracted manufacturing facility, must also pass a pre-approval inspection prior to FDA approval. Failure to pass a pre-approval inspection may significantly delay or prevent FDA approval of our products. If we fail to comply with these requirements, we would be subject to possible regulatory action and may be limited in the jurisdictions in which we are permitted to sell our products and will lose time to market and potential revenues.

It is uncertain whether product liability insurance will be adequate to address product liability claims, or that insurance against such claims will be affordable or available on acceptable terms in the future.

Clinical research involves the testing of new drugs on human volunteers pursuant to a clinical trial protocol. Such testing involves a risk of liability for personal injury to or death of patients due to, among other causes, adverse side effects, improper administration of the new drug, or improper volunteer behavior. Claims may arise from patients, clinical trial volunteers, consumers, physicians, hospitals, companies, institutions, researchers, or others using, selling, or buying our products, as well as from governmental bodies. In addition, product liability and related risks are likely to increase over time, in particular upon the commercialization or marketing of any products by us or parties with which we enter into development, marketing, or distribution collaborations. Although we are contracting for general liability insurance in connection with our ongoing business, there can be no assurance that the amount and scope of such insurance coverage will be appropriate and sufficient in the event any claims arise, that we will be able to secure additional coverage should we attempt to do so, or that our insurers would not contest or refuse any attempt by us to collect on such insurance policies. Furthermore, there can be no assurance that suitable product liability insurance (at the clinical stage and/or commercial stage) will continue to be available on terms acceptable to us or at all, or that, if obtained, the insurance coverage will be appropriate and sufficient to cover any potential claims or liabilities.

If we are unable to establish relationships with licensees or collaborators to carry out sales, marketing, and distribution functions or to create effective marketing, sales, and distribution capabilities, we will be unable to market our products successfully.

Our business strategy may include out-licensing product candidates to or collaborating with larger firms with experience in marketing and selling pharmaceutical products. There can be no assurance that we will successfully be able to establish marketing, sales, or distribution relationships with any third-party, that such relationships, if established, will be successful, or that we will be successful in gaining market acceptance for any products we might develop. To the extent that we enter into any marketing, sales, or distribution arrangements with third parties, our product revenues per unit sold are expected to be lower than if we marketed, sold, and distributed our products directly, and any revenues we receive will depend upon the efforts of such third parties.

18

If we are unable to establish such third-party marketing and sales relationships, or choose not to do so, we would have to establish in-house marketing and sales capabilities. To market any products directly, we would have to establish a marketing, sales, and distribution force that has technical expertise and could support a distribution capability. Competition in the biopharmaceutical industry for technically proficient marketing, sales, and distribution personnel is intense and attracting and retaining such personnel may significantly increase our costs. There can be no assurance that we will be able to establish internal marketing, sales, or distribution capabilities or that these capabilities will be sufficient to meet our needs.

Commercial success of our non-OTC product candidates will depend on the acceptance of these products by physicians, payers, and patients.

Any non-OTC product candidate that we may develop, such as our current JW-500 product line, may not gain market acceptance among physicians and patients. Market acceptance of and demand for any non-OTC product that we may develop will depend on many factors, including without limitation:

●	Comparative superiority of the effectiveness and safety in the treatment of the disease indication compared to alternative treatments;

●	Less prevalence and severity of adverse side effects;

●	Potential advantages over alternative treatments;

●	Cost effectiveness;

●	Convenience and ease of administration;

●	Sufficient third-party coverage and/or reimbursement;

●	Strength of sales, marketing and distribution support; and

●	Our ability to provide acceptable evidence of safety and efficacy.

If any non-OTC product candidate developed by us receives regulatory approval but does not achieve an adequate level of market acceptance by physicians, payers, and patients, we may generate insufficient, little, or no product revenue and may not become profitable.

In addition, pandemics, including the novel coronavirus, COVID-19, could decrease consumer spending and adversely affect demand for our products.

Our non-OTC products may not be accepted for reimbursement or properly reimbursed by third-party payers.

The successful commercialization of any non-OTC products we might develop will depend substantially on whether the costs of our non-OTC products and related treatments are reimbursed at acceptable levels by government authorities, private healthcare insurers, and other third-party payers, such as health maintenance organizations. Reimbursement rates may vary, depending upon the third-party payer, the type of insurance plan, and other similar or dissimilar factors. If our non-OTC products do not achieve adequate reimbursement, then the number of physician prescriptions of our products may not be sufficient to make our non-OTC products profitable.

Comparative effectiveness research demonstrating benefits of a competitor’s non-OTC product could adversely affect the sales of our non-OTC product candidates. If third-party payers do not consider our products to be cost-effective compared to other available therapies, they may not cover our products as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow us to sell our non-OTC products on a profitable basis.

Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in the product development of that non-OTC product. In addition, in the U.S. there is a growing emphasis on comparative effectiveness research, both by private payers and by government agencies. To the extent other drugs or therapies are found to be more effective than our non-OTC products, payers may elect to cover such therapies in lieu of our products or reimburse our non-OTC products at a lower rate.

19

The effects of economic and political pressure to lower pharmaceutical prices are a major threat to the economic viability of new research-based pharmaceutical products, and any development along these lines could materially and adversely affect our prospects.

Emphasis on managed care in the U.S. has increased and we expect this will continue to increase the pressure on pharmaceutical pricing. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

Any development along these lines could materially and adversely affect our prospects. We are unable to predict what legislative or regulatory changes relating to the healthcare industry, including without limitation any changes affecting governmental and/or private or third-party coverage and reimbursement, may be enacted in the future, or what effect such legislative or regulatory changes would have on our business.

If we obtain FDA approval for any of our product candidates, we will be subject to various federal and state fraud and abuse laws; these laws may impact, among other things, our proposed sales, marketing and education programs. Fraud and abuse laws are expected to increase in breadth and in detail, which will likely increase our operating costs and the complexity of our programs to ensure compliance with such enhanced laws.

If we obtain FDA approval for any of our product candidates and begin commercializing those products in the U.S., our operations may be directly, or indirectly through our customers, distributors, or other business partners, subject to various federal and state fraud and abuse laws, including, without limitation, anti-kickback statutes and false claims statutes which may increase our operating costs. These laws may impact, among other things, our proposed sales, marketing and education programs.

If our operations are found to be in violation of any of the federal and state fraud and abuse laws or any other governmental regulations that apply to us, we may be subject to criminal actions and significant civil monetary penalties, which would adversely affect our ability to operate our business and our results of operations.

If our operations are found to be in violation of any of the federal and state fraud and abuse laws, including, without limitation, anti-kickback statutes and false claims statutes or any other governmental regulations that apply to us, we may be subject to penalties, including criminal and significant civil monetary penalties, damages, fines, imprisonment, exclusion from participation in government healthcare programs, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations. To the extent that any of our product candidates are ultimately sold in a foreign country, we may be subject to similar foreign laws and regulations, which may include, for instance, applicable post-marketing requirements, including safety surveillance, anti-fraud and abuse laws, and implementation of corporate compliance programs and reporting of payments or transfers of value to healthcare professionals.

We face business disruption and related risks resulting from the recent pandemic of COVID-19, which could have, and has had, a material adverse effect on our business plan.

Our supply chain and the development of our product candidates, including that of our subsidiaries, could be, and have been, disrupted and materially adversely affected by the recent outbreak of COVID-19. As a result of measures imposed by the governments in affected regions, businesses and schools have been suspended due to quarantines intended to contain this outbreak. We are still assessing our business plans and the impact COVID-19 may have on our supply chain and ability to conduct our clinical trials, but there can be no assurance that this analysis will enable us to avoid part or all of any impact from the spread of COVID-19 or its consequences, including downturns in business sentiment generally. The extent to which the COVID-19 pandemic and global efforts to contain its spread will impact our operations will depend on future developments, which are highly uncertain and cannot be predicted at this time, and include the duration, severity and scope of the pandemic and the actions taken to contain or treat the COVID-19 pandemic. Our subsidiary SRM, was materially adversely affected by COVID-19 and its impact on the amusement park industry. SRM’s sales to amusement parks materially decreased during 2021 and 2020. SRM’s revenue for the fiscal year ended December 31, 2019 was $7,046,073 and were reduced to $2,958,199 for the fiscal year ended December 31, 2020 and further reduced to $2,665,827 for the year ended December 31, 2021, which was a result of the closing of amusement and theme parks in 2020 as a result of the COVID-19 pandemic. We generated $6,196,743 in revenues for the year ended December 31, 2022 compared to $2,876,273 revenues for the year ended December 31, 2021. We generated $4,556,905 in revenues for the nine months ended September 30, 2023 compared to $5,199,807 revenues in the nine months ended September 30, 2022.   In 2022, the Company began having more nominal-like operations.

20

Natural disasters and other events beyond our control could materially adversely affect us.

Natural disasters or other catastrophic events may cause damage or disruption to our operations, international commerce and the global economy, and thus could have a strong negative effect on us. Our business operations are subject to interruption by natural disasters, fire, power shortages, pandemics and other events beyond our control. Such events could make it difficult or impossible for us to deliver our services to our customers and could decrease demand for our services. The World Health Organization declared the COVID-19 outbreak a pandemic. The extent of the impact of COVID-19 on our operational and financial performance will depend on certain developments, including the duration and spread of the outbreak, the impact on our customers and employees, all of which are uncertain and cannot be predicted. At this point, the overall extent to which COVID-19 may impact our financial condition or results of operations is uncertain.

We have a limited operating history upon which investors can evaluate our future prospects.

We have a limited operating history upon which an evaluation of its business plan or performance and prospects can be made. The business and prospects of the Company must be considered in the light of the potential problems, delays, uncertainties and complications encountered in connection with a newly established business and new industry. The risks include, but are not limited to, the possibility that we will not be able to develop functional and scalable products and services, or that although functional and scalable, our products and services will not be economical to market; that our competitors hold proprietary rights that preclude us from marketing such products; that our competitors market a superior or equivalent product; that we are not able to upgrade and enhance our technologies and products to accommodate new features and expanded service offerings; or the failure to receive necessary regulatory clearances for our products. To successfully introduce and market our products at a profit, we must establish brand name recognition and competitive advantages for our products. There are no assurances that we can successfully address these challenges. If it is unsuccessful, we and our business, financial condition and operating results could be materially and adversely affected.

The current and future expense levels are based largely on estimates of planned operations and future revenues rather than experience. It is difficult to accurately forecast future revenues because our business is new and our market has not been developed. If our forecasts prove incorrect, the business, operating results and financial condition of the Company may be materially and adversely affected. Moreover, we may be unable to adjust our spending in a timely manner to compensate for any unanticipated reduction in revenues. As a result, any significant reduction in revenues may immediately and adversely affect our business, financial condition and operating results.

We may not meet our product development and commercialization milestones.

We have established milestones, based upon our expectations regarding our technologies at that time, which we use to assess our progress toward developing our products. These milestones relate to technology and design improvements as well as dates for achieving development goals. If our products exhibit technical defects or are unable to meet cost or performance goals, our commercialization schedule could be delayed and potential purchasers of our initial commercial products may decline to purchase such products or may opt to pursue alternative products.

We may also experience shortages equipment due to manufacturing difficulties. Multiple suppliers provide the components used in manufacturing our products. Our manufacturing operations could be disrupted by fire, earthquake or other natural disaster, a labor-related disruption, failure in supply or other logistical channels, electrical outages or other reasons. If there were a disruption to manufacturing facilities, we would be unable to manufacture until we have restored and re-qualified our manufacturing capability or developed alternative manufacturing facilities.

21

Our operations in international markets involve inherent risks that we may not be able to control.

Our business plan includes the marketing and sale of our proposed products in international markets. Accordingly, our results could be materially and adversely affected by a variety of uncontrollable and changing factors relating to international business operations, including:

●	Macroeconomic conditions adversely affecting geographies where we intend to do business;

●	Foreign currency exchange rates;

●	Political or social unrest or economic instability in a specific country or region;

●	Higher costs of doing business in foreign countries;

●	Infringement claims on foreign patents, copyrights or trademark rights;

●	Difficulties in staffing and managing operations across disparate geographic areas;

●	Difficulties associated with enforcing agreements and intellectual property rights through foreign legal systems;

●	Trade protection measures and other regulatory requirements, which affect our ability to import or export our products from or to various countries;

●	Adverse tax consequences;

●	Unexpected changes in legal and regulatory requirements;

●	Military conflict, terrorist activities, natural disasters and medical epidemics; and

●	Our ability to recruit and retain channel partners in foreign jurisdictions.

Risk Related to SRM Spin-Off

We may be unable to achieve some or all of the expected benefits of the Spin-Off, and the Spin-Off may adversely affect our business.

Although we believe that separating SRM into a stand-alone, publicly traded company (the “Spin-off”) provided financial, operational and other benefits to us and our stockholders, we cannot provide assurance that we will achieve the full strategic and financial benefits expected from the Spin-Off. The Spin-off resulted in us being a smaller, less diversified company, making us more vulnerable to changing market and economic conditions. Our business is now more concentrated in health and wellness products, and we have greater exposure to legal, regulatory, political and other risks relating to the health and wellness industry. In addition, as a smaller company, our ability to absorb costs may be negatively impacted, and we may be unable to obtain financing, insurance, goods or services at prices or on terms that are as favorable as those obtained by us prior to the Spin-off. Any of these factors could have a material adverse effect on our business, financial condition, results of operations, cash flows, business prospects and the trading price of our common stock.

22

Our ability to meet our capital needs may be harmed by the loss of revenue from SRM.

The Spin-off resulted in the Company’s equity interest in SRM being reduced to approximately 45% and the Company is no longer able to consolidate the operations of SRM and the Company in its financial statements. This will result in a significant reduction of the Company’s revenues as approximately 98% of the Company’s revenues in the year ended December 31, 2022 were derived from the SRM business. The loss of revenue from SRM could harm our ability to meet our capital needs. After the spin-off, we expect to obtain any additional funds needed in excess of the amounts generated by our operating activities through the capital markets or bank financing, and not from revenue derived by SRM. Further, we cannot guarantee you that we will be able to obtain capital market financing or credit on favorable terms, or at all, in the future. We cannot assure you that our ability to meet our capital needs will not be harmed by the loss of revenue from SRM.

Risks Related to our Financial Position and Capital Needs

Our accountant has indicated doubt about our ability to continue as a going concern.

As of September 30, 2023 and December 31, 2022 and 2021, the Company had accumulated deficits of $60,003,740, $50,597,674 and $35,374,646, respectively, and losses from continuing operations of $9,144,538 for the nine months ended September 30, 2023 and $15,567,200 and $27,993,264 for the years ended December 31, 2022 and 2021. The Company has incurred and expects to continue to incur significant costs in pursuit of its expansion and development plans. These conditions raise doubt about the Company’s ability to continue as a going concern and accordingly our auditors have included a going concern opinion in our annual report.

In connection with certain public and private offerings (the “Financing”), the Company offered warrants as part of the Financing packages. During the three months ended September 30, 2023, the Warrant Holders exercised a total of 3,579,084 warrants for shares of common stock for a total exercise price of $3,335,774 ($0.932 per share). Subsequent to September 30, 2023, the Warrant Holders have exercised 7,157,148 warrants for approximately $6,670,462. As of December 12, 2023, the Company has 15,969,134 warrants outstanding at an average exercise price of $1.92, of which approximately 12m have an exercise price of $1.40. The Company expects, although there can be no assurance, that a majority of the outstanding warrants will be exercised in the near future.

In addition to the unexercised warrants, the Company also holds 1,200,821 shares of Chijet Motor Company, Inc. (Nasdaq: CJET) valued at $0.42 per share (as of February 8, 2024). These shares are considered trading shares and are held as marketable securities on the balance sheet. The Company also holds 4,000,000 shares of SRM Entertainment, Inc. (Nasdaq: SRM) valued at $1.59 per share (as of February 8, 2024) and are held as investment in affiliate and are accounted for using the Equity Method. These shares are not covered by an effective registration statement but may be sold subject to Rule 144.

At September 30, 2023, the Company had $4,387,797 in cash and in management’s opinion the Company currently has sufficient resources to carry it through 2024. However, the Company recognizes that it may need to raise additional capital in order to continue to execute its business plan in the future. There is no assurance that the Warrant Holders will exercise their warrants or additional financing will be available if needed or that the Company will be able to obtain financing on terms acceptable to it or whether the Company will become profitable and generate positive operating cash flow. If the Company is unable to obtain revenue producing contracts or financing or if the revenue or financing it does obtain is insufficient to cover any operating losses it may incur, it may be forced to substantially curtail its operations or seek other business opportunities through strategic alliances, acquisitions or other arrangements that may dilute the interests of existing stockholders.

Raising additional capital may cause dilution to our existing stockholders, restrict our operations or require us to relinquish rights to our technologies or other assets.

We may seek additional capital through a combination of private and public equity offerings, debt financings, strategic partnerships and alliances and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, existing ownership interests will be diluted and the terms of such financings may include liquidation or other preferences that adversely affect the rights of existing stockholders. Debt financings may be coupled with an equity component, such as warrants to purchase shares, which could also result in dilution of our existing stockholders’ ownership. The incurrence of indebtedness would result in increased fixed payment obligations and could also result in certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business and may result in liens being placed on our assets and intellectual property. If we were to default on such indebtedness, we could lose such assets and intellectual property.

Our potential for rapid growth and our entry into new markets make it difficult for us to evaluate our current and future business prospects, and we may be unable to effectively manage any growth associated with these new markets, which may increase the risk of your investment and could harm our business, financial condition, results of operations and cash flow.

Our proliferation into new markets may place a significant strain on our resources and increase demands on our executive management, personnel and systems, and our operational, administrative and financial resources may be inadequate. We may also not be able to effectively manage any expanded operations, or achieve planned growth on a timely or profitable basis, particularly if the number of customers using our technology significantly increases or their demands and needs change as our business expands. If we are unable to manage expanded operations effectively, we may experience operating inefficiencies, the quality of our products and services could deteriorate, and our business and results of operations could be materially adversely affected.

23

Changes in tax laws and unanticipated tax liabilities could adversely affect our effective income tax rate and ability to achieve profitability.

Our effective income tax rate in the future could be adversely affected by a number of factors including changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities and changes in tax laws. We regularly assess all of these matters to determine the adequacy of our tax provision which is subject to discretion. If our assessments are incorrect, it could have an adverse effect on our business and financial condition. There can be no assurance that income tax laws and administrative policies with respect to the income tax consequences generally applicable to us or to our subsidiaries will not be changed in a manner which adversely affects our shareholders.

Risks Related to our Intellectual Property

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights.

A third party may sue us or one of our strategic collaborators for infringing its intellectual property rights. Likewise, we may need to resort to litigation to enforce licensed rights or to determine the scope and validity of third-party intellectual property rights.

The cost to us of any litigation or other proceeding relating to intellectual property rights, even if resolved in our favor, could be substantial, and the litigation would divert our efforts. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. If we do not prevail in this type of litigation, we or our strategic collaborators may be required to pay monetary damages; stop commercial activities relating to the affected products or services; obtain a license in order to continue manufacturing or marketing the affected products or services; or attempt to compete in the market with a substantially similar product.

Uncertainties resulting from the initiation and continuation of any litigation could limit our ability to continue some of our operations. In addition, a court may require that we pay expenses or damages, and litigation could disrupt our commercial activities.

Any inability to protect our intellectual property rights could reduce the value of our products and brands, which could adversely affect our financial condition, results of operations and business.

Our business is partly dependent upon our trademarks, trade secrets, copyrights and other intellectual property rights. Effective intellectual property rights protection, however, may not be available under the laws of every country in which we and our sub-licensees may operate. There is a risk of certain valuable trade secrets, beyond what is described publicly in patents, being exposed to potential infringers. Regardless of our technology being protected by patents or otherwise, there is a risk that other companies may employ the technology without authorization and without recompensing us.

The efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. In addition, protecting our intellectual property rights is costly and time consuming. There is a risk that we may have insufficient resources to counter adequately such infringements through negotiation or the use of legal remedies. It may not be practicable or cost effective for us to fully protect our intellectual property rights in some countries or jurisdictions. If we are unable to successfully identify and stop unauthorized use of our intellectual property, we could lose potential revenue and experience increased operational and enforcement costs, which could adversely affect our financial condition, results of operations and business.

24

The intellectual property behind our products may include unpublished know-how as well as existing and pending intellectual property protection. All intellectual property protection eventually expires, and unpublished know-how is dependent on key individuals.

The commercialization of our licensed products is partially dependent upon know-how and trade secrets held by certain individuals working with and for us. Because the expertise runs deep in these few individuals, if something were to happen to any or all of them, the ability to properly manufacture our products without compromising quality and performance could be diminished greatly.

Knowledge published in the form of any future intellectual property has finite protection, as all patents and trademarks have a limited life and an expiration date. While continuous efforts will be made to apply for patents and trademarks if appropriate, there is no guarantee that additional patents or trademarks will be granted. The expiration of patents and trademarks relating to our products may hinder our ability to sub-license or sell our products for a long period of time without the development of a more complex licensing strategy.

If we are not able to adequately protect our intellectual property, then we may not be able to compete effectively, and we may not be profitable.

Our existing proprietary rights may not afford remedies and protections necessary to prevent infringement, reformulation, theft, misappropriation and other improper use of our products by competitors. We own the formulations contained in our products and we consider these product formulations to be our critical proprietary property, which must be protected from competitors. Although trade secret, trademark, copyright and patent laws generally provide a certain level of protection, and we attempt to protect ourselves through contracts with manufacturers of our products, we may not be successful in enforcing our rights. In addition, enforcement of our proprietary rights may require lengthy and expensive litigation. We have attempted to protect some of the trade names and trademarks used for our products by registering them with the U.S. Patent and Trademark Office, but we must rely on common law trademark rights to protect our unregistered trademarks. Common law trademark rights do not provide the same remedies as are granted to federally registered trademarks, and the rights of a common law trademark are limited to the geographic area in which the trademark is actually used. Our inability to protect our intellectual property could have a material adverse impact on our ability to compete and could make it difficult for us to achieve a profit.

Risks Related to Our Securities and Other Risks

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company” as defined in the JOBS Act, and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We cannot predict whether investors will find our common stock less attractive if we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

The requirements of being a public company may strain our resources and distract our management, which could make it difficult to manage our business, particularly after we are no longer an “emerging growth company.”

We are required to comply with various regulatory and reporting requirements, including those required by the SEC. Complying with these reporting and other regulatory requirements is time-consuming and results in increased costs to us and could have a negative effect on our results of operations, financial condition or business.

25

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) and the requirements of the Sarbanes-Oxley Act. These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting. To maintain and improve the effectiveness of our disclosure controls and procedures, we will need to commit significant resources, hire additional staff and provide additional management oversight. We will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. Sustaining our growth also will require us to commit additional management, operational and financial resources to identify new professionals to join our firm and to maintain appropriate operational and financial systems to adequately support expansion. These activities may divert management’s attention from other business concerns, which could have a material adverse effect on our results of operations, financial condition or business.

As an “emerging growth company” as defined in the JOBS Act, we intend to take advantage of certain temporary exemptions from various reporting requirements including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We may also delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies, as permitted by the JOBS Act.

We have broad discretion in the use of the net proceeds from any offerings and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from any offerings and may spend or invest these proceeds in a way with which our stockholders disagree. The failure by our management to apply these funds effectively could harm our business and financial condition. Pending their use, we may invest the net proceeds from any offering in a manner that does not produce income or that loses value.

Our management has limited experience in managing the day-to-day operations of a public company and, as a result, we may incur additional expenses associated with the management of our Company.

We only became a public company in October 2020. The management team is responsible for the operations and reporting of the Company. The requirements of operating as a public company are many and sometimes difficult to navigate. This may require us to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be more costly than planned. If we lack cash resources to cover these costs of being a public company in the future, our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our potential results of operations, cash flow and financial condition after we commence operations.

Compliance with changing corporate governance regulations and public disclosures may result in additional risks and exposures.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and new regulations from the SEC, have created uncertainty for public companies such as ours. These laws, regulations, and standards are subject to varying interpretations in many cases, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. As a result, our efforts to comply with evolving laws, regulations, and standards have resulted in, and are likely to continue to result in, increased expense and significant management time and attention.

Certain of our stockholders hold a significant percentage of our outstanding voting securities, which could reduce the ability of minority stockholders to effect certain corporate actions.

Our officers and directors are the beneficial owners of approximately 34% our outstanding voting securities. As a result, they possess significant influence over our elections and votes. As a result, their ownership and control may have the effect of facilitating and expediting a future change in control, merger, consolidation, takeover or other business combination, or encouraging a potential acquirer to make a tender offer. Their ownership and control may also have the effect of delaying, impeding, or preventing a future change in control, merger, consolidation, takeover or other business combination, or discouraging a potential acquirer from making a tender offer.

26

If securities or industry analysts publish inaccurate or unfavorable research about our business, our stock price could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. Once our common stock is quoted, if one or more of the analysts who cover us downgrade our common stock or publish inaccurate or unfavorable research about our business, our common stock price would likely decline.

Our Second Amended and Restated Certificate of Incorporation contains an exclusive forum provision for certain claims, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our Second Amended and Restated Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, New York shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or agent of the Company to the Company or the Company’s shareholders or (c) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said court having personal jurisdiction over the indispensable parties named as defendants therein. This provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the company and its directors, officers, or other employees and may discourage lawsuits with respect to such claims. This provision does not apply to actions arising under the Exchange Act or Securities Act.

Our issuance of additional common stock or preferred stock may cause our common stock price to decline, which may negatively impact your investment.

Issuances of a substantial number of additional shares of our common or preferred stock, or the perception that such issuances could occur, may cause prevailing market prices for our common stock to decline. In addition, our board of directors is authorized to issue additional series of shares of preferred stock without any action on the part of our stockholders. Our board of directors also has the power, without stockholder approval, to set the terms of any such series of shares of preferred stock that may be issued, including voting rights, conversion rights, dividend rights, preferences over our common stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue cumulative preferred stock in the future that has preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the market price of our common stock could decrease.

Anti-takeover provisions in the Company’s charter and bylaws may prevent or frustrate attempts by stockholders to change the board of directors or current management and could make a third-party acquisition of the Company difficult.

The Company’s certificate of incorporation and bylaws contain provisions that may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. Furthermore, the Board of Directors has the ability to increase the size of the Board and fill newly created vacancies without stockholder approval. These provisions could limit the price that investors might be willing to pay in the future for shares of the Company’s common stock.

27

Our common stock may become subject to the SEC’s penny stock rules and accordingly, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

The SEC has adopted regulations, which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock is less than $5.00 per share and therefore would be a “penny stock” according to SEC rules, unless we are listed on a national securities exchange. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

●	Make a special written suitability determination for the purchaser;

●	Receive the purchaser’s prior written agreement to the transaction;

●	Provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

●	Obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

Although our common stock is not currently subject to these rules, it were to become subject to such rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell your securities.

28

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the warrant holders. We will not receive any of the proceeds resulting from the sale of Warrant Shares by the warrant holders. However, we will receive gross proceeds of up to approximately $17,799,274 from the cash exercise of the Warrants by the warrant holders, if any. We intend to use such proceeds for working capital and general corporate purposes. There is no assurance any of the Warrants will be exercised.

PLAN OF DISTRIBUTION

Each selling shareholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or quoted or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the selling shareholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling shareholders may also sell securities under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”) or any other exemption from registration, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction, a markup or markdown in compliance with FINRA Rule 2121.

DIVIDEND POLICY

We plan to retain any earnings for the foreseeable future for our operations. We have never paid any cash dividends on our Common Stock and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our Board and will depend on our financial condition, operating results, capital requirements and such other factors as our Board deems relevant.

29

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our consolidated financial statements and the notes thereto appearing elsewhere in this Prospectus. This discussion contains forward-looking statements reflecting our current expectations, whose actual outcomes involve risks and uncertainties. Actual results and the timing of events may differ materially from those stated in or implied by these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors,” “Cautionary Statement regarding Forward-Looking Statements” and elsewhere in this Prospectus. Please see the notes to our Financial Statements for information about our Significant Accounting Policies and Recent Accounting Pronouncements.

General Overview

Our unaudited financial statements are stated in United States Dollars (US$) and are prepared in accordance with United States Generally Accepted Accounting Principles. The following discussion should be read in conjunction with our financial statements and the related notes that appear elsewhere in this Registration Statement. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this Registration Statement.

In this Registration Statement, unless otherwise specified, all dollar amounts are expressed in United States dollars and all references to “common shares” refer to the common shares in our capital stock.

As used in this Registration Statement and unless otherwise indicated, the terms “we”, “us”, “our”, “JUPW”, “SHOT” and the “Company” mean Safety Shot, Inc.

General Overview

Safety Shot Inc. (NASDAQ: SHOT) was formerly known as Jupiter Wellness Inc. In August 2023, the Company successfully completed the asset purchase in relation to the functional beverage Safety Shot (the “Safety Shot Beverage”) from GBB Drink Lab, Inc. (“GBB”), thereby gaining ownership of various assets, including the intellectual property, trade secrets, and trademarks associated with the Safety Shot Beverage. Concurrently with the asset purchase, the Company changed its name to Safety Shot, Inc. and changed its NASDAQ trading symbol to SHOT. The Company launched its e-commerce sale of the Safety Shot Beverage in December 2023.

The Safety Shot Beverage has been formulated to reduce the accumulation of blood alcohol. Noteworthy is the fact that Safety Shot Beverages comprises 28 active ingredients, all falling under the Generally Regarded As Safe (GRAS) category. Under sections 201(s) and 409 of the Federal Food, Drug, and Cosmetic Act (the Act), any substance that is intentionally added to food is a dietary supplement, that is subject to premarket review and approval by FDA, unless the substance is generally recognized, among qualified experts, as having been adequately shown to be safe under the conditions of its intended use, or unless the use of the substance is otherwise excepted from the definition of a dietary supplement.

It’s crucial to note that the Safety Shot Beverage is currently manufactured in a facility adhering to Good Manufacturing Practices (GMP), ensuring the highest standards of quality and safety throughout its production process. The Company currently maintains a workforce comprising eight full-time employees of its own.

Specializing in Consumer Packaged Goods, our focus centers on the commercialization of the Safety Shot beverage in a 12-ounce beverage positioned as a dietary supplement. Beyond our existing product, we are actively pursuing a future product line, including a convenient powdered stick pack version. This strategic expansion aligns with our vision to address evolving consumer demands, positioning the Company in the market for dietary supplements. We believe that this initiative not only enriches our product portfolio but also emphasizes our dedication to innovation and adaptability, catering to the discerning preferences of health-conscious consumers. The Company will continue its current product lines, except for its products which contain CBD, which the Company no longer sells. Our product pipeline also includes a diverse range of products, such as hair loss treatments, vitiligo solutions, and sexual wellness products, that cater to different health and wellness needs and our commitment to supporting health and wellness by developing innovative solutions to a range of conditions but will focus our efforts on the commercialization of the Safety Shot Beverage.

The Safety Shot Beverage has established a development infrastructure that the Company believes fits with its existing over-the-counter and prescription-grade health and wellness products.

To achieve our mission, we rely on our team of highly skilled and experienced professionals who are committed to advancing our vision of health and wellness. Our team includes individuals with scientific backgrounds and experienced, researchers, product developers, and business experts who collaborate to create new products and enhance existing ones. We also partner with industry leaders and organizations to seek to leverage the latest technologies and expand our reach.

30

We generate revenue through various channels, our primary sales include our “nostingz” suncare products which are sold through e-commerce platforms, licensing revenues from Photocil which is currently sold in India through a licensing agreement. We received FDA approval of our labelling and composition to sell Photocil as an OTC product in the US and plan to relaunch the product in the US in the second half of 2024 through e-commerce channels. Safety Shot beverage is currently sold through e-commerce and social media platforms. Additionally, we are collaborating with other companies to license our intellectual property, to create additional revenue streams and expand our global presence. At present, we do not experience concentration risk or dependence on major customers.

We maintain a diverse network of raw material suppliers integral to our production processes. Acquisition strategies encompass both direct procurement and collaborative efforts with our co-packers. The selection of suppliers is contingent upon various factors, including ingredient specificity, availability, and other essential considerations. Notably, these suppliers coincide with those currently providing materials to our facilities engaged in the manufacturing of drinks, powders, tablets, and capsules. Our roster of suppliers comprises reputable entities such as Jiaherb, Compound Solutions, Kyowa-Hakko, Mitsubishi Ingredients, Nura, Sensapure Flavors, Brenntag, E3 Ingredients, Ingredients Online, among others. This strategic alliance with established industry players underscores our commitment to sourcing high-quality raw materials essential for the production of our innovative product line. Furthermore, our approach to supplier relationships reflects a dedication to maintaining a seamless and reliable supply chain. We believe that this not only ensures the consistency of our current offerings but also positions us favorably for future developments. The Management believes that as we continue to expand our product portfolio, we believe that these partnerships with trusted suppliers play a pivotal role in upholding the standards we expect of our products.

Products Roadmap

Safety Shot Beverages was launched on our own website and through Amazon in December 2023 and is currently speaking with Big Box stores with the intention to launch end of the first quarter to the early part of the second quarter of 2024.

The Company is advancing several formulations to address psoriasis and vitiligo (Photocil), increase the effectiveness of minoxidil to treat hair loss (JW-700 “minoxidil booster”), women’s sexual wellness (JW-500), and jellyfish sting prevention sunscreen (NoStingz).

Photocil was launched commercially in India in Q3 2022 as a treatment for vitiligo and psoriasis. Photocil is a topical cream that works with natural sunlight to provide patients with safe and effective phototherapy at home by blocking harmful radiation and permitting the passage of therapeutic UV radiation from the sun. The Company plans to re-launch Photocil in the US in the second half of 2024. The product is an OTC cosmetic product using a USP monographed compound as a skin protectant. The product and ingredients were approved by the FDA.

NoStingz may provide a barrier against the stinging mechanism of jellyfish cnidocyte preventing the delivery of venom to the victim. Applied like other topical sun screen products, the product is designed to protect users from jellyfish, sea lice, and UVA/UVB rays. It is not designed to treat jellyfish or sea lice bites. As the product contains ingredients with well established safety profiles it did not require pre-market FDA approval ahead of product launch. Its manufacturing and components comply with FDA regulations for sunscreens.

JW-700, has been licensed to companies in India and Japan and was launched on the market in India in 2023. The product has been clinically shown to increase the enzymes needed for minoxidil to work, sulfotransferase enzymes, by using the product topically in conjunction with topical minoxidil. Additional studies and formulation work are ongoing. On May 1, 2022, Applied Biology Inc., a Wyoming corporation (“Applied Bio”) entered into a license agreement (the “Taisho License”) with Taisho Pharmaceutical Co. Ltd. (“Taisho”) pursuant to which Applied Bio licensed Taisho to develop, research, market and manufacture products in relation to JW-700. The term of the Taisho License is for five (5) years with an automatic renewal of one (1) year unless terminated otherwise. We subsequently acquired Applied Bio and acquired the contracts. As consideration Safety Shot shall be entitled to receive up to $200,000 in milestone payments and a 3% royalty subject to the terms and conditions of the Taisho License. On September 1, 2022, Jupiter Wellness entered into a license agreement with Cosmofix and San Pellegrino cosmetics to market and manufacture JW-700 and Photocil for the Indian market and 31 other countries in Africa and Far East. The license is for three years with an automatic renewal of one(1) year unless terminated otherwise. Photocil and JW-700 are being sold in India. As consideration, Safety Shot has received $20,000 in upfront payments and a 3% royalty subject to the terms and conditions of the Cosmofix/San Pellegrino license. The Company plans to launch the product in the US in 2024. The product contains components that are generally regarded as safe GRAS) and conforms to FDA guidelines on cosmetic products.

JW-500 is designed to establish a topical treatment for the restoration of nipple sensitivity for breast augmentation patients, in addition to patients who had undergone chemotherapy or lumpectomy surgery following a cancer diagnosis. The Company plans to complete the formulation and test launch the product in Q4, 2024.

Design of the SS-100 formulation will be completed after the reviewing the results of the on-going clinical trial of the Safety Shot Beverage. Thereafter, the Company plans to set up a Pre-IND meeting with the FDA, followed by the filing of an IND for SS-100. SS-100 will be classified as a drug as it will used to treat acute alcohol poisoning which is a disease, and will require filing an IND with the FDA and conducting clinical trials to determine safety and efficacy. We also plan to seek Orphan Drug Designation for SS-100. Given that FDA defines a drug as Orphan if it is used for the treatment, prevention or diagnosis of a rare disease or condition, which is one that affects less than 200,000 persons in the US (which equates to approximately 6 cases per 10,000). We believe that Acute Alcohol Poisoning, which has ~ 10% fatality rate and has ~20,000 cases in US, meets the criteria for designation as a rare disease. Orphan drug status provides certain benefits to the Company including exclusive marketing and development rights, tax credits and fee waivers and exclusivity. The development of modified SS-100 for acute alcohol poisoning will require the filing of an IND and controlled clinical trials to establish safety and efficacy.

31

Research and Development

Our research and development team is continually looking to develop new therapeutic products, while continually improving and enhancing our existing products and product candidates to address customer demands and emerging trends to develop more effective formulas for our JW-700 product.

We have conducted extensive research and experimentation involving a substantial number of volunteers under the influence of intoxicants. Our findings indicate that the Safety Shot Beverage can reduce Blood Alcohol Content, as measured by the premier Breathalyzer in the market. The observable enhancements in cognitive abilities among the test subjects have been carefully documented. See “Business-Research and Development.”

Sales and Marketing

We primarily sell our products through e-commerce websites including Amazon. To drive loyalty, word-of-mouth marketing, and sustainable growth, we invest in customer experience and customer relationship management. Our marketing investments are directed towards driving profitable growth through advertising, public relations, and brand promotion activities, including digital platforms, sponsorships, collaborations, brand activations, and channel marketing. Additionally, we continue to invest in our marketing and brand development efforts by investing capital expenditures on product displays to support our channel marketing via our retail partners. We are currently speaking with Big Box stores with the intention to launch end of the first quarter to the early part of the second quarter of 2024.

Manufacturing, Logistics and Fulfillment

We outsource the manufacturing of our products to contract manufacturers, who produce them according to our formulation specifications. Our products are manufactured by contract manufacturers in India and the US. The majority of our products will then be shipped to third-party warehouses and to our corporate offices, which can either transport them to our distributors, retailers, or directly to our customers. Our third-party warehouses are located in the US. We use a limited number of logistics providers to deliver our products to both distributors and retailers, which allows us to lessen order fulfillment time, cut shipping costs, and improve inventory flexibility.

32

SRM Entertainment

On December 9, 2022, The Company entered into a stock exchange agreement (the “Exchange Agreement”) with SRM Entertainment, Inc. (“SRM”) to govern the separation of SRM and the Company. On May 26, 2023, we amended and restated the Exchange Agreement (the “Amended and Restated Exchange Agreement”) to include additional information regarding the distribution and the separation of SRM the Company. The separation as set forth in the Amended and Restated Exchange Agreement with Jupiter closed August 14, 2023. Pursuant to the Amended and Restated Exchange Agreement, on May 31, 2023, SRM issued to the Company 6,500,000 shares of SRM Common Stock (representing 79.3% of SRM’s outstanding shares of Common Stock) in exchange for 2 ordinary shares of SRM Ltd owned by the Company (representing all of the issued and outstanding ordinary shares of SRM) (the “Share Exchange”). On August 14, 2023, SRM consummated its Initial Public Offering (“IPO”), pursuant to which it sold 1,250,000 shares of its common stock at a price of $5.00 per share. In connection with the Share Exchange and SRM’s IPO, the Company distributed 2,000,000 shares of SRM’s common stock to the Company’s stockholders and certain warrant holders (out of the 6.5 million shares issued in May 2023) which occurred on the effective date of the Registration Statement but prior to the closing of the IPO. Following such distribution, the Company owns 4.0 million of the 9,450,000 shares of common stock outstanding and SRM is now a minority owned subsidiary of the Company. SRM.

Competitive Strengths

We are committed to driving continuous improvement through innovation. Since our inception, we have made significant investments in research and development and have acquired a substantial portfolio of intellectual property, which continues to grow each year. We believe that our commitment to innovation has allowed us to create unique products that we believe addresses unmet needs in the market, all backed by rigorous clinical research. We believe that our focus on research and development is designed to enable us to stay ahead of the curve and provide our customers with products that are not only effective but also innovative. We take pride in our patent portfolio and the continuous growth we have achieved, as we believe that it showcases our dedication to creating new and unique solutions for our customers. By staying committed to innovation, we are confident in our ability to meet the ever-changing needs of the health and wellness market. We believe that the Safety Shot Beverage stands as a unique product in the dietary supplement beverage market. Nevertheless, our competitive landscape includes many companies involved in the production of health and welfare products, including beverages.

33

Recent Developments

On January 19, 2023, the Company entered into a Securities Purchase Agreement (the “PIPE Agreement”) with certain purchasers, for the issuance of 8,631,574 common stock warrants (the “PIPE Offering”) at a price of $0.125 per warrant, comprised of two common stock warrants (the “Common Warrants,”), each to purchase up to one share of Common Stock per Common Warrant with an exercise price of $1.00 per share, with (a) 4,315,787 Common Warrants being immediately exercisable for three years following 6 months from the closing of the PIPE Offering, and (b) 4,315,787 Common Warrants being immediately exercisable for five years following 6 months from the closing of the PIPE Offering. Concurrently to the PIPE Agreement, the Company entered into a Securities Purchase Agreement (the “RD Agreement”) with certain purchasers, pursuant to which on January 23, 2023, 4,315,787 shares of common stock, par value $0.001 (the “Common Stock”), at a price of $0.70 per share were issued to the purchasers (the “RD Offering”). The Common Stock was issued pursuant to a Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission (the “Commission”) on September 28, 2022 (File No. 333-267644) and declared effective on November 9, 2022. The aggregate gross proceeds to the Company from both the PIPE Offering and the RD Offering were approximately $4.1 million, with the purchase price of one share, one 3- year warrant and one 5-year warrant as $0.95. The net proceeds were $3,450,675.

On March 31, 2023, the Company entered into a Financial Advisory Agreement (“FSA”) with Greentree Financial Group, Inc. to render certain professional services to the Company. In connection with the FSA, The Company issued 500,000 restricted shares of its common stock to Greentree.

On July 10, 2023, the Company entered into an asset purchase agreement (the “Agreement”) with GBB Labs, Inc., a Delaware corporation (“Buyer”), GBB Drink Lab Inc., a Florida corporation (“Seller”), 2V Consulting LLC, a Florida limited liability company, the Jarrett A Boon Revocable Trust Dated October 22, 2014, Gregory D. Blackman, an individual and Brothers Investment 7777, LLC. Pursuant to the Agreement, the Buyer purchased certain assets relating to the Safety Shot Beverages product for a consideration comprising of: (a) the sum of Two Hundred Thousand U.S. Dollars (US $200,000) (the “Cash Purchase Price”); and (b) 5,000,000 Common Shares (the “Consideration Shares” and together with the Cash Purchase Price, collectively, the “Purchase Price”). The asset purchase was closed on August 31, 2023.

Basis of Presentation

The accompanying consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of US Securities and Exchange Commission (“SEC”). The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Jupiter Wellness, Inc., a Florida corporation, and Jupiter Wellness Investments, Inc., a Florida corporation and its minority owned SRM Entertainment, Inc, a Nevada corporation. All intercompany accounts and transactions have been eliminated.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

34

Significant Accounting Policies and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our unaudited financial statements for the Nine months ended September 30, 2023 and 2022 and audited financial statements for the year ended December 31, 2022, which have been prepared in accordance with United States generally accepted accounting principles, or U.S. GAAP, and the rules and regulations of the Securities and Exchange Commission. The preparation of the financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported revenue generated, and expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions and any such differences may be material. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with a maturity of three months or less when purchased to be cash and equivalents for purposes of the statement of cash flows. There were no cash equivalents as of September 30, 2023 or December 31, 2022.

Investments Held-to-Maturity

Investments that the Company’s management has the “positive intent and ability” to hold through maturity are classified and accounted for as hold- to-maturity investments (“HTM”). HTM investments are carried at amortized cost in the financial statements. For investments classified as HTM, no unrealized gains and losses will be recognized in financial statements.

Net Loss per Common Share

Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. If applicable, diluted earnings per share assume the conversion, exercise or issuance of all common stock instruments such as options, warrants, convertible securities and preferred stock, unless the effect is to reduce a loss or increase earnings per share. As such, options, warrants, convertible securities and preferred stock are not considered in the calculations, as the impact of the potential common shares would be to decrease the loss per share.

	For the Three months Ended September 30,		For the Year Ended December 31,
	2023	2022	2022	2021
Numerator:
Net (loss)	(7,738,301)	(2,332,426)	(15,223,028)	28,100,245

Denominator:
Denominator for basic earnings per share - Weighted- average common shares issued and outstanding during the period	29,836,485	21,530,012	22,106,703	16,603,788
Denominator for diluted earnings per share	29,836,485	21,530,012	22,106,703	16,603,788
Basic (loss) per share	(0.26)	(0.10)	(0.69)	(1.69)
Diluted (loss) per share	(0.26)	(0.10)	(0.69)	(1.69)

35

Revenue Recognition

The Company generates its revenue from the sale of its products directly to the end user or distributor (collectively the “customer”).

The Company recognizes revenues by applying the following steps in accordance with FASB Accounting Standards Codification 606 “Revenue from Contracts with Customers” (“ASC 606”). Under ASC 606, revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements:

●	identify the contract with a customer;

●	identify the performance obligations in the contract;

●	determine the transaction price;

●	allocate the transaction price to performance obligations in the contract; and

●	recognize revenue as the performance obligation is satisfied.

The Company’s performance obligations are satisfied when goods or products are shipped on an FOB shipping point basis as title passes when shipped. Our product is generally paid in advance of shipment or standard net 30 days and we offer no specific right of return, refund or warranty related to our products except for cases of defective products of which there have been none to date.

Accounts Receivable and Credit Risk

Accounts receivable are generated from sales of the Company’s products. The Company provides an allowance for doubtful collections, which is based upon a review of outstanding receivables, historical collection information, and existing economic conditions. As of September 30, 2023 and December 31, 2022, the Company had not recognized an allowance for doubtful collections.

Foreign Currency Translation

Assets and liabilities in foreign currencies are translated using the exchange rate at the balance sheet date, while revenue and expense accounts are translated at the average exchange rates prevailing during the period. Equity accounts are translated at historical exchange rates. Gains and losses from foreign currency transactions and translation for the Nine months ended September 30, 2022 and year ended December 31, 2021 and the cumulative translation gains and losses as of September 30, 2023 and December 31, 2022 were not material.

Inventory

Inventories are stated at the lower of cost or market. The Company periodically reviews the value of items in inventory and provides write-downs or write-offs of inventory based on its assessment of market conditions. Write-downs and write-offs are charged to cost of goods sold. Inventory is based upon the average cost method of accounting.

Debt Extinguishment and Modification

Any changes or modification to debt instruments must be examined to determine if the modification has any significant effect. If the changes or modifications are material, the change or modification must be accounted for as an extinguishment. If determined to be an extinguishment, the change or modification to the original debt is derecognized and a new debt is recognized. Any difference in the fair value is recognized as a gain or loss on extinguishment.

36

Deconsolidation

The Company will use Deconsolidation Accounting upon the loss of control of a subsidiary determined to be less than 50% owned. Upon deconsolidation, the Company will no longer present the subsidiary’s assets, liabilities, and results of operations in its consolidated financial statements. If the Company owns more than 20% but less than 50% the Company will continue to report under the Equity Method.

Discontinued Operations

The Company adopted the FASB Accounting Standards Update No. 2014-08 Discontinued Operations requiring entities to reclassify assets and liabilities of a discontinued operation for all comparative periods presented in the statement of financial position. Effective August 14, 2023, the Company sold SRM Entertainment Ltd, (“SRM”) a wholly owned subsidiary. Financial statements preceding the effective date of the sale have been reclassified to reflect the respective SRM assets and liabilities as being held for sale and the operations of SRM are reflected as discontinued operation.

Equity Method for Investments

Investments in unconsolidated affiliates, which the Company exerts significant influence but does not control or otherwise consolidate, are accounted for using the equity method. Equity method investments are initially recorded at cost. These investments are included in investment in joint ventures in the accompanying consolidated balance sheets. The Company’s share of the profits and losses from these investments is reported in loss from equity method joint venture in the accompanying consolidated statements of operations. The Company monitors its investments for other-than-temporary impairment by considering factors such as current economic and market conditions and the operating performance of the investees and records reductions in carrying values when necessary.

Asset Purchases

The Company adopted the FASB Accounting Standards Update No. 2017-01, Clarifying the Definition of a Business, in 2017. This guidance provides a new framework for determining whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The Company accounts for an acquisitive transaction determined to be an asset purchase based on the cost accumulation and allocation method, under which the costs to purchase the asset or set of assets are allocated to the assets acquired. No goodwill is recorded in connection with an asset purchase.

Investments in Marketable Securities

The Company’s Marketable Securities are considered Held-For-Trading (“HFT”) or Trading Assets. HTF- Trading securities are valued at their fair value when purchased/sold, and any unrealized gains or losses are recorded periodically on financial reporting dates as other income or loss.

Income Taxes

We account for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition. Based on our evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in our financial statements. Since we were incorporated on October 24, 2018, the evaluation was performed for 2018 tax year, which would be the only period subject to examination. We believe that our income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material changes to our financial position. Our policy for recording interest and penalties associated with audits is to record such items as a component of income tax expense.

The Company’s deferred tax asset at December 31, 2022 consists of net operating loss carry forwards calculated using federal and state effective tax rates equating to approximately $7,110,329 less a valuation allowance in the amount of approximately $7,110,329. Due to the Company’s lack of earnings history, the deferred tax asset has been fully offset by a valuation allowance in the year ended December 31, 2022.

37

Research and Development

The Company accounts for research and development costs in accordance with the Accounting Standards Codification subtopic 730-10, Research and Development (“ASC 730-10”). Under ASC 730-10, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred. Third-party research and developments costs are expensed when the contracted work has been performed or as milestone results have been achieved. Company-sponsored research and development costs related to both present and future products are expensed in the period incurred. The Company incurred research and development expenses of $98,091 and $132,117 for the Nine months ended September 30, 2023 and 2022, respectively. The Company incurred research and development expenses of $1,587,117 and $1,079,362 for the year ended December 31, 2022 and 2021, respectively.

Stock Based Compensation

We recognize compensation costs to employees under FASB Accounting Standards Codification 718 “Compensation - Stock Compensation” (“ASC 718”). Under ASC 718, companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share based compensation arrangements include stock options and warrants. As such, compensation cost is measured on the date of grant at their fair value. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant.

On October 24, 2018, the inception date (“Inception”), we adopted ASU No. 2018-07 “Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting.” These amendments expand the scope of Topic 718, Compensation - Stock Compensation (which currently only includes share-based payments to employees) to include share-based payments issued to nonemployees for goods or services. Consequently, the accounting for share-based payments to nonemployees and employees will be substantially aligned.

Related parties

The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions.

Pursuant to Section 850-10-20 the related parties include a. affiliates of the Company; b. Entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; c. trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d. principal owners of the Company; e. management of the Company; f. other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g. Other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The consolidated financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include: a. the nature of the relationship(s) involved; b. a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c. the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d. amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

38

Recent Accounting Pronouncements

In June 2018, the FASB issued ASU 2018-07, which simplifies the accounting for non-employee share-based payment transactions. The amendments specify that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The Company has adopted this standard beginning January 1, 2019. The adoption of this standard did not have a significant impact on our results of operations, financial condition, cash flows, and financial statement disclosures.

In February 2016, Topic 842, “Leases” was issued to replace the leases requirements in Topic 840, “Leases”. The main difference between previous GAAP and Topic 842 is the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous GAAP. A lessee should recognize in the balance sheet a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. If a lessee makes this election, it should recognize lease expense for such leases generally on a straight-line basis over the lease term. The accounting applied by a lessor is largely unchanged from that applied under previous GAAP. Topic 842 will be effective for annual reporting periods beginning after December 15, 2018, including interim periods within those annual periods and is to be retrospectively applied. The Company has adopted this standard beginning January 1, 2019. The adoption of this standard did not have a significant impact on our results of operations, financial condition, cash flows, and financial statement disclosures.

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on our financial statements.

Results of Operations

For the three months ended September 30, 2023 and 2022

The following table provides selected financial data about us for the three months ended September 30, 2023 and 2022, respectively.

	September 30, 2023	September 30, 2022
Sales	$11,877	$85,467
Cost of Sales	46,436	74,365
Gross Profit (Loss)	(34,561)	11,102
Total operating expenses	(4,090,608)	(1,977,175)
Other income (expense)	(3,152,437)	(549,232)
Net Loss from operations	$(7,277,606)	$(2,515,305)
Income from discontinued operations	(460,695)	182,879
Net (loss)	$(7,738,301)	$(2,332,426)

Revenues and Cost of Sales

We generated $11,877 in revenues for the three months ended September 30, 2023 compared to $85,467 in revenues in the three months ended September 30, 2022. Cost of sales were $46,436 for the three months ended September 30, 2023 compared to $74,365 for the for the three months ended September 30, 2022. Gross profit (loss) was ($34,561) and $11,102, respectively for the three months ended September 30, 2023 and 2022. The decrease in sales is primarily due to reduced consumer demand for our CBD infused products. Which we believe resulted from a significant decline in demand for CBD products in general.in the last two years During the three months ended September 30, 2023, the Company wrote off all of its remaining CBD based inventory and expired “nostingz” inventory the combined cost of which totaled approximately $40,000 and is included in cost of sales.

Operating Expenses and Other Income (Expense)

We had total operating expenses of $4,090,608 and other expenses of $3,152,437 for the three months ended September 30, 2023 compared to $1,977,155 and other expenses of $549,232 for the three months ended September 30, 2022.

39

Operating expenses for the three months ended September 30, 2023 were in connection with our daily operations as follows: (i) marketing expenses of $170,633; (ii) research and development of $61,163; (iii) legal and professional expenses of $1,613,981, consisting of corporate advisory services, annual report preparation fees and general corporate governance fees; (iv) rent and utilities of $49,547; (v) depreciation and amortization of $67,355; (vi) general and administrative expenses of $872,884, consisting of payroll and related taxes, travel, meals and entertainment, office supplies and expense, compensation related to management transition agreements and other normal office and administration expenses; and (vii) stock based compensation of $1,245,029. Other income for the three months ended September 30, 2023 consisted of interest income of $56,113, interest expense of $54,751, unrecognized loss on equity investments of $726,884 and other expenses of $2,426,893.

Operating expenses for the three months ended September 30, 2022 were in connection with our daily operations as follows: (i) marketing expenses of $9,575; (ii) research and development of $3,876; (iii) legal and professional expenses of $942,618, consisting of corporate advisory services, annual report preparation fees and general corporate governance fees; (iv) rent and utilities of $46,054; (v) depreciation and amortization of $4,382; (vi) general and administrative expenses of $674,810, consisting of payroll and related taxes, travel, meals and entertainment, office supplies and expense, compensation related to management transition agreements and other normal office and administration expenses; and (vii) stock based compensation of $295,860. Other income for the three months ended September 30, 2022, consisted of other income of $549,246.

The primary increase in operating expenses was due to increased professional fees of $ 671,363, stock-based consulting fees of $949,169 and general and administrative expenses of $200,544 related to the sale and spinoff of SRM Entertainment, Ltd. and purchase of the Safety Shot Beverage during the third quarter of 2023.

The increase in other expenses during the quarter ended September 30 ,2023 were primarily due to a one-time expense for the fair value of $1,120,333 as the cost to extend the terms of our convertible promissory notes and a $1,683,542 loss on our unrealized loss on marketable securities. Additionally, the Company recorded an expense of $726,884 for its unrecognized loss on its equity method investment.

Discontinued operations

During the three months ended September 30, 2023, the Company had a loss of ($460,695) from discontinued operations and income of $182,879 for the three months ended September 30, 2022.

Income/Losses

Net losses were $7,738,301 and $2,332,426 for the three months ended September 30, 2023 and 2022, respectively.

For the nine months ended September 30, 2023 and 2022

The following table provides selected financial data about us for the nine months ended September 30, 2023 and 2022, respectively.

	September 30, 2023	September 30, 2022
Sales	$69,968	$125,417
Cost of Sales	97,977	93,869
Gross Profit (Loss)	(28,008)	31,548
Total operating expenses	(7,040,858)	(6,043,504)
Other income (expense)	(2,075,671)	(1,118,148)
Net Loss from operations	$(9,144,538)	$(7,130,104)
Income from discontinued operations	(261,528)	437,147
Net (loss)	$(9,406,066)	$(6,692,957)

Revenues and Cost of Sales

We generated $69,968 in revenues for the nine months ended September 30, 2023 compared to $125,417 revenues in the nine months ended September 30, 2022. Cost of sales were $97,977 for the nine months ended September 30, 2023 compared to $93,869 for the for the nine months ended September 30, 2022. Gross profit (loss) was ($28,008) and $31,548, respectively for the nine months ended September 30, 2023 and 2022. The decrease in sales is primarily due to reduced consumer demand for our CBD infused products which we believe resulted from a significant decline in the consumer demand for CBD products in general. During the nine months ended September 30, 2023, the Company wrote off all of its remaining CBD based inventory and expired “nostingz” inventory, the combined cost of which totaled approximately $40,000 and is included in cost of sales.

Operating Expenses and Other Income (Expense)

We had total operating expenses of $7,040,858 and $2,075,671 of other loss for the Nine months ended September 30, 2023 compared to $6,043,504 and $1,118,148 of other expenses for the nine months ended September 30, 2022.

Operating expenses for the Nine months ended September 30, 2023 were in connection with our daily operations as follows: (i) marketing expenses of $206,047; (ii) research and development of $98,091; (iii) legal and professional expenses of $2,563,047, consisting of corporate advisory services, annual report preparation fees and general corporate governance fees; (iv) rent and utilities of $156,870; (v) depreciation and amortization of $110,674; (vi) general and administrative expenses of $2,441,100, consisting of payroll and related taxes, travel, meals and entertainment, office supplies and expense, compensation related to management transition agreements and other normal office and administration expenses; and (vii) stock based compensation of $1,465,029. Other income for the Nine months ended September 30, 2023 consisted of net interest income of $56,802, interest expense of $168,869, unrecognized loss on equity investments of $726,884 and other expenses of $1,236,720.

40

Operating expenses for the nine months ended September 30, 2022 were in connection with our daily operations as follows: (i) marketing expenses of $78,719; (ii) research and development of $132,117; (iii) legal and professional expenses of $1,753,640, consisting of corporate advisory services, annual report preparation fees, investor relations, and general corporate governance fees; (iv) rent and utilities of $128,006; (v) depreciation and amortization of $52,646; (vi) general and administrative expenses of $3,355,347, consisting of $1,000,000 impairment of a promissory note, payroll and related taxes, travel, meals and entertainment, office supplies and expense and other normal office and administration expenses; and (vii) stock based compensation of $543,029. Other income for the Nine months ended September 30, 2023 consisted of net interest expense of $1,122,961 (which includes $876,926 of amortization of original issue discount and Warrant discount on convertible promissory notes) and other income of $4,813.

The primary increase in operating expenses was due to increased professional fees of $809,407 and stock-based consulting fees of $922,000 related to the sale and spinoff of SRM Entertainment, Ltd. and purchase of the Safety Shot Beverage during the third quarter of 2023. During the same period, we had a reduction of general and administrative expenses of $924,263 which includes a reduction of $463,428 in bonuses.

The increase in other expenses during the quarter ended September 30 ,2023 were primarily due to a one-time expense for the fair value of $1,120,333 as the cost to extend the terms of our convertible promissory notes and a $139,695 net loss on our unrealized loss on marketable securities. Additionally, the Company recorded an expense of $726,884 for its unrecognized loss on its equity investment.

Discontinued operations

During the nine months ended September 30, 2023, the Company had a loss of $261,528 from discontinued operations and income of $437,147 for the nine months ended September 30, 2022.

Income/Losses

Net losses were $9,406,066 and $6,692,957 for the Nine months ended September 30, 2023 and 2022, respectively.

For the years ended December 31, 2022 and 2021

The following table provides selected financial data about us for the year ended December 31, 2022 and 2021, respectively.

	December 31,	December 31,
	2022	2021
Sales	$120,627	$183,142
Cost of Sales	325,169	203,089
Gross Profit (Loss)	(204,542)	(19,947)
Total operating expenses	14,078,784	26,947,577
Other expenses	1,253,874	1,025,740
Net (Loss) from operations	$(15,567,200)	$(27,993,264)
Income (loss) from discontinued operations	344,172	182,879
Net (loss)	$(15,223,028)	$(28,100,245)

Revenues

We generated $120,627 in revenues for the year ended December 31, 2022 compared to $183,142 revenues for the year ended December 31, 2021. Cost of sales were $325,169 for the year ended December 31, 2022 compared to $203,089 for the for the year ended December 31, 2021. Gross profit (loss) was $(204,542) and $(19,947), respectively for the years ended December 30, 2022 and 2021. The decrease in sales is primarily due to reduced consumer demand for our CBD infused products which we believe resulted from a significant decline in demand for CBD products in general. During the year ended December 31, 2022, the Company wrote off expired inventory totaling approximately $190,000, consisting of certain Canisun sunscreen products, 1937 Wellness CBD Comfort Cream, CBD Caring Brand creams and lotions and raw materials and approximately $20,000 in assorted CBD Gummy Bear products that were no longer salable due to regulatory changes, all of which are included in cost of sales.

Operating Expenses and other income

We had total operating expenses and other income of $15,332,658 for the year ended December 31, 2022 compared to $27,973,317 for the year ended December 31, 2021.

Operating expenses for the year ended December 31, 2022 totaled $15,332,658 were in connection with our daily operations as follows: (i) marketing expenses of $84,689; (ii) research and development of $1,637,148 which included clinical trials; (iii) legal and professional expenses of $3,579,148 primarily for due diligence and legal work on two proposed mergers and litigation along with corporate advisory services, registration statement preparation fees, general corporate governance fees; (iv) rent of $170,973; (v) depreciation and amortization of $93,472; (vi) general and administrative expenses of $1,438,464, consisting of payroll and related taxes, travel, meals and entertainment, office supplies and expense and other normal office and administration expenses; (vii) stock based compensation of $4,581,921 consisting primarily of the fair value of options and warrants; (viii) an impairment to a promissory note of $1,000,000; (ix) an impairment to intellectual Property of $1,475,000; (x) net interest expense of $1,284,664, which includes $1,104,477 fair value of warrants and (xi) net other income of $790.

41

Operating expenses for the year ended December 31, 2021 totaled $27,973,317 were in connection with our daily operations as follows: (i) marketing expenses of $522,893; (ii) research and development of $1,079,362 which included clinical trials; (iii) legal and professional expenses of $3,098,137 primarily for due diligence and legal work on two proposed mergers, along with corporate advisory services, registration statement preparation fees, general corporate governance fees; (iv) rent of $88,829; (v) depreciation and amortization of $187,917; (vi) general and administrative expenses of $2,278,482, consisting of payroll and related taxes, travel, meals and entertainment, office supplies and expense and other normal office and administration expenses; (vii) stock based compensation of $9,387,963 consisting primarily of the fair value of options and warrants; (viii) an impairment to a promissory note of $10,000,000; (ix) an impairment to intellectual Property of $300,000; (x) net interest expense of $1,728,783, which includes $1,446,530 fair value of warrants and (xi) net other income of $699,704, which includes a $669,200 gain from an Omnibus Settlement relating to Magical Beasts Acquisition.

Total operating expenses for the year ended December 31, 2022, were $14,078,784 compared to $26,947,577 for the prior year, a decrease of $12,868,793. The decrease is primarily due to two potential acquisitions that were terminated subsequent to the completion of the due diligence and the default on a $10,000,000 promissory note from one of the target companies. The default was recognized in the year ended December 31, 2021. As a result of the termination, general and administrative expenses were reduced by $840,018 and marketing was reduced by $438,204.

The increase of $254,140 in other expenses during the year ended December 31, 2022, compared to 2021 was primarily due to a one-time gain on sales of assets of $699,704 in 2021 and a decrease in interest expense of $449,692 in 2022.

Discontinued operations

During the year ended December 31, 2022, the Company had income of $344,172 from discontinued operations and loss of $106,981 for the year ended December 31, 2021.

Income/Losses

Net losses were $15,223,028 and $28,100,245 for the years ended December 31, 2022 and 2021, respectively.

Liquidity and Capital Resources

Overview

Similar to other development stage companies, our products have yet to generate significant revenue. As a result, the Company has sustained losses from operations in each fiscal year since our inception, and we expect losses to continue for the indefinite future. As of September 30, 2023, December 31, 2022 and December 31, 2021, the Company had the following financial metrics:

Financial metrics	9/30/2023	12/31/2022	12/31/2021
Cash	$4,387,797	$1,477,552	$11,225,038
Working capital	$3,902,697	$2,245,979	$14,710,660
Shareholder Equity	$6,709,126	$3,665,594	$16,602,419
Accumulated deficits	$(60,003,740)	$(50,597,674)	$(35,374,646)
Loss from continuing operations	$(9,144,538)	$(15,567,200)	$(27,993,264)
Net Loss	$(9,406,066)	$(15,223,028)	$(28,100,245)

Historically, the Company’s major sources of cash have comprised proceeds from various private offerings of its securities (including common stock), public offerings of its common stock and warrants along with debt financings (the “Financings”). From inception of the Company (October 24, 2018) through September 30, 2023, the Company raised approximately $40 million in gross proceeds from various private and public offerings, and convertible debt conversions. These funds were raised during various stages of the company and allowed us first to develop a commercial ready product and as soon as logistics and supply chains allow, deliver these products into identified markets and begin to generate revenue.

Liquidity and Capital Resources

The Company has analyzed its cash requirements and contractual obligations for the year ended December 31, 2024 which include inventory production and promotion of the Safety Shot beverage on a national level and its fixed overhead and non-discretionary general and administrative expenses which include salary and wages, director and officer insurance and general liability insurance, Board of Directors fees, audit, NASDAQ and other fees, rent and utilities and other costs and expenses (the “2024 Contractual Obligations”), The Company has not identified any additional trends, commitments or uncertainties that would have a material adverse effect on the Company next year. For subsequent years, assuming the success of the Safety Shot beverage, the Company will be funded by cash flows from operations. There can be no assurance of such commercial success.

Liquidity

At September 30, 2023, the Company had $4,387,797 in cash. The Company believes that its cash position is sufficient to produce and market Safety Shot’s first major production run of 2,000,000 cans of product and satisfy the Company’s Contractual Obligations. The sale of the first major production run should provide the Company with sufficient free cash flow to continue to produce and market additional products and execute the Company’s business plan. As additional sources of liquidity, the Company has (i) approximately 12,000,000 warrants with an exercise price of $1.40 outstanding (with an exercise price that is substantially lower than the current market price). The Company anticipates, but there can be no assurance, that a significant amount of these warrants will be exercised in the next year; (ii) 1,200,821 unrestricted shares of Chijet Motor Company, Inc. (Nasdaq: CJET) valued at $0.69 per share (as of January 19, 2024) and (iii) 4,000,000 restricted shares of SRM Entertainment, Inc. (Nasdaq: SRM) valued at $1.72 per share (as of January 19, 2024) which are held as investment in affiliate and are accounted for using the Equity Method. .

Capital Resources

The Company is unaware of any material trends that may have a material adverse effect on the Company’s capital resources for next year or thereafter. However, there is no assurance that the warrant holders will exercise their warrants, or the Company will be successful in selling the Safety Shot Beverage to generate positive operating cash flow.

The Company recognizes that if it is unable to generate positive cash flow, it may need to raise additional capital in order to continue to execute its business plan in the future. There is no assurance that additional financing will be available if needed or that the Company will be able to obtain financing on acceptable terms. If the Company is unable to obtain profitability or financing is insufficient to cover any operating losses it may incur, it may substantially curtail its operations or seek other business opportunities through strategic alliances, acquisitions or other arrangements that may dilute the interests of existing stockholders.

OUR BUSINESS

Overview

Safety Shot Inc. (NASDAQ: SHOT) was formerly known as Jupiter Wellness Inc. In August 2023, the Company successfully completed the asset purchase of the functional beverage Safety Shot from GBB Drink Lab, Inc. (“GBB”), thereby gaining ownership of various assets, including the intellectual property, trade secrets, and trademarks associated with its dietary supplement beverage, (the “Safety Shot Beverage). Concurrently with the asset purchase, the Company changed its name to Safety Shot, Inc. and changed its NASDAQ trading symbol to SHOT. The Company launched its e-commerce sale of Safety Shot Beverage in December 2023.

The Safety Shot Beverage has been formulated to reduce the accumulation of blood alcohol. Noteworthy is the fact that the Safety Shot Beverage comprises 28 active ingredients, all falling under the Generally Regarded As Safe (GRAS) category. Under sections 201(s) and 409 of the Federal Food, Drug, and Cosmetic Act (the Act), any substance that is intentionally added to food is a dietary supplement, that is subject to premarket review and approval by FDA, unless the substance is generally recognized, among qualified experts, as having been adequately shown to be safe under the conditions of its intended use, or unless the use of the substance is otherwise excepted from the definition of a dietary supplement.

It’s crucial to note that the Safety Shot Beverage is currently manufactured in a facility adhering to Good Manufacturing Practices (GMP), ensuring the highest standards of quality and safety throughout its production process. The Company currently maintains a workforce comprising eight full-time employees of its own.

Specializing in Consumer Packaged Goods, our focus centers on the commercialization of the Safety Shot Beverage in a 12-ounce beverage positioned as a dietary supplement. Beyond our existing product, we are actively pursuing a future product line, including a convenient powdered stick pack version. This strategic expansion aligns with our vision to address evolving consumer demands, positioning the Company in the market for dietary supplements. This initiative not only enriches our product portfolio but also emphasizes our dedication to innovation and adaptability, catering to the discerning preferences of health-conscious consumers. The Company will continue its current product lines, except for its products which contain CBD, which the Company no longer sells. Our product pipeline also includes a diverse range of products, such as hair loss treatments, vitiligo solutions, and sexual wellness products, that cater to different health and wellness needs and our commitment to supporting health and wellness by developing innovative solutions to a range of conditions but will focus our efforts on the commercialization of the Safety Shot Beverage.

The Safety Shot Beverage has established a development infrastructure that the Company believes fits with its existing over-the-counter and prescription-grade health and wellness products. The Company is presently engaged in a double-blinded placebo-controlled clinical trial at a clinical research organization. We are dedicated to staying up-to-date with the latest scientific research and technology, ensuring that our products meet the highest industry standards.

42

To achieve our mission, we rely on a team of highly skilled and experienced professionals who are committed to advancing our vision of health and wellness. Our team includes individuals with scientific backgrounds and experienced researchers, product developers, and business experts who collaborate to create new products and enhance existing ones. We also partner with industry leaders and organizations to seek to leverage the latest technologies and expand our reach.

We generate revenue through various channels, our primary sales include our “nostingz” suncare products which are sold through e-commerce platforms, and licensing revenues on Photocil which is currently sold in India through a licensing agreement. We received FDA approval of our labelling and composition to sell Photocil as an OTC product in the US and plan to relaunch the product in the US in 2024 through e-commerce channels. Safety Shot Beverage is currently sold through e-commerce and social media platforms. Additionally, we are collaborating with other companies to license our intellectual property, to create additional revenue streams and expand our global presence. At present, we do not experience concentration risk or dependence on major customers.

We maintain a diverse network of raw material suppliers integral to our production processes. Acquisition strategies encompass both direct procurement and collaborative efforts with our co-packers. The selection of suppliers is contingent upon various factors, including ingredient specificity, availability, and other essential considerations. Notably, these suppliers coincide with those currently providing materials to other facilities engaged in the manufacturing of drinks, powders, tablets, and capsules. Our roster of suppliers comprises reputable entities such as Jiaherb, Compound Solutions, Kyowa-Hakko, Mitsubishi Ingredients, Nura, Sensapure Flavors, Brenntag, E3 Ingredients, Ingredients Online, among others. This strategic alliance with established industry players underscores our commitment to sourcing high-quality raw materials essential for the production of our innovative product line. Furthermore, our approach to supplier relationships reflects a dedication to maintaining a seamless and reliable supply chain. We believe that this not only ensures the consistency of our current offerings but also positions us favorably for future developments. The Management believes that as we continue to expand our product portfolio, we believe that these partnerships with trusted suppliers play a pivotal role in upholding the standards that we expect of our products.

As a result of recent changes to the laws governing CBD products, as well as the declining popularity of CBD products, the Company no longer markets or sells any CBD products. The Company hopes to find a suitor or partner to dispose of its CBD related assets but has not entered into any agreements to do so.

Products Roadmap

The Safety Shot Beverage was launched on our own website and through Amazon in December 2023 and is currently speaking with Big Box stores with the intention to launch end of the first quarter to the early portion of the second quarter of 2024.

The Company is advancing several formulations to address psoriasis and vitiligo (Photocil), increase the effectiveness of minoxidil to treat hair loss (JW-700 “minoxidil booster”), women’s sexual wellness (JW-500), and jellyfish sting prevention sunscreen (NoStingz).

Photocil was launched commercially in India in Q3 2022 as a treatment for vitiligo and psoriasis. Photocil is a topical cream that works with natural sunlight to provide patients with safe and effective phototherapy at home by blocking harmful radiation and permitting the passage of therapeutic UV radiation from the sun. The Company plans to re-launch Photocil in the US in the second half of 2024. The product is an OTC cosmetic compound using a USP monographed product as a skin protectant. The product and ingredients were approved by the FDA.

NoStingz may provide a barrier against the stinging mechanism of jellyfish cnidocyte preventing the delivery of venom to the victim. Applied like other topical sun screen products, the product is designed to protect users from jellyfish, sea lice, and UVA/UVB rays. It is not intended to treat jellyfish stings or sea lice bites. As the product contains ingredients with well established safety profiles it did not require pre-market FDA approval ahead of product launch. Its manufacturing and components comply with FDA regulations for sunscreens.

JW-700, has been licensed to companies in India and Japan and was launched on the market in India in 2023. The product has been clinically shown to increase the enzymes needed for minoxidil to work, sulfotransferase enzymes, by using the product topically in conjunction with topical minoxidil. Additional studies and formulation work are ongoing. The Company intends to launch JW-700 in the U.S in fourth Quarter of 2024 On May 1, 2022, Applied Biology Inc., a Wyoming corporation (“Applied Bio”) entered into a license agreement (the “Taisho License”) with Taisho Pharmaceutical Co. Ltd. (“Taisho”) pursuant to which Applied Bio licensed Taisho to develop, research, market and manufacture products in relation to JW-700. The term of the Taisho License is for five (5) years with an automatic renewal of one (1) year unless terminated otherwise. As consideration Safety Shot shall receive up to $200,000 in milestone payments and a 3% royalty subject to the terms and conditions of the Taisho License. On September 1, 2022, the Company entered into a license agreement with Cosmofix and San Pellegrino cosmetics to market and manufacture JW-700 and Photocil for the Indian market and 31 other companies in Africa and Far East. The license is for three years with an automatic renewal of one (1) year unless terminated otherwise. Photocil and JW-700 are being sold in India. As consideration, Safety Shot has received $20,000 in upfront payments and a 3% royalty subject to the terms and conditions of the Cosmofix/San Pellegrino license. The Company plans to launch the product in the US in 2024. The product contains components that are generally regarded as safe GRAS) and conforms to FDA guidelines on cosmetic products.

JW-500 was designed to establish a topical treatment for the restoration of nipple sensitivity for breast augmentation patients, in addition to patients who had undergone chemotherapy or lumpectomy surgery following a cancer diagnosis. The Company plans to complete the formulation and test launch the product in Q4, 2024.

Design of SS-100 formulation will be completed after the reviewing the results of the on-going clinical trial of the Safety Shot Beverage. Thereafter the Company plans to set up a Pre-IND meeting with the FDA followed by the filing of an IND for SS-100. SS-100 will be classified as a drug as it will used to treat a disease (acute alcohol poisoning), and will require filing an IND with the FDA and conducting clinical trials to determine safety and efficacy. In addition, the Company plans to seek Orphan Drug Designation for SS-100. Given that the FDA defines a drug as Orphan if it is used for the treatment, prevention or diagnosis of a rare disease or condition, which is one that affects less than 200,000 persons in the US (which equates to approximately 6 cases per 10,000). We believe that Acute Alcohol Poisoning (which has ~ 10% fatality rate and has ~20,000 cases in US) meets these criteria. Orphan drug status provides certain benefits to the Company including exclusive marketing and development rights, tax credits and fee waivers and exclusivity The development of SS-100 for acute alcohol poisoning will require the filing of an IND and controlled clinical trials to establish safety and efficacy.

The following table illustrates the timeline for each of the products as of the date of this prospectus:

PRODUCT ROADMAP

PRODUCT	FUNCTIONAL PURPOSE	STATUS
PHOTOCIL	Psoriasis/vitiligo	Licensed to Cosmofix Technovation Pvt Ltd and Sanpellegrino Cosmetics for 31 countries including Indian sub-continent, Indonesia, Middle-East, SE Asia, and Africa. Launched in India Q4, 2022. US commercial re-launch in Q3 2024
NOSTINGZ	Jellyfish protectant sunscreen	US commercial launch in Q3 2022
JW-700	Hair growth	Licensed IP to Taisho Pharmaceuticals Japan; Cosmofix Technovation Pvt Ltd and Sanpellegrino Cosmetics for 31 countries including Indian sub-continent, Indonesia, Middle-East, SE Asia, and Africa. Launched in India Q2, 2023. Ongoing Research & Formulation Development
JW-500	Nipple neuropathy	Research & Formulation Development
SAFETY SHOT Beverage	Blood alcohol content	Launched in US, Q4, 2023
SAFETY SHOT SS-100 Concentrate	Acute alcohol poisoning	Research & Formulation Development

43

Research and Development

Our research and development team is continually looking to develop new therapeutic products, while continually improving and enhancing our existing products and product candidates to address customer demands and emerging trends to develop more effective formulas for our JW-700 product.

We have conducted extensive research and experimentation involving a substantial number of volunteers under the influence of intoxicants. Our findings indicate that the Safety Shot Beverage can reduce Blood Alcohol Content, as measured by the premier Breathalyzer in the market.

The Company engaged Angelshark Consulting, LLC to conduct the Safety Shot Beverage product test, which took place on September 15, 2023. The investigation aimed to explore the impact of the Safety Shot Beverage on blood alcohol content (BAC) during a controlled event where volunteer participants consumed alcoholic beverages. The study encompassed various motor skill Assessments, including breathalyzer assessments, evaluations of energy levels and speech, as well as tests related to participants’ ability to touch their nose. The informal study suggested that the Safety Shot Beverage significantly reduced %BAC. However, confounding factors, such as the timing of breathalyzer tests, food consumption, and water intake during the 30-minute interval after Safety Shot administration, were acknowledged, indicating the need for further controlled research.

Furthermore, the study delved into the effects of the Safety Shot Beverage on energy levels and speech. While there was a reported increase in energy levels after the Safety Shot Beverage administration, the sample size was considered insufficient for robust statistical analysis. Speech tests indicated a slight reduction in mistakes, with confounding variables such as participants’ familiarity with tongue twisters being noted. Despite positive indications, the report emphasized the necessity for more research under controlled conditions to validate the Safety Shot Beverage’s effects on BAC, energy levels, and motor skill functionality. The study concluded with recommendations for refining the product taste and addressing confounding elements in future research.

In October 2023, the Company commissioned the Center for Applied Health Sciences (CAHS) in Canfield, Ohio, to serve as its primary Contracted Research Organization (CRO) for a study titled: “Effects of a Multi-Ingredient Supplement Consisting of Vitamins, Minerals, and Botanicals in Healthy Subjects on Various Psychometric and Physiologic Indices of Affect After Moderate Alcohol Consumption.” The study will involve a minimum of 36 subjects who have been thoroughly screened (healthy individuals of legal drinking age) to participate in a double-blind, placebo-controlled, crossover-designed investigation examining the impacts of alcohol both before and after the consumption of the Safety Shot Beverage. Subjects will be randomly assigned either the drink itself or a placebo, following a specific protocol to induce blood alcohol elevation. Measurements, including breathalyzer and blood drawings, will be conducted to determine blood alcohol concentration (BAC), various psychomotor skill abilities, diverse health and wellness markers, and urinalysis markers assessing how alcohol is metabolized and its effects on mental clarity. Subjects will return after a one-week washout period for re-testing with the exact protocols but will be given the alternative sample. Throughout the study, a physician will be present to monitor the proceedings. Subjects will not be allowed to operate their own vehicles and will be provided with transportation. A third-party organization (Substantiation Sciences Inc. in Weston, FL) has been appointed to audit the entire study, ensuring accuracy and adherence to the protocol.

The study received approval from the Institutional Review Board (IRB) for studies involving human subjects, and several subjects have already undergone testing and are at various stages within the protocol. The approval of the study by an IRB was necessary to commence clinical testing on humans. The study is projected to extend over several months in the event that the minimum required number of participants (36) is not attained promptly. Preliminary results will be available shortly after, with subsequent submission to various research journals determined by the science team.

Sales and Marketing

We primarily sell our products through e-commerce websites including Amazon. To drive loyalty, word-of-mouth marketing, and sustainable growth, we invest in customer experience and customer relationship management. Our marketing investments are directed towards driving profitable growth through advertising, public relations, and brand promotion activities, including digital platforms, sponsorships, collaborations, brand activations, and channel marketing. Additionally, we continue to invest in our marketing and brand development efforts by investing capital expenditures on product displays to support our channel marketing via our retail partners. We are currently speaking with Big Box stores with the intention to launch end of the first quarter to the early portion of the second quarter of 2024.

44

Manufacturing, Logistics and Fulfillment

We outsource the manufacturing of our products to contract manufacturers who produce them according to our formulation specifications. Our products are manufactured by contract manufacturers in India and the US. The majority of our products will then be shipped to third-party warehouses and to our corporate offices, which can either transport them to our distributors, retailers, or directly to our customers. Our third-party warehouses are located in the US. We use a limited number of logistics providers to deliver our products to both distributors and retailers, which allows us to lessen order fulfillment time, cut shipping costs, and improve inventory flexibility.

SRM Entertainment

On December 9, 2022, the Company entered into a stock exchange agreement (the “Exchange Agreement”) with SRM Entertainment, Inc. (“SRM”) to govern the separation of SRM and the Company. On May 26, 2023, we amended and restated the Exchange Agreement (the “Amended and Restated Exchange Agreement”) to include additional information regarding the distribution and the separation of SRM and the Company. The separation as set forth in the Amended and Restated Exchange Agreement with the Company closed August 14, 2023. Pursuant to the Amended and Restated Exchange Agreement, on May 31, 2023, SRM issued to the Company 6,500,000 shares of SRM Common Stock (representing 79.3% of SRM’s outstanding shares of Common Stock) in exchange for 2 ordinary shares of SRM Ltd owned by the Company (representing all of the issued and outstanding ordinary shares of SRM) (the “Share Exchange”). On August 14, 2023, SRM consummated its Initial Public Offering (“IPO”), pursuant to which it sold 1,250,000 shares of its common stock at a price of $5.00 per share. In connection with the Share Exchange and SRM’s IPO, the Company distributed 2,000,000 shares of SRM’s common stock to the Company’s stockholders and certain warrant holders (out of the 6.5 million shares issued in May 2023) which occurred on the effective date of the Registration Statement but prior to the closing of the IPO. Following such distribution, the Company owns 4.0 million of the 9,450,000 shares of common stock outstanding and SRM is now a minority owned subsidiary of the Company.

Competitive Strengths

We are committed to driving continuous improvement through innovation. Since our inception, we have made significant investments in research and development and have acquired a substantial portfolio of intellectual property, which continues to grow each year. Our commitment to innovation has allowed us to create unique products that we believe addresses unmet needs in the market, all backed by rigorous clinical research. We believe that our focus on research and development is designed to enable us to stay ahead of the curve and provide our customers with products that are not only effective but also innovative. We take pride in our patent portfolio and the continuous growth we have achieved, as we believe that it showcases our dedication to creating new and unique solutions for our customers. By staying committed to innovation, we are confident in our ability to meet the ever-changing needs of the health and wellness market. We believe that the Safety Shot Beverage stands as a unique product in the dietary supplement beverage market. Nevertheless, our competitive landscape includes many companies involved in the production of health and welfare products, including beverages.

Recent Developments

On January 19, 2023, the Company entered into a Securities Purchase Agreement (the “PIPE Agreement”) with certain purchasers, for the issuance of 8,631,574 common stock warrants (the “PIPE Offering”) at a price of $0.125 per warrant, comprised of two common stock warrants (the “Common Warrants,”), each to purchase up to one share of Common Stock per Common Warrant with an exercise price of $1.00 per share, with (a) 4,315,787 Common Warrants being immediately exercisable for three years following 6 months from the closing of the PIPE Offering, and (b) 4,315,787 Common Warrants being immediately exercisable for five years following 6 months from the closing of the PIPE Offering. Concurrently to the PIPE Agreement, the Company entered into a Securities Purchase Agreement (the “RD Agreement”) with certain purchasers, pursuant to which on January 23, 2023, 4,315,787 shares of common stock, par value $0.001 (the “Common Stock”), at a price of $0.70 per share were issued to the purchasers (the “RD Offering”). The Common Stock was issued pursuant to a Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission (the “Commission”) on September 28, 2022 (File No. 333-267644) and declared effective on November 9, 2022. The aggregate gross proceeds to the Company from both the PIPE Offering and the RD Offering were approximately $4.1 million, with the purchase price of one share, one 3- year warrant and one 5-year warrant as $0.95. The net proceeds were $3,450,675.

45

On March 31, 2023 the Company entered into a Financial Advisory Agreement (“FSA”) with Greentree Financial Group, Inc. to render certain professional services to the Company. In connection with the FSA, the Company issued 500,000 restricted shares of its common stock to Greentree.

On July 10, 2023, the Company entered into an asset purchase agreement (the “Agreement”) with GBB Labs, Inc., a Delaware corporation (“Buyer”), GBB Drink Lab Inc., a Florida corporation (“Seller”), 2V Consulting LLC, a Florida limited liability company, the Jarrett A Boon Revocable Trust Dated October 22, 2014, Gregory D. Blackman, an individual and Brothers Investment 7777, LLC. Pursuant to the Agreement, the Buyer purchased certain assets relating to the Safety Shot Beverage product for a consideration comprising of: (a) the sum of Two Hundred Thousand U.S. Dollars (US $200,000) (the “Cash Purchase Price”); and (b) 5,000,000 Common Shares (the “Consideration Shares” and together with the Cash Purchase Price, collectively, the “Purchase Price”). The asset purchase was closed on August 31, 2023.

Intellectual Property

We filed Provisional Patent (CBD Formulations and Uses Thereof: USAN: 62/884,995) on a combination of CBD and Aspartame on August 8, 2019. The patent is to cover any products that contain a combination of CBD and Aspartame. This initially will cover the products under the CaniDermRX Brand. The provisional patent application was converted into a full US patent application (No.: 16/987,941) and PCT application (PCT/US2020/045408I) on August 9, 2020. If issued, the patent will give patent protection until 2040.

We filed Provisional Patent (CBD Sunscreen Formulations and Uses Thereof: USAN: 63/005,854) on our CBD-infused sunscreen products on August 6, 2020. The patent is to cover any products under our CaniSun product line that contains CBD. The priority date starts at the time the provisional is converted into a full patent application, which will occur on April 6, 2021. If issued, the patent will give patent protection until 2041.

We filed Provisional Patent (Oroanasal CBD formulations and uses thereof (No.: 63/042,458) on June 22, 2020. This covers the use of CBD products for the treatment of respiratory viruses .

As of the date, the Company owns five patents. Including the patent (US 9,186,350 B2) and patent (US 10,028,991 B2) for the composition of the Safety Shot Beverage used for minimizing the harmful effects associated with alcohol consumption.

Government Regulation

The Safety Shot Beverage:

The production, distribution and sale in the United States of the Safety Shot Beverage is subject to various U.S. federal, state and local regulations, including but not limited to: the Federal Food, Drug and Cosmetic Act (“FD&C Act”); the Occupational Safety and Health Act and various state laws and regulations governing workplace health and safety; various environmental statutes; the Safe Drinking Water and Toxic Enforcement Act of 1986 (“California Proposition 65”); data privacy and personal data protection laws and regulations, including the California Consumer Privacy Act of 2018 (as modified by the California Privacy Rights Act) and a number of other federal, state and local statutes and regulations applicable to the production, transportation, sale, safety, advertising, marketing, labeling, packaging, and ingredients of the Safety Shot Beverage.

We also may in the future be affected by other existing, proposed and potential future regulations or regulatory actions, including those described below, any of which could adversely affect our business, financial condition and results of operations.

Furthermore, legislation and regulation may be introduced in the United States at the federal, state, municipal and supranational level in respect of each of the subject areas discussed below. Public health officials and health advocates are increasingly focused on the public health consequences associated with obesity and alcohol consumption, especially as they may affect children, and are seeking legislative change to reduce the consumption of sweetened and alcohol beverages.

We are subject to a number of regulations applicable to the formulation, labeling, packaging, and advertising (including promotional campaigns) of our products. In California, we are subject to California Proposition 65, a law which requires that a specified warning be provided before exposing California consumers to any product that contains in excess of threshold amounts of a substance listed by California as having been found to cause cancer or reproductive toxicity. California Proposition 65 does not require a warning if the manufacturer of a product can demonstrate that the use of the product in question exposes consumers to an average daily quantity of a listed substance that is below that threshold amount, which is determined either by scientific criteria set forth in applicable regulations or via a “safe harbor” threshold that may be established by the state, or the substance is naturally occurring, or is subject to another applicable exception. As of the date of this registration statement, we are not required to put a warning label on our product and our products are perfluoroalkyl and polyfluoroalkyl substances (“PFAS”) free. We are unable to predict whether a component found in our product might be added to the California list in the future. Furthermore, we are also unable to predict when or whether the increasing sensitivity of detection methodology may become applicable under this law and related regulations as they currently exist, or as they may be amended. If we are required to add warning labels to any of our products or place warnings in certain locations where our products are sold, it will be difficult to predict whether, or to what extent, such a warning would have an adverse impact on sales of our products in those locations or elsewhere. In addition, there has been increasing regulatory activity globally regarding constituents in packaging materials, including PFAS. Regardless of whether perceived health consequences of these constituents are justified, such regulatory activity could result in additional government regulations that impact the packaging of our beverages.

In addition, the U.S. Food and Drug Administration (the “FDA”) has regulations with respect to serving size information and nutrition labeling on food and beverage products, including a requirement to disclose the amount of added sugars in such products. Further, the U.S. Department of Agriculture promulgated regulations requiring that, by January 1, 2022, the labels of certain bioengineered foods include a disclosure that the food is bioengineered. These regulations may impact, reduce and/or otherwise affect the purchase and consumption of our products by consumers.

All ingredients in the Safety Shot Beverage are deemed Generally Recognized as Safe (GRAS) and align with FDA standards, permitting their inclusion in supplements. In the event that the FDA or any governmental agency identifies an ingredient or aspect of our product as unsafe, we commit to promptly withdrawing that component in accordance with regulatory directives. From a product and sales perspective, there are no impediments or concerns raised by any governmental agency. It is essential to note that the Safety Shot Beverage is classified as a dietary supplement, exempt from the approval or filing requirements mandated for pharmaceutical drugs by the FDA or other regulatory authorities.

The development of SS-100 concentrate for the treatment of acute alcohol poisoning will require filing an IND with the FDA for a clinical program to demonstrate safety and efficacy.

The process for obtaining Orphan Drug designation is to submit an application to the FDA that provides data (patient population; uniqueness of product) supporting the application. The FDA will make a determination based on the data and whether it is unique against other drugs in the same category already granted Orphan Drug status.

The development and manufacturing of JW 500, JW 700, Photocil are subject to various U.S. federal, state and local regulations, including but not limited to: the Federal Food, Drug and Cosmetic Act (“FD&C Act”); the Occupational Safety and Health Act and various state laws and regulations governing workplace health and safety; various environmental statutes. JW 500, and JW700, are cosmetic products and do not require pre-marketing approval but must follow the FDA guidelines on manufacturing. We are fully compliant with these guidelines. Photocil is an OTC product and has received FDA approval for packaging and ingredients.

NoStingz follows the FDA requirements, i.e. labelling and components, for sunscreens.

Due to changes in the regulations relating to CBD products, the Company no longer sells any CBD products. These changes could have a negative effect on the value of the Company’s IP containing or utilized with CBD.

46

Employees

As of this prospectus, we had eight full-time employees. We believe our relations with our employees to be good.

Properties

Currently, we do not own any real property. We rent an office space at 1061 E. Indiantown Rd., Ste. 110, Jupiter, FL 33477 for $15,038 per month. The Company entered into the office lease effective July 1, 2021, which has a primary term of the lease of five years with one renewal option for an additional three years.

Legal Proceedings

On November 30, 2023, Intracoastal Capital, LLC (“Intracoastal”) commenced an action against the Company in the New York County Supreme Court, alleging that (i) the Company is in breach of a common stock warrant issued to Intracoastal on or about July 26, 2021, and (ii) that the Company should be ordered by the court to deliver to Intracoastal 330,619 free trading shares of Company common stock.

The Company’s answer to Intracoastal’s complaint is due on or before January 26, 2024. The Company intends to vigorously defend itself against Intracoastal’s claims.

On December 8, 2023, the Company commenced an action against Capybara Research (“Capybara”), Igor Appelboom (“Appelboom,” and together with Capybara Research, the “Capybara Parties”) and Accretive Capital LLC d/b/a Benzinga (“Capybara Parties and Accretive, together, the “Capybara Defendants”) in the United States District Court for the Southern District of New York. The Company’s complaint alleges that (i) the Capybara Parties are liable for securities fraud to the Company for making false representations that were made to manipulate the price of the Company’s common stock to the benefit of the Capybara Parties, and (ii) the Capybara Defendants are liable for tortious interference with prospective business relations to the Company by misleading the investing public to—absent a legitimate basis and, instead, for the benefit of the Capybara Defendants—take short positions against Company common stock to wrongfully depress the price of the same.

The Company intends to vigorously litigate its claims for relief against the Capybara Defendants.

On September 5, 2023, “Sabby” Volatility Warrant Master Fund Ltd. sued the Company in the federal district court for the Southern District of New York case captioned Sabby Volatility Warrant Master Fund Ltd. v. Jupiter Wellness, Inc., No.1:23-cv-07874-KPF (the “Litigation”). Sabby’s initial complaint in the Litigation alleges that the Company’s delayed spin-off and distribution of the common stock of “SRM” Entertainment. Inc. give rise to claims of breach-of-contact, promissory estoppel, and negligent misrepresentation. On November 10, 2023, Jupiter sought judicial permission to move to dismiss Sabby’s complaint, arguing that Sabby had no legal right to the delayed distribution occurring on the original record date, and that regardless, no law requires the Company to compensate Sabby for the costs of covering its short position against the Company. In response, the Court allowed the parties to bypass that dismissal motion briefing so long as Sabby filed an amended complaint by December 15, 2023. Sabby did timely file an amended pleading, and the Company is considering whether to move to dismiss that amended complaint.

On or about December 14, 2023, 3i LP (“3i”) through its counsel demanded payment of $380,449.18 from the Company in relation to the Company’s warrants to purchase 89,000 shares of its common stock issued by the Company to 3i on July 22, 2021, to purchase.

On January 19, 2024, Coachella Music Festival, LLC filed a lawsuit against the Company in the federal district court for the Central District of California, Case No. 2:24-cv-537 (the “Litigation”). The Litigation asserts causes of action for Trademark Infringement under 15 U.S.C. Section 1114; False Designation of Origin under 15 U.S.C. Section 1125; False Advertising under 15 U.S.C. Section 1125; violations of Cal. Bus. & Prof. Code Sections 17200 & 17500; Inducement of Trespass; Conversion; and Trespass to Chattels. The Litigation seeks injunctive relief, profits resulting from the Company’s alleged infringement, the value of a Coachella beverage sponsorship, costs of corrective advertising, attorney’s fees and punitive damages. The Company does not believe that the Litigation’s ultimate disposition or resolution will have a material adverse effect on the Company’s financial position, results of operations or liquidity.

On January 10, 2024, Bigger Capital fund, L.P., filed a lawsuit against the Company in the Supreme Court for the State of New York, Case No. 650148/2024 (the “Litigation”). The Litigation stems from the Company’s warrant to purchase 1,656,050 shares of Company common stock issued to Bigger Capital on July 20, 2021, and asserts causes of action for Breach of Contract, Specific Performance and Declaratory Relief. The Litigation seeks compensatory damages of $3 million, liquidated damages in an estimated amount of $4 million, specific performance, attorney’s fees and declaratory relief. The Company believes that it has valid defenses and plans to defend itself vigorously. The Company does not believe that the Litigation’s ultimate disposition or resolution will have a material adverse effect on the Company’s financial position, results of operations or liquidity.

The Company may be subject to legal proceedings and claims arising from contracts or other matters from time to time in the ordinary course of business. Management is not aware of any pending or threatened litigation where the ultimate disposition or resolution could have a material adverse effect on its financial position, results of operations or liquidity.

47

MANAGEMENT

Our directors and executive officers and their respective ages as of the date of this prospectus are as follows:

Name	Age	Position(s)
Brian S. John	55	Chief Executive Officer and Director
Dr. Glynn Wilson	73	Chairman and Chief Science Officer
Markita L. Russell	50	Chief Financial Officer
Nancy Torres Kaufman	40	Director
Christopher Marc Melton	52	Director
Jarrett Boon	57	Director
Richard Pascucci	48	Director
John Gulyas	48	Director

Brian S. John, Chief Executive Officer and Director, is one of our founders and has served as our Chief Executive Officer since October 2018. For the past 20 years, Brian has been an investor and advisor to companies around the globe. He is the founder of Caro Partners, LLC, a financial consulting firm specializing in assisting emerging growth companies primarily in the sub- $100 million space, and has worked with hundreds of companies in dozens of countries over the last 25 years. Mr. John was the Chief Executive Officer of Teeka Tan Products Inc., a sun care company he co-founded in 2004 and later sold. He also served on the board of directors of The Learning Center at the Els Center of Excellence–a school for children with autism in Jupiter, Florida.

Dr. Glynn Wilson, Chairman, Chief Scientific Officer, has served as one of our directors since November 2018. Mr. Wilson was appointed our Chief Scientific Officer on April 2021 and as our Chairman in October 2019. He has served as our Head of Research and Development from October 2019 to July 2021. Dr. Wilson previously served as a Director of TapImmune, Inc. from February 2005 until October, 2018 and as Chief Executive Officer from July 2009 through September 2017. Dr. Wilson also served as President of Auriga Laboratories, Inc. from June 1, 2005 through March 13, 2006, and as Chief Scientific Officer from March 13, 2016 through August 25, 2006. He was the Chief Scientific Officer at Tacora Corporation from 1994 to 1997 and was the Vice-President, R&D, at Access Pharmaceuticals from 1997 to 1998. Dr. Wilson was Research Area Head, Cell and Molecular Biology in Advanced Drug Delivery at Ciba-Geigy Pharmaceuticals from 1984-1989 and Worldwide Head of Drug Delivery at SmithKline Beecham from 1989 to 1994. He was a faculty member at Rockefeller University, New York, in the laboratory of the Nobel Laureates, Sanford Moore and William Stein, from 1974 to 1979. Dr. Wilson is a recognized leader in the development of drug delivery systems and has been involved in taking lead products & technologies from concept to commercialization.

Dr. Wilson has a Ph. D. in Biochemistry and conducted medical research at The Rockefeller University, New York. Dr. Wilson brings an extensive background of success in corporate management and product development with tenures in both multinational and start-up biotech organizations.

Nancy Torres Kaufman, Director, has served as one of our directors since January 2021. Ms. Kaufman is the Chairman and CEO of Beacon Capital LLC, a New York family office, recently relocated to Jupiter, Florida. Ms. Kaufman officially founded Beacon Capital as her family office and investment platform in 2010 with a focus on investing in life sciences businesses globally. In 2003, Ms. Kaufman started a mortgage correspondent lending company called Wall St. Mortgage, a first and second lien corresponding lender and brokerage company which book and operations she sold to Countrywide in 2006. In 2004, she joined the investment banking boutique Violy & Co and focused increasingly on her first passion, life sciences. Ms. Kaufman is a Cuban born and raised entrepreneur focused on bringing venture impact philanthropy into the life science and healthcare space. She left Cuba 1994 for the US unaccompanied as a 14-years old. In 1999, Ms. Kaufman was awarded a full academic scholarship to the College of St. Elizabeth, consisting of an accelerated medical program with UMDNJ for a Bachelor of Science Major in Biology with a Chemistry minor. Ms. Kaufman also entered the Women’s Leadership Program at Yale School of Management in 2020.

48

Christopher Marc Melton, Director, has served as one of our directors since August 2019. Mr. Melton has served as director of SG Blocks, Inc. since November of 2011 and currently serves as the Audit Committee Chairman. From 2000 to 2008, Mr. Melton was a Portfolio Manager for Kingdon Capital Management (“Kingdon”) in New York City, where he ran in excess of $1 Billion book in media, telecom, and Japanese investment. Mr. Melton opened Kingdon’s office in Japan, where he set up a Japanese research company. From 1997 to 2000, Mr. Melton served as a Vice President at JPMorgan Investment Management as an equity research analyst, where he helped manage $1 Billion plus in REIT funds under management. Mr. Melton was a Senior Real Estate Equity Analyst at RREEF Funds in Chicago from 1995 to 1997. Mr. Melton is Principal and co-founder of Callegro Investments, a specialist land investor. He currently serves on several Public and Private Boards as well as Chairman of the Audit Committee of a Nasdaq listed company.

Jarrett Boon, Director, was the Co-Founder and CEO of GBB Drink Lab. Mr. Boon has over 30 years of experience building successful businesses from creation to exit. He was one of the original thought leaders and investors in LifeLock, a leading identity protection provider, where he applied his expertise in sales, marketing, and strategic business development to grow LifeLock to $500 million in revenue. LifeLock went public in 2012 and was subsequently acquired by Symantec in 2016 for $2.3 billion. Prior to LifeLock, Mr. Boon founded SW Promotions, a marketing and advertising company. SW Promotions and its 400 employees were acquired by one of its publicly traded partners.

Richard Pascucci, Director, has over 20 years of experience in the beverage industry. Since May 2018 Mr. Pascucci has been working as the founder and owner of Black Apple Group, LLC, a consulting group specializing in strategy, brand marketing, business intelligence, business insights and category development. Since May 2017, Mr. Pascucci has been working as the Beverage Consultant at Pascucci Enterprise, wherein he is responsible for the company’s key strategic areas, while identifying and delivering key projects and priorities. Between May 2011 and May 2017, Mr. Pascucci worked as the Chief Growth Officer and the VP of Business Development at Pabst Brewing Company. Mr. Pascucci has bachelors in arts from St. Joseph’s University, Philadelphia.

John Gulyas, Director, has owned and operated multiple franchise brands over the last 13 years. Since 2015 Mr. Gulyas has been the owner and the CEO of 2v consulting LLC. Since February 2020 Mr. Gulyas has been working as the Founder and President of GBB Drink Lab. From October 2018 to September 2021, Mr. Gulyas worked as a vice president of franchise development at Vio Med Spa. He worked as site development coordinator at European Wax Center from June 2007 to March 2017.

Term of Office

Our Board is elected annually by our stockholders. Each director shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal.

Family Relationships

There are no family relationships among and between the issuer’s directors, officers, persons nominated or chosen by the issuer to become directors or officers, or beneficial owners of more than ten percent of any class of the issuer’s equity securities.

Board Composition

Director Independence

Our business and affairs are managed under the direction of our Board, which consists of seven members. Under Nasdaq rules, independent directors must comprise a majority of a listed company’s board of directors, subject to certain exceptions. In addition, Nasdaq rules require that each member of a listed company’s audit, compensation and nominating and governance committees be independent, subject to certain phase-ins for newly-public companies. Under Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or (2) be an affiliated person of the listed company or any of its subsidiaries.

49

Our Board has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that Nancy Torres Kaufman, Richard Pascucci, Christopher Marc Melton, and John Gulyas do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq. In making this determination, our Board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

In making this determination, our Board considered the current and prior relationships that each non-employee director has with us and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Committees

Our Board has established Audit, Compensation, and Nominating and Corporative Governance Committees. Our Board may establish other committees to facilitate the management of our business. The composition and functions of the audit committee, compensation committee and nominating and corporate governance committee are described below. Members will serve on committees until their resignation or removal from the Board or until otherwise determined by our Board.

Audit Committee

Mr. Melton, Mr. Pascucci and Ms. Kaufman are members of our Audit Committee of the Board (the “Audit Committee”), where Mr. Melton serves as the chairman. All members of our Audit Committee satisfy the independence standards promulgated by the SEC and by Nasdaq as such standards apply specifically to members of Audit Committees.

We have adopted and approved a charter for the Audit Committee. In accordance with our Audit Committee Charter, our Audit Committee shall perform several functions, including:

●	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
●	helping to ensure the independence and performance of the independent registered public accounting firm;
●	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;
●	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
●	reviewing our policies on risk assessment and risk management;
●	reviewing related party transactions;
●	obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes our internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and
●	approving (or, as permitted, pre-approving) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

It is determined that Mr. Melton possesses accounting or related financial management experience that qualifies him as an “audit committee financial expert” as defined by the rules and regulations of the SEC.

The Audit Committee held 6 meetings in fiscal year 2023.

50

Compensation Committee

Messrs. Melton and Gulyas are members of our Compensation Committee of the Board (the “Compensation Committee”) and Mr. Gulyas serves as the chairman. All members of our Compensation Committee are qualified as independent under the current definition promulgated by Nasdaq. We have adopted a charter for the Compensation Committee. In accordance with the Compensation Committee’s Charter, the Compensation Committee is responsible for overseeing and making recommendations to the Board regarding the salaries and other compensation of our executive officers and general employees and providing assistance and recommendations with respect to our compensation policies and practices.

The Compensation Committee held 8 meetings in fiscal year 2023.

Nominating and Corporate Governance Committee

Messrs. Melton and Gulyas are the members of our Nominating and Corporate Governance Committee, where Mr. Gulyas serves as the chairman. All members of our Nominating and Governance Committee are qualified as independent under the current definition promulgated by Nasdaq. The Board adopted and approved a charter for the Nominating and Corporate Governance Committee. In accordance with the Nominating and Corporate Governance Committee’s Charter, the Nominating and Corporate Governance Committee is responsible to identify and propose new potential director nominees to the board of directors for consideration and review our corporate governance policies.

The Nominating and Corporate Governance Committee held 4 meetings in fiscal year 2023.

Board Leadership Structure and Role in Risk Oversight

The Board is primarily responsible for overseeing our risk management processes. The Board receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our assessment of risks. The Board focuses on the most significant risks we face our general risk management strategy, and also ensures that risks we undertake are consistent with the Board’s appetite for risk. While the Board oversees our risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks we face and that the Board leadership structure supports this approach.

51

Our amended and restated bylaws provide the Board with flexibility in its discretion to combine or separate the positions of Chairman of the Board and Chief Executive Officer. The Board currently separates the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. Our Chief Executive Officer, who is also a member of the Board, is responsible for setting the strategic direction of the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer, sets the agenda for the Board meetings, presides over meetings of the Board and tries to reach a consensus on Board decisions. Although these roles are currently separate, the Board believes it should be able to freely select the Chairman of the Board based on criteria that it deems to be in the best interest of the Company and its stockholders, and therefore one person may, in the future, serve as both the Chief Executive Officer and Chairman of the Board.

Code of Ethics

We have adopted a code of ethics and conduct applicable to all of our directors, officers, employees and all persons performing similar functions. A copy of that code is attached as Exhibit 14.1 to the Registration Statement of which this prospectus forms a part thereof. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed in our public filings with the Commission.

Corporate Governance Guidelines

We have adopted a corporate governance guidelines that serve as a flexible framework within which our Board and its committees operate. These guidelines cover a number of areas including the size and composition of the Board, Board membership criteria and director qualifications, director responsibilities, Board agenda, roles of the chairman of the Board and Chief Executive Officer and Chief Financial Officer, meetings of independent directors, committee responsibilities and assignments, Board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of our corporate governance guidelines is attached hereto as Exhibit 14.2 to the Registration Statement of which this prospectus forms a part thereof.

Involvement in Certain Legal Proceedings

To our knowledge, except as set forth in the biography of Brian John, our directors and executive officers have not been involved in any of the following events during the past ten years:

1.	any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
3.	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any type of business, securities or banking activities or to be associated with any person practicing in banking or securities activities;
4.	being found by a court of competent jurisdiction in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;
5.	being subject of, or a party to, any Federal or state judicial or administrative order, judgment decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any Federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or
6.	being subject of or party to any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires our directors and officers, and the persons who beneficially own more than 10% of our Common Stock, to file reports of ownership and changes in ownership with the SEC. Copies of all filed reports are required to be furnished to us pursuant to Rule 16a-3 promulgated under the Exchange Act. Based solely on the reports received by us and on the representations of the reporting persons, we believe that these persons have complied with all applicable filing requirements during the year ended December 31, 2023.

Changes in and Disagreements with Accountants

For the fiscal years ended December 31, 2023 and 2022, we did not have a change in, or any disagreement with, our independent registered public accountants on any matter of accounting principles, practices or financial statement disclosure.

52

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

At December 31, 2022, the Company had invested $2,908,300 in Jupiter Wellness Sponsor LLC (“JWSL”), a limited liability company formed for the purpose of sponsorship of Jupiter Wellness Acquisition Corp. (“JWAC”), a special purpose acquisition company (“SPAC”) and a unconsolidated subsidiary. Mr. Brian John, our CEO, was the managing member of JWSL and Chief Executive Officer of JWAC.

JWAC filed a Current Report on Form 8-K filed with the Securities Exchange Commission on May 2, 2023. JWAC’s stockholders approved JWAC’s business combination with Chijet Inc. and its affiliates including Chijet Motor Company Inc. (collectively “Chijet”), at its Special Meeting of Stockholders held on May 2, 2023 and closed the transaction on June 1, 2023. As a result, on June 27, 2023, the Company received a total of 1,662,434 shares of restricted common stock of Chijet (Nasdaq: CJET) in exchange for its Loans. In August 2023, the Company receive 96,000 additional shares ChiJet due to downside protection clauses in the business combination agreements.

In May 2023, the Company purchased 48,000 shares of JWAC (now Chijet) common stock for $508,800 and in September 2023, the Company purchased an additional 10,000, shares for $14,332.

During the nine months ended September 30, 2023 the Company sold 256,637 ChiJet shares for a realized gain of $216,664.

At September 30, 2023 the Company, the Company held 1,292,297 common shares of Chijet (the “CJET Shares”) are considered trading securities and are categorized as marketable securities on the balance sheet. At September 30, 2023 the CJET Shares had a combined fair market value of $2,281,074 had a combined unrealized loss of $356,359 which is included in other income.

On December 9, 2022, The Company entered into a stock exchange agreement (the “Exchange Agreement”) with SRM Entertainment, Inc. (“SRM”) to govern the separation of SRM from the Company. On May 26, 2023, we amended and restated the Exchange Agreement (the “Amended and Restated Exchange Agreement”) to include additional information regarding the distribution and the separation of SRM the Company. The separation as set forth in the Amended and Restated Exchange Agreement with Jupiter closed August 14, 2023. Pursuant to the Amended and Restated Exchange Agreement, on May 31, 2023, SRM issued to the Company 6,500,000 shares of SRM Common Stock (representing 79.3% of SRM’s outstanding shares of Common Stock) in exchange for 2 ordinary shares of SRM Ltd owned by the Company (representing all of the issued and outstanding ordinary shares of SRM) (the “Share Exchange”). On August 14, 2023, SRM consummated its Initial Public Offering (“IPO”), pursuant to which it sold 1,250,000 shares of its common stock at a price of $5.00 per share. In connection with the Share Exchange and SRM’s IPO, the Company distributed 2,000,000 shares of SRM’s common stock to the Company’s stockholders and certain warrant holders (out of the 6.5 million shares issued in May 2023) which occurred on the effective date of the Registration Statement but prior to the closing of the IPO. Following such distribution, the Company owns 4.5 million of the 9,450,000 shares of common stock outstanding and SRM is now a minority owned subsidiary of the Company. SRM.

At December 31, 2022, the Company had an outstanding unsecured, non-interest bearing loan receivable balance of $1,482,673 from SRM Entertainment, Ltd, its wholly owned subsidiary. On September 1, 2022, the loan was converted to a six percent (6%) interest-bearing promissory note (the “Note”) due on the earlier of: (i) September 30, 2023 or (ii) the date on which the Company consummates an initial public offering of its securities. During the nine months ended September 30, 2023, the Company accrued $55,847 interest expense on the Note. The total balance of $1,538,520 ($1,482,673 note and $55,847 interest) due Jupiter was paid from proceeds SRM’s Initial Public Offering (“IPO”) on August 14, 2023.

In connection with the acquisition of the assets related to the Safety Shot Beverage in August 2023, the Company issued GBB Drink Labs, Inc. a total of 5,000,000 shares of its common stock. Messrs. Gulyas and Boon each received 1,657,000 shares based on their respective ownership of GBB Drink Labs, Inc. .Mr. Gulyas is now a director of the Company and Mr. Boon is a director and Chief Operating Officer

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation was paid to our principal executive officer and our two other most highly compensated executive officers during the fiscal years indicated below.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)	All Other Compensation ($)(5)		Total Compensation ($)
Brian S. John(1)(4)(5)	2022	$250,000	$293,122	$		$	$		$543,122
Chief Executive Officer	2023	$293,958	$159,000		$-	$		$25,000	$477,958

Richard Miller(2)	2022	$175,000	$218,122	$		$	$		$393,172
Former Chief Compliance Officer	2023	$-	$-		$-	$		$-	$-

Dr. Glynn Wilson(3)(4)	2022	$150,000	$150,000	$		$	$		$300,000
Chairman of the Board and Chief Science Officer	2023	$179,375	$—		$-	$		$25,000	$204375

Markita Russell	2022
Chief Financial Officer	2023	$93,750

1.	Mr. John was appointed as Chief Executive Officer on October 28, 2018.
2.	Mr. Miller is no longer an officer of the Company.
3.	Dr. Wilson was appointed as a director in November 2018 and as Chairman on October 15, 2019.
4.	Mr. Brian and Dr. Wilson both received 1,050,000 5-year options to purchase the Company’s common stock at an exercise price of $0.84 and $0.76 per share, respectively. The options were granted with an exercise price equal to market on date of grant.
5.	Mr. John’s employment agreement calls for a bonus on investments made by the Company. In 2023, Mr. John received 267,500 shares of restricted Chijet Motor Company common stock from the Company’s SPAC transaction and 500,000 restricted shares of SRM Entertainment Inc. related to the sale of SRM Entertainment Ltd.

53

Employment Agreements with Named Officers

On May 1, 2023, we entered into a written employment agreement with Brian John, pursuant to which Mr. John shall serve as our Chief Executive Officer, President, and Chief Investment Officer (the “John Employment Agreement”). The John Employment Agreement has an initial term of two (2) years, and shall automatically renew for two (2) year periods unless otherwise terminated by either party. Mr. John shall be paid a salary of $300,000 (the “Base Salary”) for the for the year ended at December 31, 2023, with such Base Salary increasing by 10% for each calendar year thereafter. Mr. John shall also be entitled to a 20% bonus pursuant to his position as Chief Investment Officer, based on the net profits realized from any investments made by the Company during his employment.

On August 18, 2023, the Company entered into a written employment agreement with Jarrett Boon, pursuant to which Mr. Boon shall serves as the chief operating officer of the Company (the “Jarrett Employment Agreement”). Jarrett Employment Agreement has an initial term of two years from September 1, 2022, and shall automatically renew for one (1) year periods unless otherwise terminated by either party. Mr. Boon shall be paid a salary of $150,000 (the “Base Salary”), with such Base Salary increasing by 5% for each renewal term. Mr. Boon shall also be entitled to a cash bonus between a range of 33%-50% of the Base Salary, based on his achievements and at the discretion of the Company. Mr. Boon shall be entitled to options to purchase 100,000 shares of Company’s common stock, granted at market price and which shall vest quarterly over a period of three years.

54

Employment Agreements with Senior Management

On April 17, 2023, we entered into a written employment agreement with Dr. Glynn Wilson, pursuant to which Mr. Wilson shall serve as our Chief Science Officer (the “Wilson Employment Agreement”). The Wilson Employment Agreement has an initial term of two (2) years, and shall automatically renew for two (2) year periods unless otherwise terminated by either party. Mr. Wilson shall be paid a salary of $175,000 (the “Base Salary”) and $175,000 in stock options annually, with such Base Salary and the stock options increasing by 10% for the following two calendar years of 2024 and 2025.

During 2020, Dr. Wilson was issued 500,000 shares of the Company’s common stock representing the 300,000 shares due for 2019 and 200,000 shares due for 2020.

Stock Incentive Plan

On July 27, 2021 and December 14, 2021, our Board of Directors and majority shareholders, respectively, approved the Safety Shot, Inc. 2021 Equity Incentive Plan (the “2021 Plan”), to be administered by the our Compensation Committee. Pursuant to the 2021 Plan, we are authorized to grant options and other equity awards to officers, directors, employees and consultants. The purchase price of each share of common stock purchasable under an award issued pursuant to the 2021 Plan, shall be determined by our Compensation Committee, in its sole discretion, at the time of grant, but shall not be less than 100% of the fair market of such share of common stock on the date the award is granted, subject to adjustment. Our Compensation Committee shall also have sole authority to set the terms of all awards at the time of grant. Pursuant to the 2021 Plan, a maximum of 3,500,000 shares of our common stock shall be set aside and reserved for issuance, subject to adjustments as may be required in accordance with the terms of the 2021 Plan.

On September 14, 2022, the Board of Directors adopted the 2022 Equity Incentive Plan (the “Plan”), an omnibus equity incentive plan pursuant to which the Company may grant equity-linked awards to officers, directors, consultants and others. The Board adopted the 2022 Equity Incentive Plan as a means to offer incentives and attract, motivate and retain and reward persons eligible to participate in the 2022 Equity Incentive Plan. Accordingly, the Board unanimously approved and adopted the 2022 Equity Incentive Plan, including authorization of the issuance of 4,000,000 shares of the Company’s common stock thereunder. Pursuant to the Plan, a maximum of 4,000,000 shares of our common stock shall be set aside and reserved for issuance, subject to adjustments as may be required in accordance with the terms of the Plan.

On December 30, 2022, the Company, in connection with the Plan, granted the directors and officers of the Company options to purchase shares of common stock. The table below shows the options granted to each director and officers, and their respective terms.

55

Name	Options	Exercise Price	Term
Brian S John	1,050,000	$0.836	Five years from the grant date
Dr. Glynn Wilson	1,050,000	$0.7600	Five years from the grant date
Doug McKinnon	500,000	$0.7600	Five years from the grant date
Christopher Melton	50,000	$0.7600	Five years from the grant date
Dr. Skander Fani	50,000	$0.7600	Five years from the grant date
Nancy Torres Kauffman	50,000	$0.7600	Five years from the grant date
Gary Hermann	50,000	$0.7600	Five years from the grant date

In addition to the directors and officers, on December 30, 2022, the Company granted 100,000 options to purchase shares of common stock, at an exercise price of $0.7600 and a five year term, to Mesers. Markita Russell, Paul Jones and Zachary Greave, each. The Company also granted 50,000 options to purchase shares of common stock, at an exercise price of $0.7600 and a five year term, to each of Mesers. Michelle Basantes, George Hall, and Dr. Hector Alia.

Outstanding Equity Awards at Fiscal Year-End

In connection with the employment agreements described above Dr. Wilson was granted and 200,000 shares of our common stock during the year ended December 31, 2021.

There were no outstanding equity awards as of December 31, 2023.

Director Compensation

The following table sets forth the amounts paid to Directors during the years ended December 31, 2022 and 2023.

Directors	2022	2023
Brian John	$-	25,000
Dr. Skender Fani (former)	$20,000	25,000
Glynn Wilson	$-	25,000
Hector Alila (former)	$20,000	25,000
Nancy Torres Kaufman	$20,000	25,000
Christopher Melton	$20,000	25,000
Gary Herman (former)	$20,000	25,000
	$100,000	175,000

Agreements with Directors

On February 25, 2019 (the “Alila Execution Date”), we entered into an independent director’s agreement with Dr. Hector Alila, pursuant to which Dr. Alila shall served as one of our directors (the “Alila Agreement”). Pursuant to the Alila Agreement, we shall pay Dr. Alila $1,000 per quarter, per annum. Additionally, we shall issue to Mr. Alila an option to purchase 33,330 shares of our common stock on the Alila Execution Date and for each additional year Dr. Alila serves as a director (the “Alila Options”). The Alila Options shall have a three (3) year term and an exercise price of $0.25 per share and shall be issued on each anniversary date of his election Mr. Alila is no longer a director of the company.

On March 13, 2019 (the “Glynn Execution Date”), we entered into an independent director’s agreement with Timothy Glynn, pursuant to which Mr. Glynn shall serve as one of our directors (the “Glynn Agreement”). Pursuant to the Glynn Agreement, we shall pay Mr. Glynn $1,000 per quarter, per annum. Additionally, we shall issue to Mr. Glynn an option to purchase 50,000 shares of our common stock on the Glynn Execution Date and for each additional year Mr. Glynn serves as a director (the “Glynn Options”). The Glynn Options shall have a three (3) year term and an exercise price of $0.25 per share and shall be issued on each anniversary date of his election. Mr. Glynn resigned from the board of directors, effective January 15, 2021.

56

On July 29, 2019 (the “Melton Execution Date”), we entered into an independent director’s agreement with Christopher Melton, pursuant to which Mr. Melton shall serve as one of our directors and our Audit Committee Chairperson (the “Melton Agreement”). Pursuant to the Melton Agreement, we shall pay Mr. Melton $1,000 per quarter, per annum. Additionally, we shall issue to Mr. Melton an option to purchase 33,000 shares of our common stock on the Melton Execution Date and for each additional year Mr. Melton serves as a director (the “Melton Options”). The Melton Options shall have a three (3) year term and an exercise price of $0.25 per share and shall be issued on each anniversary date of his election.

On January 20, 2021 (the “Kaufman Execution Date”), we entered into an independent director’s agreement with Nancy Torres Kaufman, pursuant to which Ms. Kaufman shall serve as one of our directors and one of our audit committee members (the “Kaufman Agreement”). Pursuant to the Kaufman Agreement, we shall pay to Ms. Kaufman as director’s fee of $20,000 per annum. Additionally, we issued to Ms. Kaufman an option to purchase 20,000 shares of our common stock on the Kaufman Execution Date and for each additional year she serves as a director (the “Kaufman Options”). The Kaufman Options shall have a three (3) year term, an exercise price equal to the current market price of the Company’s common stock on the date of issuance, and shall be issued on each anniversary date of her election.

On December 5, 2023, (the “Richard Execution Date”), we entered into an independent director’s agreement with Richard Pascucci, pursuant to which Mr. Pascucci shall serve as one of our directors (the “Richard Agreement”). Pursuant to the Richard Agreement, we shall pay Mr. Pascucci $25,000 per annum. Additionally, we shall issue to Mr. Pascucci an option to purchase 20,000 shares of our common stock on the Richard Execution Date and for each additional year Mr. Pascucci serves as a director (the “Pascucci Options”). The Pascucci Options shall have a three (3) year term and an exercise price of the closing market price of the date of issuance and shall be issued on the first date of each anniversary.

57

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our voting securities by (i) any person or group beneficially owning more than 5% of any class of voting securities; (ii) our directors, and; (iii) each of our named executive officers; and (iv) all executive officers and directors as a group as of January 22, 2024. The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated, the address of all listed stockholders is c/o Safety Shot, Inc., 1061 E. Indiantown Rd #110, Jupiter, FL 33477.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		% of Shares of Common Stock Beneficially Owned
Directors and Officers:

Brian S. John Chief Executive Officer and Director	4,945,050	(1)	9.78%

Glynn Wilson Chairman and Head of Research and Development	3,086,194	(2)	6.10%

Markita Russell	100,000	(7)	0.40%
Chief Financial Officer

Richard Pascucci Director	-		-

Nancy Kaufman Director	95,000	(3)	0.19%

Christopher Melton Director	141,000	(4)	0.28%

John Gulyas	1,717,000	(5)	3.40%
Director

Jarrett Boon	1,757,000	(6)	3.50%
Chief Operating Officer and Director

All officers and directors (8 persons)	12,126,234		23.99%

(1) Includes 2,153,494 shares issuable upon exercise of options.

(2) Includes 2,136,194 shares issuable upon exercise of options.

(3) Includes 95,000 shares issuable upon exercise of options.

(4) Includes 141,000shares issuable upon exercise of options.

(5) Includes 50,000 shares issuable upon exercise of options. 1,657,000 shares came from the acquisition of the Safety Shot assets..

(6) Includes 100,000 shares issuable upon exercise of options. 1,657,000 shares came from the acquisition of the Safety Shot assets.

(7) Includes 100,000 shares issuable upon exercise of options.

58

DESCRIPTION OF CAPITAL STOCK

The following description of the Company’s capital stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

Authorized Capital

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and 100,000 shares of preferred stock, par value $0.001 per share.

Common Stock

Common stock outstanding

As of January 18, 2024, there were 46,235,848 shares of our common stock outstanding.

Voting rights

Subject to the rights granted to holders of any preferred stock issued by us, each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of stockholders. The holders are not permitted to vote their shares cumulatively.

Dividend rights

Subject to the rights granted to holders of any preferred stock issued by us, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board out of funds legally available.

Rights upon liquidation

Subject to the rights granted to holders of any preferred stock issued by us, upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities.

Other rights

Holders of our common stock do not have any pre-emptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions.

59

Preferred Stock

Under the terms of our second amended and restated certificate of incorporation, our Board is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our Board has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our Board to issue preferred stock and determination its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock.

Warrants

During 2020, the Company issued a total of 1,123,333 warrants, with each warrant to purchase one share of common stock, consisting of 1,073,333 warrants issued in connection with the Company’s initial public offering at an exercise price of $8.50 per share, expiring in October 2025, and 50,000 warrants issued in connection with the Endorsement Agreement with Tee-2-Green at an exercise price of $3.90, expiring in November 2025.

During 2021, the Company issued 525,001 warrants in relation to loans amounting to $3,150,000 to the Company issued by the investors. As of the date of this prospectus there are 1,648,334 warrants outstanding. The exercise price of these warrants was later adjusted to $0.93 per share. In addition, the Company issued 11,607,142 warrants to purchase common stock of the under public offering on July 21, 2021.These are the warrants for which the underlying shares are being re-registered hereunder. The exercise price of these warrants was later adjusted to $1.40 per share.

During the year ended December 31, 2022, the Company issued a total of 2,260,000 warrants with an exercise price of between $1.00 and $2.79 and five year terms in connection with two convertible promissory notes, and during 2021 in connection with the issuance of three convertible promissory notes, the Company issued 525,000 warrants with an exercise price of $6.00 and five-year term. The exercise price of these warrants was later adjusted to $0.93 per share.

Company Warrant

The Company had previously registered, under a Registration Statement on Form S-1 filed with SEC on July 20, 2021, and declared effective on July 21, 2021 (the “Registration Statement”), warrants to purchase up to 11,607,142 shares of Common Stock (or 13,348,213 shares of Common Stock if the underwriter exercises its over-allotment option in full).

60

Each Company Warrant initially had an exercise price equal to $2.79 per share, which was later reduced to $1.40 per share. The Company Warrants issued under the Registration Statement are governed by the terms of the Company Warrants. The holder of a Company Warrant are not to be deemed a holder of our underlying common stock until the Company Warrant is exercised.

Subject to certain limitations as described below the Company Warrants are immediately exercisable upon issuance on the closing date and expire on the fifth year anniversary of the closing date of the Registration Statement. Subject to limited exceptions, a holder of Company Warrants will not have the right to exercise any portion of its Company Warrants if the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of common stock in excess of 4.99% (or, at the election of the purchaser prior to the date of issuance, 9.99%) of the shares of our common stock then outstanding after giving effect to such exercise.

Upon the holder’s exercise of a Company Warrant, we will issue the shares of common stock issuable upon exercise of the Company Warrant within two trading days following our receipt of a notice of exercise, provided that payment of the exercise price has been made (unless exercised to the extent permitted via the “cashless” exercise provision). Prior to the exercise of any Company Warrants to purchase common stock, holders of the Company Warrants will not have any of the rights of holders of the common stock purchasable upon exercise, including the right to vote, except as set forth therein.

Underwriter’s Warrant

The Registration Statement registered for sale warrants to purchase up to 442,650 shares of common stock to the representative of the underwriters as a portion of the underwriting compensation payable to the underwriters in connection with the offering. The Underwriter’s Warrants will be exercisable during a period commencing at six months from the effective date of the offering and ending five years from the effective date of the offering at an exercise price equal to $3.50. Please see “Underwriting – Underwriter’s Warrants” section of the Registration Statement for a description of these warrants.

Options

During 2020, certain Directors and a consultant were granted stock options to purchase a total of 211,330 additional shares of the Company’s common stock. The options have a three-year term with an exercise price between $0.25 and $4.49. On January 25, 2021, the Company issued 20,000 options with an exercise price of $5.59 (market price) and a three-year term to Nancy Kaufman, as a new director. On February 25, 2021 the Company issued 33,330 options, pursuant to Dr. Alila’s agreement, with an exercise price of $0.25 with a three-year term. The relative fair value of the 2020 options using the Black-Scholes valuation model totals $75,645. As of March 31, 2021, the Company had 355,990 options outstanding. Subsequent to March 31, 2021, the Company issued 251,526 options to its officers.

On December 30, 2022, the Company, in connection with the 2022 Equity Incentive Plan, granted the directors and officers of the Company options to purchase shares of common stock. The table below shows the options granted to each director and officers, and their respective terms.

Name	Options	Exercise Price	Term
Brian S John	1,050,000	$0.836	Five years from the grant date
Dr. Glynn Wilson	1,050,000	$0.7600	Five years from the grant date
Doug McKinnon	500,000	$0.7600	Five years from the grant date
Christopher Melton	50,000	$0.7600	Five years from the grant date
Dr. Skander Fani	50,000	$0.7600	Five years from the grant date
Nancy Torres Kauffman	50,000	$0.7600	Five years from the grant date
Gary Hermann	50,000	$0.7600	Five years from the grant date

In addition to the directors and officers, on December 30, 2022, the Company granted 100,000 options to purchase shares of common stock, at an exercise price of $0.7600 and a five year term, to Mesers. Markita Russell, Paul Jones and Zachary Greave, each. The company also granted 50,000 options to purchase shares of common stock, at an exercise price of $0.7600 and a five year term, to Mesers. Michelle Basantes, George Hall, and Dr. Hector Alia.

61

During the year ended December 31, 2022 the Company entered into an Investor Relations Consulting Agreement under the terms of which the Company issued 300,000 two-year options, immediately vested, with an exercise price of $1.00. The Company recorded an expense of $142,169 in connection with this issuance.

The fair value of these warrants was measured using the Black-Scholes valuation model at the grant date. The table below sets forth the assumptions for Black-Scholes valuation model on the respective reporting date.

				Market
	Number			Price
Reporting	of	Term	Exercise	on Grant	Volatility	Fair
Date	Options	(Years)	Price	Date	Percentage	Value

1/01/21 – 6/30/21	306,730	3	$0.25-5.59	$3.78-5.59	148 209%	$1,244,179
7/1/21-9/30/21	777,220	5	$1.77	$1.58	127%	$816,158
10/01/21 – 12/31/21	3,300,000	3	$1.30	$1.30	129%	$2,983,393
01/01/22	300,000	2	$1.00	$0.80	126%	$142,169
12/30/2022	3,250,000	3	$0.76	$0.76	166%	$2,026,122

During the year ended December 31, 2022, the Company cancelled a total of 211,000 options to management and reallocated these to cover shares of the Company’s stock to be issued under the Company’s Incentive Stock Plan.

During the year ended December 31, 2022, the Company recognized $2,048,270 as compensation expense related to the option grants. At December 31, 2022 and 2021, the Company had 8,134,280 and 4,584,280 options outstanding, respectively.

2021 Private Placement Notes and Warrants

On May 11, 2021, we entered into a loan agreement (the “May 11 Loan Agreement”), pursuant to which we sold approximately $2,500,000 of notes (the “May 11 Notes”) and 416,667 warrants at an exercise price of $6.00.

On May 24, 2021, we entered into a loan agreement (the “May 24 Loan Agreement”), pursuant to which we sold approximately $150,000 of notes (the “May 24 Notes”) and 25,000 warrants at an exercise price of $6.00 per share.

On May 28, 2021, we entered into a loan agreement (the “May 28 Loan Agreement, with the May 11 Loan Agreement and the May 24 Loan Agreement, collectively as “2021 Loan Agreements”), pursuant to which we sold approximately $500,000 of notes (the “May 28 Notes,” collectively with May 11 Notes and May 24 Notes as the “2021 Notes”) and 83,334 warrants at an exercise price of $6.00 per share.

The 2021 Notes have a six months term and are convertible into shares of Common Stock of the Company at $6.00 per share. Interest shall accrue on the notes at 8% annually, payable on a quarterly basis. The 2021 Notes held by a particular holder will not be convertible to the extent such conversion would result in such holder owning more than 4.99% of the number of Common Stock outstanding after giving effect to the issuance of Common Stock issuable upon conversion of such note calculated in accordance with Section 13(d) of the Exchange Act. Upon not less than sixty-one (61) days advance written notice, at any time or from time to time, the holder at its sole discretion, may waive the 4.99% conversion limit. However, under any circumstance, the holder may not convert the 2021 Note if such conversion would cause holder’s beneficial ownership (as defined by Section 13(d) of the Securities Exchange Act of 1934, as amended) of the Company to exceed 9.99% of its total issued and outstanding common or voting shares. Any common shares converted under the 2021 Note need to be delivered to the holder within three (3) business days of the receipt of conversion notice.

The warrants are exercisable immediately for a period of five years for cash, at an exercise price of $6.00 per share of Common Stock. The warrants held by a particular holder will not be exercisable to the extent such conversion would result in such holder owning more than 4.99% of the number of shares of Common Stock outstanding after giving effect to the issuance of Common Stock issuable upon exercise of such warrants calculated in accordance with Section 13(d) of the Exchange Act. Upon not less than sixty-one (61) days advance written notice, at any time or from time to time, the warrant holder at its sole discretion, may waive the 4.99% ownership limit. However, under any circumstance, the warrant holder may not exercise the warrant if such exercise would cause such Warrant holder’s beneficial ownership (as defined by Section 13(d) of the Securities Exchange Act of 1934, as amended) of the Common Stock of the Company to exceed 9.99% of its total issued and outstanding Common Stock or voting shares.

Pursuant to the 2021 Loan Agreements, 2021 Notes and warrants we agreed to file the registration statement of which this prospectus forms a part with the SEC and to cause such registration statement to become effective as promptly as practicable after filing, and are required to cause such registration statement to remain effective until the Common Stock offered hereby have been sold or may be freely sold without limitations or restrictions as to volume or manner of sale pursuant to Rule 144 under the Securities Act. The exercise price of the warrants was reduced to $0.93 per share.

62

2022 Private Placement Notes and Warrants

On April 20, 2022, we entered into the Greentree Loan, pursuant to which we sold approximately $1,500,000 of Greentree Notes and 1,100,000 Greentree Warrants at an exercise price of $2.79.

On April 20, 2022, we entered into the L&H Loan, pursuant to which we sold approximately $500,000 of L&H Notes and 360,000 L&H Warrants at an exercise price of $2.79.

The Notes have an original issuance discount of five percent (5%), an interest rate of eight percent (8%), and a conversion price of $2.79 per share, subject to an adjustment downward if the Company is in default of the terms of the Notes. Provided, the Notes may be converted at a default price of $1.00 per share in the event of default as stated therein. The Warrants have a five (5) year term, an exercise price of $2.79 per share, have a cashless conversion feature until such time as the shares underlying the Warrants are included in an effective registration and certain anti-dilution protection. In connection with the 2023 private placement described immediately below the exercise price of the Warrants and the conversion price of the Notes was reduced to $0.93 per share.

Pursuant to the Loan Agreements, Notes and warrants we agreed to file the registration statement of which this prospectus forms a part with the SEC and to cause such registration statement to become effective as promptly as practicable after filing, and are required to cause such registration statement to remain effective until the Common Stock offered hereby have been sold or may be freely sold without limitations or restrictions as to volume or manner of sale pursuant to Rule 144 under the Securities Act.

2023 Private Placement of Warrants

On January 19, 2023, the Company entered into the PIPE Agreement with certain purchasers, for the issuance of 8,631,574 common stock warrants comprising of two common stock warrants, each to purchase up to one share of Common Stock per Common Warrant with an exercise price of $1.00 per share, with (a) 4,315,787 warrants being immediately exercisable for two and one-half years following 6 months from the closing of the PIPE Offering, and (b) 4,315,787 warrants being immediately exercisable for four and one-half years following 6 months from the closing of the PIPE Offering. As a result of the spin off of SRM, these exercise price of these warrants adjusted to $0.93 per share and the amount of warrants adjusted to an aggregate of 9,218,521 warrants. We are registering herein, 586,947 warrants issued as a result of the spin off adjustment.

Pursuant to the PIPE Agreements, registration rights agreement and the Warrants we agreed to file a registration statement and to cause such registration statement to become effective as promptly as practicable after filing, and are required to cause such registration statement to remain effective until the Common Stock offered hereby have been sold or may be freely sold without limitations or restrictions as to volume or manner of sale pursuant to Rule 144 under the Securities Act. That registration statement became effective on July 3, 2023.

The entire discussion regarding the securities PIPE Agreements, registration rights agreement and related agreements is qualified in its entirety to the forms of such agreements which have been filed as exhibits to our Current Report on Form 8-K, filed with the SEC on January 25, 2023 which are incorporated by reference into the registration statement to which this prospectus forms a part.

63

Anti-Takeover Effects

Our second amended and restated certificate of incorporation and amended and restated bylaws will include a number of provisions that may have the effect of delaying, deferring or preventing a party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our Board rather than pursue non-negotiated takeover attempts. The provisions include the items described below.

Potential Effects of Authorized but Unissued Stock

We have shares of common stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions or payment as a dividend on the capital stock.

The existence of unissued and unreserved common stock and preferred stock may enable our Board to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, our Board has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the Delaware General Corporation Law and subject to any limitations set forth in our second amended and restated certificate of incorporation. The purpose of authorizing the Board to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock.

Limitations of Director Liability and Indemnification of Directors, Officers and Employees

Our second amended and restated certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors.

Our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law, and may indemnify employees and other agents. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding.

We currently do not have a policy of directors’ and officers’ liability insurance but intend to obtain such a policy in the near future.

Our amended and restated bylaws, subject to the provisions of Delaware Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he or she reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 as amended, or the Securities Act, may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The limitation of liability and indemnification provisions in our amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might provide a benefit to us and our stockholders. Our results of operations and financial condition may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

64

At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors.

Limits on Special Meetings

Special meetings may be called for any purpose and at any time by the Chairman of the Board, the President (if there be one) or by any member of the Board. Business transacted at each special meeting shall be confined to the purposes stated in the notice of such meeting.

Election and Removal of Directors

Our Board is elected annually by our stockholders. The number of directors that shall constitute the whole Board shall not be less than three (3) nor more than seven (7) directors.

Directors are elected by a plurality of the votes of shares of our capital stock present in person or represented by proxy at a meeting and entitled to vote in the election of directors. Each director shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal.

Newly created directorships resulting from any increase in the number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal from office or any other cause may be filled, so long as there is at least one remaining director, only by the Board, provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director. Directors elected to fill a newly created directorship or other vacancies shall hold office until such director’s successor has been duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Any director may be removed from office at any time for cause, at a meeting called for that purpose, but only by the affirmative vote of the holders of at least 66-2/3% of the voting power of all outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class.

Our second amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting in the election of directors.

Amendments to Our Governing Documents

The affirmative vote of the holders of at least 66-2/3% of the voting power of all outstanding shares of our capital stock entitled to vote generally in the election of directors, shall be required to adopt any provision inconsistent with, to amend or repeal any provision of, or to adopt a bylaw inconsistent with, Articles Two, Seven, Eight and Nine of our Second Amended and Restated Certificate of Incorporation.

Our amended and restated bylaws may be amended or repealed and new bylaws may be adopted by the stockholders and/or the Board. Any bylaws adopted, amended or repealed by the Board may be amended or repealed by the stockholders.

Listing

Our Common Stock and warrants are listed on Nasdaq under the symbols “SHOT” and “SHOTW”, respectively.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock offered in this Offering is ClearTrust, LLC.

65

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain material U.S. federal income tax considerations with respect to the ownership and disposition of shares of our common stock and Warrants applicable to non-U.S. holders who acquire our securities in this offering. This discussion is based on current provisions of the Internal Revenue Code, U.S. Treasury regulations promulgated thereunder and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect.

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of our securities that is not, for U.S. federal income tax purposes, a partnership or any of the following:

●	a citizen or resident of the United States;
●	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;
●	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or
●	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our securities, the tax treatment of a person treated as a partner generally will depend on the status of the partner and the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as a partner in a partnership holding shares of our securities should consult their tax advisors.

This discussion assumes that a non-U.S. holder holds shares of our securities as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to a non-U.S. holder in light of that holder’s particular circumstances or that may be applicable to holders subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, brokers or dealers in securities, “controlled foreign corporations,” “passive foreign investment companies,” traders in securities that elect mark-to-market treatment, insurance companies, tax-exempt entities, holders who acquired our securities pursuant to the exercise of employee stock options or otherwise as compensation, entities or arrangements treated as partnerships for U.S. federal income tax purposes, holders liable for the alternative minimum tax, certain former citizens or former long-term residents of the United States and holders who hold our securities as part of a hedge, straddle, constructive sale or conversion transaction). In addition, this discussion does not address U.S. federal tax laws other than those pertaining to the U.S. federal income tax, nor does it address any aspects of the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any U.S. federal estate and gift taxes, or any U.S. state, local or non-U.S. taxes. Accordingly, prospective investors should consult with their own tax advisors regarding the U.S. federal, state, local, non-U.S. income and other tax considerations of acquiring, holding and disposing of shares of our securities.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP AND DISPOSITION OF OUR SECURITIES. WE RECOMMEND THAT PROSPECTIVE HOLDERS OF OUR SECURITIES CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY FEDERAL, STATE, LOCAL, NON-U.S. INCOME AND OTHER TAX LAWS) OF THE OWNERSHIP AND DISPOSITION OF OUR SECURITIES.

Allocation of Investment in Securities

An investor in this offering will be required to allocate cost of the acquisition of the securities between the shares of common stock and warrants acquired based on their relative fair market values.

66

Dividends

In general, any distributions we make to a non-U.S. holder with respect to its shares of our common stock that constitute dividends for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount (or a reduced rate prescribed by an applicable income tax treaty) unless the dividends are effectively connected with a trade or business carried on by the non-U.S. holder within the United States (and, if an income tax treaty applies, are attributable to a permanent establishment of the non-U.S. holder within the United States). A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any distribution not constituting a dividend will be treated as first reducing the adjusted basis in the non-U.S. holder’s shares of our common stock and, to the extent it exceeds the adjusted basis in the non-U.S. holder’s shares of our common stock, as gain from the sale or exchange of such shares. Any such gain will be subject to the treatment described below under “—Gain on Sale or Other Disposition of our Common Stock.”

Subject to the discussion below regarding “—Foreign Account Tax Compliance,” dividends effectively connected with a U.S. trade or business (and, if an income tax treaty applies, attributable to a U.S. permanent establishment) of a non-U.S. holder generally will not be subject to U.S. withholding tax if the non-U.S. holder complies with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the non-U.S. holder were a resident of the United States. A non-U.S. holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its “effectively connected earnings and profits,” subject to certain adjustments.

Gain on Sale or Other Disposition of Our Securities

In general, a non-U.S. holder will not be subject to U.S. federal income or, subject to the discussion below under the headings “Information Reporting and Backup Withholding” and “Foreign Account Tax Compliance,” withholding tax on any gain realized upon the sale or other disposition of our securities unless:

●	the gain is effectively connected with a trade or business carried on by the non-U.S. holder within the United States and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder;

●	the non-U.S. holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied; or

●	we are or have been a U.S. real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the date of the disposition and the non-U.S. holder’s holding period and certain other conditions are satisfied. We believe that we currently are not and we do not anticipate becoming, a USRPHC.

Gain that is effectively connected with the conduct of a trade or business in the United States generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates. If the non-U.S. holder is a foreign corporation, the branch profits tax described above also may apply to such effectively connected gain. An individual non-U.S. holder who is subject to U.S. federal income tax because the non-U.S. holder was present in the United States for 183 days or more during the year of sale or other disposition of our securities will generally be subject to a flat 30% tax on the gain derived from such sale or other disposition, which may be offset by U.S. source capital losses, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to and the tax withheld with respect to, each non-U.S. holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information also may be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established.

67

U.S. backup withholding tax (currently, at a rate of 28%) is imposed on certain payments to persons that fail to furnish the information required under the U.S. information reporting rules. Dividends paid to a non-U.S. holder generally will be exempt from backup withholding if the non-U.S. holder provides a properly executed IRS Form W-8BEN or W-8BEN-E, or otherwise establishes an exemption.

Under U.S. Treasury regulations, the payment of proceeds from the disposition of our securities by a non-U.S. holder effected at a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the beneficial owner, under penalties of perjury, certifies, among other things, its status as a non-U.S. holder or otherwise establishes an exemption. The payment of proceeds from the disposition of our securities by a non-U.S. holder effected at a non-U.S. office of a broker generally will not be subject to backup withholding and information reporting, except in the case of proceeds from a disposition of our securities by a non-U.S. holder effected at a non-U.S. office of a broker that is:

●	a U.S. person;
●	a “controlled foreign corporation” for U.S. federal income tax purposes;
●	a foreign person 50% or more of whose gross income from certain periods is effectively connected with a U.S. trade or business; or
●	a foreign partnership if at any time during its tax year (a) one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interests of the partnership, or (b) the foreign partnership is engaged in a U.S. trade or business.

Information reporting will apply unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and certain other conditions are satisfied, or the beneficial owner otherwise establishes an exemption (and the broker has no knowledge or reason to know to the contrary). Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that the owner is a U.S. person.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder generally can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service in a timely manner. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

Foreign Account Tax Compliance

Under Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance promulgated thereunder (collectively, “FATCA”), a U.S. federal withholding tax of 30% generally is imposed on any dividends paid on our common stock and a U.S. federal withholding tax of 30% generally will be imposed on gross proceeds from the disposition of our securities (beginning January 1, 2019) paid to (i) a “foreign financial institution” (as specifically defined under FATCA) unless such institution enters into an agreement with the U.S. tax authorities to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) and (ii) certain other foreign entities unless such entity provides the withholding agent with a certification identifying its direct and indirect “substantial U.S. owners” (as defined under FATCA) or, alternatively, provides a certification that no such owners exist and, in either case, complies with certain other requirements. The withholding tax described above will not apply if the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from the rules and properly certifies its exempt status to a withholding agent or is deemed to be in compliance with FATCA. Application of FATCA tax does not depend on whether the payment otherwise would be exempt from U.S. federal withholding tax under the other exemptions described above. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Prospective non-U.S. holders should consult with their tax advisors regarding the possible implications of FATCA on their investment in our securities.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities under the Securities Act may be permitted to officers, directors or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that is it is the opinion of the SEC that such indemnification is against public policy as expressed in such Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

Certain legal matters related to the securities offered by this prospectus will be passed upon on our behalf by The Sichenzia Ross Ference Carmel LLP. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2022 and 2021 included in this prospectus have been audited by M&K CPAS, PLLC, an independent registered public accounting firm, as stated in their report thereon, and have been included in this prospectus and registration statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSELS

None of the named experts or legal counsel (i) was employed on a contingent basis or (ii) owns an amount of shares in our company which is material to that person, or has a material, direct or indirect economic interest in our company or that depends on the success of the offering.

68

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a Registration Statement on Form S-1 with the Commission with respect to the Common Stock offered by this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules filed therewith. For further information with respect to us and our Common Stock, please see the Registration Statement and the exhibits and schedules filed with the Registration Statement. Statements contained in this Prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the Registration Statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the Registration Statement. The Registration Statement, including our exhibits and schedules, may be inspected without charge at the public reference room maintained by the Commission, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the Registration Statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. Please call the Commission at 1-800-SEC-0330 for further information about the public reference room. The Commission also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is www.sec.gov.

We are be subject to the information and periodic reporting requirements of the Exchange Act. If we become subject to the reporting requirements of the Exchange Act, we will file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and on the Commission’s website referred to above. If our Common Stock is never registered under the Exchange Act, following the effectiveness of the Registration Statement of which this Prospectus forms a part we will have to comply with certain reporting requirements under the Exchange Act (including the periodic reporting requirements, but excluding the proxy/information statement requirements) until at least the beginning of the fiscal year following the fiscal year in which the Registration Statement of which this Prospectus forms a part became effective.

We incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, including those made after the date of the filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus and will become a part of this prospectus from the respective dates that such documents are filed with the SEC. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

If you make a request for such information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference into this prospectus. Any such request should be directed to:

Safety Shot, Inc.

1061 E. Indiantown Rd., Suite. 110

Jupiter, FL 33477

(561) 244-7100

69

Financial Statement Presentation

On December 9, 2022, The Company entered into a stock exchange agreement (the “Exchange Agreement”) with SRM Entertainment, Inc.(“SRM”) to govern the separation of SRM from the Company. On May 26, 2023, we amended and restated the Exchange Agreement (the “Amended and Restated Exchange Agreement”) to include additional information regarding the distribution and the separation of SRM from the Company. The separation as set forth in the Amended and Restated Exchange Agreement with Jupiter closed August 14, 2023. Pursuant to the Amended and Restated Exchange Agreement, SRM issued to the Company 6,500,000 shares of SRM Common Stock (representing 79.3% of SRM’s outstanding shares of Common Stock) in exchange for 2 ordinary shares of SRM Ltd owned by the Company (representing all of the issued and outstanding ordinary shares of SRM) (the “Share Exchange”). On August 14, 2023, SRM consummated its Initial Public Offering (“IPO”), pursuant to which it sold 1,250,000shares of its common stock at a price of $5.00 per share. In connection with the Share Exchange and SRM’s IPO, the Company distributed 2,000,000 shares of SRM’s common stock to the Company’s stockholders and certain warrant holders (out of the 6.5 million shares issued in May 2023) which occurred on the effective date of the Registration Statement but prior to the closing of the IPO. Following such distribution, the Company owns 4.5 million of the 9,450,000shares of common stock outstanding and SRM is now a minority owned subsidiary of the Company. SRM.

The following financial statements preceding the effective date of the Share Exchange have been reclassified to reflect the respective SRM assets and liabilities as being held for sale and the operations of SRM are reflected a discontinued operations.

Safety Shot, Inc.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Jupiter Wellness, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Jupiter Wellness, Inc. (the Company) as of December 31, 2022 and 2021, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2022, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in the notes to the financial statements, the Company has suffered net losses from operations in current and prior periods and has a working capital deficiency, as a result of obligations becoming due within one year, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are discussed in the notes to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Investments

As discussed in the notes to the financial statements, the Company has an equity method investment in an unconsolidated entity.

Auditing management’s valuation of the assets and analysis of the classification of the investment and potential impairment involves significant judgements and estimates.

To evaluate the appropriateness of the Company’s classification of the investment and analysis of impairment, we evaluated management’s significant judgments and estimates.

Other Assets

As discussed in the notes to the financial statements, the Company issued a note receivable to an unrelated party for future acquisitions that had not closed as of period end.

Auditing management’s valuation of the assets and analysis of potential impairment involves significant judgements and estimates to determine if the note is collectible and that there should or should not be an impairment taken.

To evaluate the appropriateness of the Company’s analysis of impairment, we evaluated management’s significant judgments and estimates.

/s/ M&K CPAS, PLLC

We have served as the Company’s auditor since 2019.

Houston, TX

April 3, 2023, except for note one related to assets held for sale to which the date is December 27, 2023.

F-2

Safety Shot, Inc.

(Formerly known as Jupiter Wellness, Inc.)

Condensed Consolidated Balance Sheets

As of December 31, 2022 and 2021

	Year ended	Year ended
	December 31,	December 31,
	2022	2021

Assets
Cash	$1,477,552	$11,225,038
Inventory	151,204	248,784
Account receivable	26,440	6,551
Prepaid expenses and deposits	116,389	65,926
Investment in affiliates	2,909,674	2,908,300
Loan receivable from SRM Entertainment Ltd	1,458,914	1,502,621
Current assets held for sale	611,316	322,525
Total current assets	6,751,489	16,279,745

Right of use assets	643,977	797,311
Intellectual property	-	375,000
Fixed assets, net	52,494	101,674
Assets held for sale	1,242,803	1,313,735
Total assets	$8,690,763	$18,867,465

Liabilities and Shareholders’ Equity

Accounts Payable	$1,548,384	$710,029
Convertible notes, net of discounts	2,000,000	-
Current portion of lease liability	164,170	118,102
Accrued liabilities	152,231	46,352
Covid - 19 SBA Loan	47,533	47,547
Current liabilities held for sale	593,192	647,055
Total current Liabilities	4,505,510	1,569,085

Long-term portion lease liability	519,659	695,961
Total liabilities	5,025,169	2,265,046

Preferred stock, $0.001 par value, 100,000 shares authorized of which none are issued and outstanding Common stock, $.001 par value, 100,000,000 shares authorized, of which 22,338,888 and 24,046,001 shares issued and outstanding as of December 31, 2022 and 2021	22,339	24,046
Additional paid-in capital	53,763,929	51,668,019
Common stock payable	477,000	285,000
Accumulated deficits	(50,597,674)	(35,374,646)
Total Shareholders’ Equity	3,665,594	16,602,419

Total Liabilities and Shareholders’ Equity	$8,690,763	$18,867,465

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-3

Condensed Consolidated Statement of Operations

For the Years Ended December 31, 2022 and 2021

	Years Ended
	December 31,
	2022	2021
Revenue
Sales	$120,627	$183,142
Cost of Sales	325,169	203,089
Gross profit (loss) from continuing operations	(204,542)	(19,947)

Operating expense
General and administrative expenses	11,628,784	16,647,577
Impairment of Intangibles	1,450,000	300,000
Impairment of Secured Promissory Note	1,000,000	10,000,000
Total operating expenses	14,078,784	26,947,577
Other income / (expense)
Interest income	1,704	6,622
Interest expense	(1,286,368)	(1,736,060)
Other income / (expense)	790	703,698
Total other income (expense)	(1,253,874)	(1,025,740)

Net (loss) from continuing operations	$(15,567,200)	$(27,993,264)

Income (loss) from discontinued operations	344,172	(106,981)

Net (loss)	$(15,223,028)	$(28,100,245)

Net (loss) per share:
Basic	$(0.69)	$(1.69)

Weighted average number of shares
Basic	22,106,703	16,603,788

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-4

Safety Shot, Inc.

(Formerly known as Jupiter Wellness, Inc.)

Condensed Consolidated Statement of Changes in Shareholders’ Equity

For the Years Ended December 31, 2022 and 2021

					Common	Additional
	Treasury Shares		Common Stock		Stock	Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Payable	Capital	Deficits	Total

Balance, December 31, 2020	-	-	10,655,833	$10,656	$-	$11,657,286	$(7,274,401)	$4,393,541

Common stock issued in public offering	-	-	11,066,258	11,066	-	28,307,248	-	28,318,314
Common Stock issued for intellectual property	-	-	125,175	125	-	524,875	-	525,000
Common stock issued upon conversion of notes	-	-	186,832	187	-	560,309	-	560,496
Common stock issued for services	-	-	1,789,496	1,790	285,000	4,054,193	-	4,340,983
Common stock issued upon exercise of cashless options	-	-	222,407	222	-	(222)	-	-
Contributed capital	-	-	-	-	-	70,818	-	70,818
Fair value of Stock options granted to Officers and Directors	-	-	-	-	-	5,046,982	-	5,046,982
Fair value of warrants and beneficial conversion feature in connection with convertible promissory Notes	-	-	-	-	-	1,446,530	-	1,446,530
Net Loss	-	-	-	-	-	-	(28,100,245)	(28,100,245)
Balance, December 31, 2021	-	-	24,046,001	$24,046	$285,000	$51,668,019	$(35,374,646)	$16,602,419
Shares issued for services	-	-	925,000	925	-	861,200	-	862,125
Treasury shares purchased	2,825,617	(2,880,045)	(2,825,617)	(2,825)		2,825	-	(2,880,045)
Treasury shares cancelled	(2,825,617)	2,880,045	-	-	-	(2,880,045)	-	-
Shares issued in connection with convertible promissory note	-	-	250,000	250	-	277,250	-	277,500
Fair value of warrants issued and issue discounts with convertible note	-	-	-	-	-	1,644,184	-	1,644,184
Stock options issued for services	-	-	-	-	-	142,169	-	142,169
Management common shares cancelled	-	-	(56,496)	(57)	-	57	-	-
Common stock to be issued for services	-	-	-	-	192,000	-	-	192,000
Fair value of Stock options granted to Officers and Directors	-	-	-	-		2,048,270	-	2,048,270
Net Loss	-	-	-	-	-	-	(15,223,028)	(15,223,028)
Balance, December 31, 2022	-	$-	22,338,888	$22,339	$477,000	53,763,929	$(50,597,674)	$3,665,594

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-5

Safety Shot, Inc.

(Formerly known as Jupiter Wellness, Inc.)

Condensed Consolidated Statement of Cash Flows

For the Years Ended December 31, 2022 and 2021

	Years Ended December 31,
	2022	2021
Cash flows from continuing operating activities:
Net (loss) from continuing operations	$(15,567,200)	$(27,993,264)
Stock Based compensation	3,244,564	9,387,965
Fair value of warrants issued for loan extension	937,207	-
Depreciation & Amortization	20,589	115,034
Amortization of debt discount	1,104,477	1,604,030
Gain on sale of asset	(3,702)	-
Gain on extinguishment of debt	-	(34,499)
Bad debt expense	-	7,513
Gain on settlement	-	(669,200)
Intangible asset impairment	1,875,000	300,000
Impairment of secured promissory note	1,000,000	10,000,000
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Prepaid expenses and deposits	(50,463)	7,416
Right of Entry asset	153,334	102,252
Accounts receivable	(19,889)	(11,265)
Inventory	97,580	(22,860)
Accounts payable	838,355	775,099
Accrued liabilities	52,304	40,637
Lease liability	(130,234)	(86,481)
Legal fees	-	25,000
Net cash (used in) continuing operating activities	(6,448,078)	(6,523,441)

Cash flow from discontinued operations
Income (loss) from discontinue operations	344,172	(106,981)
Reclassifications of assets and liabilities to held for sale	(271,722)	116,837
Cash provided from discontinued operations	72,450	9,856

Cash flows from investing activities:
Purchase of fixed assets	(10,707)	(80,916)
Cash paid for Intellectual property	-	(150,000)
Cash loaned to affiliate	-	(2,908,300)
Cash loaned to SRM	-	(1,502,621)
Cash loaned to a third party	(1,000,000)	(10,000,000)
Cash paid for research agreement	(1,500,000)	-
Proceeds from sale of asset	43,000	-
Net cash (used in) investing activities	(2,467,707)	(14,641,837)

Cash flows from financing activities:
Proceeds from public offering	-	28,318,314
Proceeds from convertible debt	1,880,000	2,967,500
Repayment of convertible debt	-	(3,150,000)
Capital contribution	-	70,818
Purchase of Treasury Stock	(2,880,045)	-
Proceeds from debt payment	43,707	-
Loan to affiliate	(1,374)	-
Repayment of Borrowing on debt	241,272	-
Payment on debt	(187,711)	-
Net cash (used in) provided by financing activities	(904,151)	28,206,632

Net increase (decrease) in cash and cash equivalents	(9,747,486)	7,051,210

Cash and cash equivalents at the beginning of the period	11,225,038	4,173,828

Cash and cash equivalents at the end of the period	$1,477,552	$11,225,038
	-
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-
Non-cash items:
Common stock issued in connection with promissory notes	$277,500	$560,496
Fair value of warrants issued and beneficial conversion feature in connection with convertible promissory notes	$706,977	$1,446,530
Cancellation of shares issued to management	$57	$-
Treasury shares cancelled	$2,880,045	$-
Cashless exercise of options	$-	$222
Initial ROU asset and lease liability	$-	$870,406
Fair value of shares issued for capitalized intellectual property	$-	$525,000

The accompanying notes are an integral part of these condensed consolidated financial statements

F-6

Notes to Financial Statements

For the Years Ended

December 31, 2022 and 2021

Note 1 - Organization and Business Operations

Safety Shot, Inc. (formerly Jupiter Wellness, Inc.) (the “Company”) was formed on October 24, 2018 as CBD Brands, Inc. under the laws of the State of Delaware, and is headquartered in Jupiter, Florida. The Company is a cutting-edge developer of cannabidiol (CBD) based medical therapeutics and wellness products. The Company’s clinical pipeline of prescription CBD-enhanced skin care therapeutics addresses indications including eczema, burns, herpes cold sores, and skin cancer. We are in the early stage of manufacturing, distributing, and marketing a diverse line of consumer products infused with CBD.

Going Concern Consideration

As of December 31, 2022 and 2021, the Company had an accumulated deficits of $50,597,674 and $35,374,646, respectively, and cash flow used in operations of $6,448,078 and $6,523,441 for the years ended December 31, 2022 and 2021. The Company has incurred and expects to continue to incur significant costs in pursuit of its expansion and development plans. As of December 31, 2022, the Company had $1,477,552 in cash and working capital of $2,245,979. These conditions have raised doubt about the Company’s ability to continue as a going concern as noted by our auditors, M&K CPAS, PLLC.

Note 2 - Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of US Securities and Exchange Commission (“SEC”). The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Jupiter Wellness, Inc., a Florida corporation, Magical Beasts, LLC, a Nevada limited liability company. All intercompany accounts and transactions have been eliminated.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

F-7

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with a maturity of three months or less when purchased to be cash and equivalents for purposes of the statement of cash flows. There were no cash equivalents as of December 31, 2022.

Inventory

Inventories are stated at the lower of cost or market. The Company periodically reviews the value of items in inventory and provides write-downs or write-offs of inventory based on its assessment of market conditions. Write-downs and write-offs are charged to cost of goods sold. Inventory is based upon the average cost method of accounting. During the year ended December 31, 2022, The Company determined that certain of our inventory items were either slow moving, expired or discontinued. As a result, the Company write-off a total of $152,432 consisting of raw materials of $23,623, finished goods of $123,094 and packaging of $5,715.

Investments Held-to-Maturity

Investments that the Company’s management has the “positive intent and ability” to hold through maturity are classified and accounted for as hold-to-maturity investments (“HTM”). HTM investments are carried at amortized cost in the financial statements. For investments classified as HTM, no unrealized gains and losses will be recognized in financial statements.

Discontinued Operations

The Company adopted the FASB Accounting Standards Update No. 2014-08 Discontinued Operations requiring entities to reclassify assets and liabilities of a discontinued operation for all comparative periods presented in the statement of financial position.

Assets and liabilities Held for Sale

On December 9, 2022, The Company entered into a stock exchange agreement (the “Exchange Agreement”) with SRM Entertainment, Inc. (“SRM”) to govern the separation of SRM from the Company. On May 26, 2023, we amended and restated the Exchange Agreement (the “Amended and Restated Exchange Agreement”) to include additional information regarding the distribution and the separation of SRM the Company. The separation as set forth in the Amended and Restated Exchange Agreement with Jupiter closed August 14, 2023. Pursuant to the Amended and Restated Exchange Agreement, on May 31, 2023, SRM issued to the Company 6,500,000 shares of SRM Common Stock (representing 79.3% of SRM’s outstanding shares of Common Stock) in exchange for 2 ordinary shares of SRM Ltd owned by the Company (representing all of the issued and outstanding ordinary shares of SRM) (the “Share Exchange”). On August 14, 2023, SRM consummated its Initial Public Offering (“IPO”), pursuant to which it sold 1,250,000 shares of its common stock at a price of $5.00 per share. In connection with the Share Exchange and SRM’s IPO, the Company distributed 2,000,000 shares of SRM’s common stock to the Company’s stockholders and certain warrant holders (out of the 6.5 million shares issued in May 2023) which occurred on the effective date of the Registration Statement but prior to the closing of the IPO. Following such distribution, the Company owns 4.5 million of the 9,450,000 shares of common stock outstanding and SRM is now a minority owned subsidiary of the Company.

The Company has reclassified all of the assets and liabilities of SRM held prior to the to the Share Exchange as assets and liabilities held for sale.

At December 31, 2022 and 2021, the Company had current assets held for sale totaling $611,316 and 322,525, respectively, long term assets held for sale totaling $1,242,803 and $1,313,735 and liabilities held for sale totaling $593,192 and $647,055, respectively.

The following table presents the major classes of assets and liabilities of discontinued operations of Communications reported in the consolidated balance sheets:

	December 31,
	2022	2021
Cash	$453,516	$529,520
Inventory	290,200	55,482
Account receivable	621,090	688,768
Prepaid expenses and deposits	697,725	551,376
Investment in Affiliate	7,699	-
Loan to SRM	(1,458,914)	(1,502,621)
Total current asset held for sale	611,316	322,525

Intangible assets	291,533	364,417
Goodwill	941,937	941,937
Fixed assets	9,333	7,381
Assets held for sale	1,242,803	1,313,735
Total assets	$1,854,119	$1,636,260

Accounts Payable	$378,804	$532,899
Accrued liabilities	214,388	114,156
Total current Liabilities	$593,192	$647,055

The following table presents the components of discontinued operations in relation to Communications reported in the consolidated statements of operations:

	Year ended December 31,
	2022	2021
Sales	$6,076,116	$2,693,131
Cost of Sales	4,845,217	2,137,699
Gross profit	1,230,899	555,432

Operating expense	887,495	659,074
Other (income) expense	(768)	3,339
Total expenses	886,727	662,413
Net income (loss) from discontinued operations	$344,172	$(106,981)

Net Loss per Common Share

Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. If applicable, diluted earnings per share assume the conversion, exercise or issuance of all common stock instruments such as options, warrants, convertible securities and preferred stock, unless the effect is to reduce a loss or increase earnings per share. As such, options, warrants, convertible securities, and preferred stock are not considered in the calculations, as the impact of the potential common shares would be to decrease the loss per share.

	For the Years
	Ended December 31,
	2022	2021
Numerator:
Net (loss)	$(15,223,028)	$(28,100,245)

Denominator:
Denominator for basic earnings per share - Weighted-average common shares issued and outstanding during the period	22,106,703	16,603,788
Denominator for diluted earnings per share	22,106,703	16,603,788
Basic (loss) per share	$(0.69)	$(1.69)
Diluted (loss) per share	$(0.69)	$(1.69)

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Revenue Recognition

The Company generates its revenue from the sale of its products directly to the end user or through a distributor (collectively the “customer”).

The Company recognizes revenues by applying the following steps in accordance with FASB Accounting Standards Codification 606 “Revenue from Contracts with Customers” (“ASC 606”). Under ASC 606, revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements:

●	identify the contract with a customer;

●	identify the performance obligations in the contract;

●	determine the transaction price;

●	allocate the transaction price to performance obligations in the contract; and

●	recognize revenue as the performance obligation is satisfied.

F-8

The Company’s performance obligations are satisfied when goods or products are shipped on a FOB shipping point basis as title passes when shipped. Our products are generally paid in advance of shipment or standard net 30 days and we offer no specific right of return, refund or warranty related to our products except for cases of defective products of which there have been none to date.

Accounts Receivable and Credit Risk

Accounts receivable are generated from sales of the Company’s products. The Company provides an allowance for doubtful collections, which is based upon a review of outstanding receivables, historical collection information, and existing economic conditions. At December, 2022 and 2021, the Company has recognized no additional allowance for doubtful collections.

Impairment of Long-Lived Assets

We evaluate long-lived assets (including intangible assets) for impairment whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable. An asset is considered impaired if its carrying amount exceeds the undiscounted future net cash flow the asset is expected to generate.

Goodwill and Intangible Assets

Goodwill is tested for impairment at a minimum on an annual basis. Goodwill is tested for impairment at the reporting unit level by first performing a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying value. If the reporting unit does not pass the qualitative assessment, then the reporting unit’s carrying value is compared to its fair value. The fair values of the reporting units are estimated using market and discounted cash flow approaches. Goodwill is considered impaired if the carrying value of the reporting unit exceeds its fair value. The discounted cash flow approach uses expected future operating results. Failure to achieve these expected results may cause a future impairment of goodwill at the reporting unit.

We conducted our annual impairment tests of goodwill as of December 31, 2022 and 2021. There was no impairment in the years ended December 31, 2022 and 2021.

Intangible assets consist of patents and trademarks, purchased customer contracts, purchased customer and merchant relationships, purchased trade names, purchased technology, and non-compete agreements. Intangible assets are amortized over the period of estimated benefit using the straight-line method and estimated useful lives ranging from one to twenty years. No significant residual value is estimated for intangible assets. We evaluate long-lived assets (including intangible assets) for impairment whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable. An asset is considered impaired if its carrying amount exceeds the undiscounted future net cash flow the asset is expected to generate.

The Company’s evaluation of its long-lived assets resulted in an impairment expense of $1,450,000 and $300,000 during the years ended December 31, 2022 and 2021, respectively.

Foreign Currency Translation

Assets and liabilities in foreign currencies are translated using the exchange rate at the balance sheet date, while revenue and expense accounts are translated at the average exchange rates prevailing during the period. Equity accounts are translated at historical exchange rates. Gains and losses from foreign currency transactions and translation for the years ended December 31, 2022 and 2021 and the cumulative translation gains and losses as of December 31, 2022 and 2021 were not material.

Research and Development

The Company accounts for research and development costs in accordance with the Accounting Standards Codification subtopic 730-10, Research and Development (“ASC 730-10”). Under ASC 730-10, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred. Third-party research and developments costs are expensed when the contracted work has been performed or as milestone results have been achieved. Company-sponsored research and development costs related to both present and future products are expensed in the period incurred. The Company incurred research and development expenses of $1,637,117 and $1,079,362 for the years ended December 31, 2022 and 2021, respectively.

Stock Based Compensation

The Company recognizes compensation costs to employees under FASB Accounting Standards Codification 718 “Compensation - Stock Compensation” (“ASC 718”). Under ASC 718, companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share based compensation arrangements include stock options and warrants. As such, compensation cost is measured on the date of grant at their fair value. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant.

On October 24, 2018, the inception date, the Company adopted ASU No. 2018-07 “Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting.” These amendments expand the scope of Topic 718, Compensation - Stock Compensation (which currently only includes share-based payments to employees) to include share-based payments issued to nonemployees for goods or services. Consequently, the accounting for share-based payments to nonemployees and employees will be substantially aligned.

F-9

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. Since the Company was incorporated on October 24, 2018, the evaluation was performed for 2018 tax year which would be the only period subject to examination. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material changes to its financial position. The Company’s policy for recording interest and penalties associated with audits is to record such items as a component of income tax expense.

The Company’s deferred tax asset at December 31, 2022 consists of net operating loss carry forwards calculated using federal and state effective tax rates equating to approximately $7,110,329 less a valuation allowance in the amount of approximately $7,110,329. Due to the Company’s lack of earnings history, the deferred tax asset has been fully offset by a valuation allowance in the year ended December 31, 2022.

Related parties

The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions.

Pursuant to Section 850-10-20 the related parties include a. affiliates of the Company; b. entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825-10-15, to be accounted for by the equity method by the investing entity; c. trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d. principal owners of the Company; e. management of the Company; f. other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g. other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The consolidated financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include: a. the nature of the relationship(s) involved; b. a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c. the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d. amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Reclassifications

Certain current and prior period balances have been adjusted to reflect current period presentation.

Recent Accounting Pronouncements

In June 2018, the FASB issued ASU 2018-07, which simplifies the accounting for non-employee share-based payment transactions. The amendments specify that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The standard will be effective for us in the first quarter of our fiscal year 2020, although early adoption is permitted (but no sooner than the adoption of Topic 606). The Company has adopted this standard beginning January 1, 2019. The adoption of this standard has not had a significant impact on the Company’s results of operations, financial condition, cash flows, and financial statement disclosures.

In February 2016, Topic 842, “Leases” was issued to replace the leases requirements in Topic 840, “Leases”. The main difference between previous GAAP and Topic 842 is the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous GAAP. A lessee should recognize in the balance sheet a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. If a lessee makes this election, it should recognize lease expense for such leases generally on a straight-line basis over the lease term. The accounting applied by a lessor is largely unchanged from that applied under previous GAAP. Topic 842 will be effective for annual reporting periods beginning after December 15, 2018, including interim periods within those annual periods and is to be retrospectively applied. The Company has adopted this standard beginning January 1, 2019. The adoption of this standard has not had a significant impact on the Company’s results of operations, financial condition, cash flows, and financial statement disclosures.

Note 3 - Accounts Receivable

At December 31, 2022 and 2021, the Company had accounts receivable of $26,440 and $6,551.

Note 4 - Prepaid Expenses and Deposits

At December 31, 2022 and 2021, the Company had prepaid expenses and deposits of $116,389 and $65,926, respectively consisting primarily of deposits and prepayments on purchase orders.

F-10

Note 5 - Inventory

At December 31, 2022 and 2021, the Company had inventory of $151,204 and $248,784, consisting of finished goods, raw materials and packaging supplies. During the year ended December 31, 2022, The Company determined that certain of our inventory items were either slow moving, expired or discontinued. As a result, the Company wrote-off a total of $152,432 consisting of raw materials of $23,623, finished goods of $123,094 and packaging of $5,715.

Note 6 - Investment in Affiliate

At December 31, 2021, the Company had invested $2,908,300 in Jupiter Wellness Sponsor LLC (“JWSL”), a limited liability company formed for the sole purpose of sponsorship of Jupiter Wellness Acquisition Corp. (“JWAC”), a special purpose acquisition company (“SPAC”) and an unconsolidated subsidiary. Mr. Brian John, our CEO, is the managing member of JWSL and Chief Executive Officer of JWAC.

On November 3, 2021, JWAC filed a registration statement (“IPO”) with the Securities and Exchange Commission with an initial funding of $100M. On December 6, 2021 the IPO was deemed effective. The total amount raised in the IPO was $138m. JWAC has a vote scheduled on April 17,2023 on a potential merger.

At December 31, 2022, JWSL holds 1,437,500 Founders shares of JWAC and 288,830 Private Placement Units of JWAC for the benefit of the Company.

At December 31, 2022, the Company also had a $9,073 loan to an affiliate.

Note 7 - Note Receivable

On December 8, 2021, the Company issued a Secured Promissory Note (the “Note”) in the amount of $10,000,000 to Next Frontier Pharmaceuticals, Inc. (“NFP”) and entered into a Stock Purchase Agreement (“SPA”) for the Company to acquire NFP. The Note has a term of Nine months and interest at eight percent (8%). On January 6, 2022 the company issued an additional Secured Promissory Note to NFP under the same terms for up to $5,000,000, of which $1,000,000 was funded on January 7, 2022.

In February 2022, NFP terminated the SPA and in March 2022, the Company issued a Notice of Default on the NFP Note (see Subsequent Event Footnote 18). As a result, the Company has determined that the Notes have been impaired and has taken an impairment charge of $10,000,000 against the 2021 earnings and $1,000,000 against the 2022 earnings.

Note 8 - Intangible Assets

Magical Beasts

In connection with the acquisition of Magical Beasts (see Note 13 below), the Company allocated the purchase price to intangible assets as follows:

Tradenames & trademarks	$151,800
Customer base	651,220
Non-compete	154,500
Goodwill	308,690
$1,266,210

The Non-compete has an estimated life of two years, the Customer base has an estimated life of fifteen years and the Tradenames & trademarks and Goodwill have indefinite lives and will be reviewed at each subsequent reporting period to determine if the assets have been impaired. At December 31, 2020, Goodwill was analyzed by management, assisted by a third party valuation company, and determined that the Goodwill associated with the acquisition of Magical Beasts has been impaired and as a result the Company recognized a charge to earnings of $308,690 in the year ended December 31, 2020. Additionally, the Intangibles were analyzed by management, assisted by a third-party valuation company, and determined that the Intangible associated with the acquisition of Magical Beasts had also been impaired and as a result the Company recognized an additional charge to earnings of $731,628 in the year ended December 31, 2020. The balance of the Intangible Assets at December 31, 2020 attributable to Magical Beasts was $122,501.

During the first two quarters of 2021, the Company amortized $25,847 of the remaining Intangible Assets attributable to Magical Beasts. In the third quarter management determined that the balance of $96,654 had been impaired and was recognized as a charge to earnings. As of December 31, 2021, the Company had no remaining Intangible Assets attributable to Magical Beasts.

SRM Entertainment

In connection with the acquisition of SRM Entertainment, Limited (see Note 13 below), the Company allocated the purchase price to intangible assets as follows:

Distribution Agreements	$437,300
Goodwill	941,937
$1,379,237

The Distribution Agreements have an estimated life of six years and Goodwill has an indefinite life and will be reviewed at each subsequent reporting period to determine if the assets have been impaired.

Amortization for the years ended December 31, 2022 and 2021 was $72,884 and $72,883. The balance of the Intangible Asset (Distribution Agreements) at December 31, 2022 and 2021 was $291,533 and $364,417, respectively which are reflect in assets held for sale.

Licensing agreements

During the year ended December 31, 2021, the Company entered into two licensing agreements for the rights to use certain patented technologies. The Company paid a total of $675,000 for the rights, consisting of $150,000 in cash and $525,000 in shares of the Company’s common stock. In early 2022, the Company terminated one of the licensing agreements and as a result, the company considered the terminated license to be impaired and took a charge to of $300,000 to 2021 earnings. During 2022, the Company evaluated the remaining license agreement and determined that its carrying value had been impaired and took a charge of $375,000 to 2022 earnings. The balance of Intellectual property at December 31, 2022 and 2021 was $0 and $375,000, respectively.

F-11

Clinical Research Agreement

During the year ended December 31, 2022, the Company entered into a Clinical Research Agreement to research new treatments for post COVID-19 syndrome and symptoms and other projects which include treatments for respiratory diseases (such as influenza), herpes, eczema, and other skin indications. As of December 31, 2022, the Company had paid $1,500,000 of the approximate $3,000,000 budget. The payments are being amortized over 24 months, the respective term of the research. During 2022, the Company evaluated the remaining research agreement and determined that its carrying value had been impaired and took a charge of $1,075,000 to 2022 earnings The balance at December 31, 2022 was $0.

Note 9 - Financed Insurance Premiums

During the year ended December 31, 2022, the Company financed a total of $241,272 for its General Liability and Director & Officer insurance premiums over the twelve months coverage period. The average interest rate is 9.3%. At December 31, 2022 the outstanding balance had been paid.

Note 10 - Convertible Notes Payable - Related Parties

At December 31, 2020, the Company had a total of $525,000 plus accrued interest of $32,856 due on convertible promissory notes. In January 2021, the Company received conversion notices from all of the note holders to convert the $525,000 principal balance of its convertible promissory notes plus $35,496 accrued interest through the date of conversion, into 186,832 shares of the Company’s common stock ($3.00 per share conversion price). The shares were issued in January 2021.

The 2021 Notes:

In May 2021, the Company issued three Convertible Promissory Notes totaling $3,150,000 ($2,500,000, $500,000 and $150,000) (the “2021 Notes”). The 2021 Notes were issued with an Original Issue Discount (“OID”) of five percent (5%), a term of six months, an annual interest rate of eight percent (8%) and convertible into shares of the Company’s common stock at a conversion price of $6.00 per share. Additionally, the Company issued a total of 525,000 warrants in connection with the 2021 Notes. The fair value of these warrants was measured using the Black-Scholes valuation model at the grant date. The table below sets forth the assumptions for Black-Scholes valuation model on the respective reporting date as follows:

				Market
	Relative			Price
Reporting	Fair	Term	Exercise	on Grant	Volatility	Risk-free
Date	Value	(Years)	Price	Date	Percentage	Rate
05/10/2021	$1,026,300	5	$6.00	$4.27	299%	0.0080
05/05/2021	$203,532	5	$6.00	$4.21	299%	0.0080
05/19/2021	$62,033	5	$6.00	$4.30	312%	0.0089

During the year ended December 31, 2021, the 2021 Notes were paid in full in cash.

Total interest expense for the Company was $1,736,106 for the year ended December 31, 2021.

The Company recorded $604,031 related to the Convertible Promissory Notes during the year ended December 31, 2021, which included $157,500 of original issues discounts and $1,446,530 of warrant and beneficial conversion features expense related to the convertible notes.

The 2022 Notes:

On April 20, 2022, the Company entered into a $1,500,000 Loan Agreement and a $500,000 Loan Agreement (collectively the Agreements”). Pursuant to the Agreements, the Company issued two Convertible Promissory Notes in the principal amounts of $1,500,000 and $500,000 (the “2022 Notes”). In connection with the Notes the Company issued Common Stock Purchase Warrants for 1,100,000 shares and 360,000 shares of the Company’s common stock (the “Warrants”). The Notes originally had a maturity date of October 20, 2022, but has been extended to April 20, 2023. In connection with the 2022 Notes, the Company issued a total of 250,000 shares as origination shares valued at fair market value of $277,500. There is no beneficial conversion feature since the conversion price is grater then the fair value of the shares.

The 2022 Notes have an original issuance discount of five percent (5%), $10,000 in legal fees, an interest rate of eight percent (8%), and a conversion price of $2.79 per share, subject to an adjustment downward if the Company is in default of the terms of the Notes. The Warrants have a five (5) year term, an exercise price of $2.79 per share, have a cashless conversion feature until such time as the shares underlying the Warrants are included in an effective registration and certain anti-dilution protection.

The fair value of origination shares and warrants issued in connection with the 2022 Note totals $984,477.

The fair value of these warrants was measured using the Black-Scholes valuation model at the grant date. The table below sets forth the assumptions for Black-Scholes valuation model on the respective reporting date as follows:

			Market
			Price on
	Fair	Term	Exercise	Grant	Volatility	Risk-free
Reporting Date	Value	(Years)	Price	Date	Percentage	Rate

04/20/2022	$1,245,279	5	$2.79	$1.11	281%	0.0287

F-12

The following table sets forth a summary of the principal balances of the Company’s convertible promissory notes activity for the years and ended December 30, 2022:

Balance, December 31, 2020	$525,000
Conversions of Notes	(525,000)
2021 Notes	3,150,000
Cash payments on Notes	(3,150,000
Principal Balance, December 31, 2021	-
2022 Notes	2,000,000
Principal Balance, December 31, 2022	$2,000,000

Total interest expense for the year ended December 31, 2022 totaled $1,286,368 which includes $1,104,477 amortization of the origination shares and warrants discounts in connection with the 2022 Notes.

Note 11 - Note payable issued in acquisition

In connection with the Acquisition of Magical Beasts, LLC (see Note 12), the Company issued a non-interest bearing $1,000,000 promissory note (“Note”), due upon the earlier of i) the closing of a public offering or ii) December 31, 2020. The note has been valued at its discounted amount of $950,427. During the year ended December 31, 2020, the Company recognized $49,573 of interest expense for the accretion of the discount.

In August 2020, a Nevada court imputed a judgement of Ms. Whitley (the former owner of Magical Beasts, LLC) to Magical Beasts (see Note 14 Legal proceedings) and advised the Company that before paying any funds under the note to Ms. Whitley, the Company must first satisfy the judgement to the Plaintiff. In October 2020, the Company, Ms. Whitley and the Plaintiff in the judgement action against Ms. Whitley reached an agreement whereby Ms. Whitley agreed that of the $1,000,000 payable to Ms. Whitley, the first $336,450 would be paid to the Plaintiff which the Company has paid in full with a cash payment of $300,000 and the issuance of 8,500 shares of its common stock leaving a balance of $691,500 at December 31, 2020.

In January 2021, the Company entered into an Omnibus Amendment to the original Purchase Agreement (see Note 15) which satisfied the Company’s obligation on the Note. As a result, the Company recognized gain of $669,200 in the extinguishment of debt.

Note 12 - Covid-19 SBA Loans

During the year ended December 31, 2020, the Company applied for and received $28,878 under the Federal Paycheck Protection Program (“PPP”) and $55,700 under the Economic Injury Disaster Loan Program (“EIDL”), both of which are administered through the Small Business Administration (“SBA”). Under the guidelines of the PPP, the SBA will forgive loans if all employee retention criteria are met, and the funds are used for eligible expenses. During 2021, the PPP loans were forgiven, resulting in a gain of $34,499, and the SBA notified the Company that the terms of the EIDL are a term of 30 years and an interest rate of 3.75%. The balance of the EIDL at December 31, 2022 was $47,533.

Note 13 - Capital Structure

Common Stock - The Company is authorized to issue a total of 100,000,000 shares of common stock with par value of $0.001 and 100,000 shares of preferred stock with par value of $0.001. At December 31, 2022 and 2021, there were 22,338,888 and 24,046,001 shares of common stock issued and outstanding, respectively, and no shares of preferred stock were issued and outstanding.

Year ended December 31, 2021 issuances:

Conversion of Convertible Promissory Notes:

During the year ended December 31, 2021, the Company converted $525,000 of convertible promissory notes and accrued interest of $35,496 into 186,832 shares of its common stock. The Notes were converted per the terms of the respective Notes and the Company did not recognize any gain or loss on the conversion. (see Note 8 - Convertible Promissory Notes).

Exercise of Cashless Stock Options

During the year ended December 31, 2021, a former Director of the Company exercised a portion of his stock options under the cashless provisions and was issued 47,470 shares of the Company’s stock, an officer of the Company exercised a portion of his stock options under the cashless provisions and was issued 15,884 shares of the Company’s stock and Ms. Whitley (see Note 14) exercised her stock options under the cashless provisions and was issued 159,053 shares of the Company’s stock.

F-13

Shares issued for services

During the year ended December 31, 2021, the Company entered into twelve Consulting Agreements under the terms of which the Company issued 1,422,000 shares of its common stock. The shares were issued at their respective fair value based on the Company’s Nasdaq closing price of the shares on the date of the agreements. Additionally, the Company issued 367,496 shares of its common stock to employees. The Company recognized a total of $4,340,983 as stock-based compensation in the year ended December 31, 2021.

Shares issued for Intellectual Property

During the year ended December 31, 2021, the Company entered into two license agreements for the use of certain patented technology under the terms of which the Company issued a total of 125,175 shares of its common stock valued at a total of $525,000 and paid an additional $150,000 in cash. The total $675,000 is carried as Intellectual properties on the balance sheet of the Company. The shares were issued at their respective fair value based on the Company’s Nasdaq closing price of the shares on the date of the agreements. These agreements were determined to be impaired and $375,000 and $300,000 were written of in the years ended December 31, 2022 and 2021, respectively.

Shares issued in Public Offering

In July 2021, the company closed an underwritten public offering (the “Offering”) of 11,066,258 shares (the “Company Offering Shares”) of common stock, par value $0.001 per share and warrants (the “Company Warrants”) to purchase up to 11,607,142 shares of Common Stock. The Warrants will be exercisable immediately upon issuance with an exercise price of $2.79 per share and will expire on the fifth anniversary of the original issuance date. The net proceeds from the Offering, after deducting underwriting discounts and commissions and Offering expenses, were $28,318,314, which includes net proceeds from partial exercise of the underwriter’s option to purchase 442,650 Company Warrants.

Year ended December 31, 2022 issuances and cancellations:

Shares issued for services

During the year ended December 31, 2022, the Company entered into six Investor Relations Consulting Agreement under the terms of which the Company agreed to issue 925,000 shares of its common stock. The shares were valued at their respective fair value based on the Company’s Nasdaq closing price of the shares on the date of the agreements. The Company recognized a total of $1,054,125 as stock-based compensation during the year ended December 31, 2022 for these issuances. As of December 31, 2022, the Company had not issued 300,000 of these shares which are included in common stock payable.

Treasury Shares

In November 2021, the Company engaged Oppenheimer & Co. to repurchase shares of the Company’s common stock from the public market. At December 31, 2021, Oppenheimer had not repurchased any of the Company’s securities and as of December 31, 2022 Oppenheimer had purchased 2,825,617 shares of the Company’s common stock at a total costs of $2,880,045 (average of $1.02 per share). As of December 31, 2022, the Company had cancelled all of the repurchased shares.

Shares issued in connection with Convertible Promissory Note

On April 20, 2022, the Company entered into a $1,500,000 Loan Agreement and a $500,000 Loan Agreement (collectively the Agreements”). Pursuant to the Agreements, the Company issued two Convertible Promissory Notes in the principal amounts of $1,500,000 and $500,000. In connection with these Notes, the Company issued a total of 250,000 shares as origination shares valued at fair market value of $277,500.

Management Return and Cancellation of Shares

On September 28, 2022 the Company received a letter from Nasdaq stating that, because the Company made certain share issuances outside of a shareholder approved equity compensation plan, Nasdaq had determined that the Company did not comply with Listing Rule 5635(c). On July 26, 2022, the Company submitted a final compliance plan to Nasdaq consisting of the following corrective actions: (1) on July 20, 2022, the Company’s four executive officers (Messrs. John, Miller, and McKinnon and Dr. Wilson), all of whom are on the Company’s Board of Directors except for Mr. McKinnon, each cancelled 2,750 options issued to them in August 2021 pursuant to an Incentive Stock Option Forfeiture Agreement. The cancellation of the 11,000 options in total enabled the issuance of 11,000 shares to a non-executive employee that took place in 2021 to be reallocated to be accounted for as if it was originally issued under the 2020 Equity Incentive Plan. The Company’s Board of Directors passed a resolution on July 25, 2022, making the corresponding change to the Company’s books and records with regard to the 11,000 shares; and (2) on July 26, 2022, the same four executive officers, returned, and the Company cancelled, a total of 56,496 shares of common stock issued to them in 2021 outside of a shareholder approved equity compensation plan. Following the remedial measures, the Company was informed that the Company has regained compliance with the Rule and that this matter is now closed.

The following table sets forth the issuances of the Company’s shares of common stock for the years ended December 31, 2022 and 2020 as follows:

Balance December 31, 2020	10,655,833
Conversion of Promissory Notes	186,832
Exercise of stock options	222,407
Stock based compensation	367,496
Consulting Services Shares	1,422,000
Intellectual property	125,175
Public offering	11,066,258
Balance December 31, 2021	24,046,001
Shares issued for services	925,000
Loan origination shares for promissory note	250,000
Shares repurchased from the market	(2,825,617)
Management shares cancelled	(56,496)
Balance December 31, 2022	22,338,888

Common Stock Payable

During the year ended 2021, the Company entered into two consulting agreement which call for a cash component and a stock component. At December 31, 2021 the Company had accrued $285,000 of stock payable. During the year ended December 31, 2022, the Company entered into another similar consulting agreement and accrued an additional $192,000 for a total of $477,000 of stock payable relating to the agreements.

F-14

Note 14 - Warrants and Options

Warrants

Convertible Note Warrants: During the year ended December 31, 2022, the Company issued a total of 2,260,000 warrants with an exercise price of between $1.00 and $2.79 and five year terms in connection with two convertible promissory notes, and during 2021 in connection with the issuance of three convertible promissory notes, the Company issued 525,000 warrants with an exercise price of $6.00 and five-year term (see Note 10).

				Market
	Relative			Price
	Fair	Term	Exercise	on Grant	Volatility	Risk-free
Reporting Date	Value	(Years)	Price	Date	Percentage	Rate
5/5/2021-5/19/21	$1,888,495	5	$6.00	$4.26	299%	0.0080
04/20/22	$706,977	5	$2.79	$1.11	281%	0.0287
11/11/22	$937,207	5	$1.00	$1.28	322%	0.0432

Public Offering Warrants: In connections with the Company’s public offering (see Note 13), the Company issued 11,607,142 warrants to the purchasers of the common stock, exercisable immediately at an exercise price of $2.79 and 442,650 warrants to the underwriter immediately exercisable at $3.50.

				Market
				Price
Reporting	Relative	Term	Exercise	on Grant	Volatility	Risk-free
Date	Fair Value	(Years)	Price	Date	Percentage	Rate
7/26/2021	$20,921,265	5	$2.79	$2.03	331%	0.0033
7/26/2021	786,395	5	$3.50	$2.03	331%	0.0033

The following tables summarize all warrants outstanding as of December 31, 2022 and 2021, and the related changes during the period.

Exercise price is the weighted average for the respective warrants and end of period.

	Number of	Exercise
	Warrants	Price
Stock Warrants
Balance at December 31, 2020	1,123,333	$8.30
Warrants issued in connection with Convertible Notes (see note 7)	525,000	6.00
Warrants issued in connection with the Public offering	12,049,792	2.82
Balance at December 31, 2021	13,698,125	3.24

Warrants issued in connection with Convertible Notes (see note 7)	1,460,000	2.79
Warrants issued in connection with Convertible Notes	800,000	1.00
Balance at December 31, 2022	15,958,126	$3.19

Warrants Exercisable at December 31, 2022	15,958,126	$3.19

Options

During the year ended December 31, 2021, the Company issued a total of 4,383,950 options with an exercise price between $0.25 and $5.59 each with a three-year term to its Officers and Directors and during the year ended December 2022, the Company issued a total of 3,250,000 options with an exercise price of $0.76 each with a three-year term to its Officers, Directors, and employees.

During the year ended December 31, 2022 the Company entered into an Investor Relations Consulting Agreement under the terms of which the Company issued 300,000 two-year options, immediately vested, with an exercise price of $1.00. The Company recorded an expense of $142,169 in connection with this issuance.

The fair value of these warrants was measured using the Black-Scholes valuation model at the grant date. The table below sets forth the assumptions for Black-Scholes valuation model on the respective reporting date.

				Market
	Number			Price
	of	Term	Exercise	on Grant	Volatility	Fair
Reporting Date	Options	(Years)	Price	Date	Percentage	Value
			$0.25-	$3.78-
1/01/21 - 6/30/21	306,730	3	5.59	5.59	148% - 209%	$1,244,179
7/1/21-9/30/21	777,220	5	$1.77	$1.58	127%	$816,158
10/01/21 - 12/31/21	3,300,000	3	$1.30	$1.30	129%	$2,983,393
01/01/22	300,000	2	$1.00	$0.80	126%	$142,169
12/30/2022	3,250,000	3	$0.76	0.76	166%	$2,026,122

During the year ended December 31, 2022, the Company cancelled a total of 211,000 options to management and reallocated these to cover shares of the Company’s stock to be issued under the Company’s Incentive Stock Plan.

During the year ended December 31, 2022, the Company recognized $2,048,270 as compensation expense related to the option grants. At December 31, 2022 and 2021, the Company had 8,134,280 and 4,584,280 options outstanding, respectively.

F-15

Note 15 - Acquisition of Magical Beasts, LLC

Effective February 21, 2020, Jupiter Wellness Inc., a Florida corporation (“Jupiter Sub”), our wholly-owned subsidiary, entered into a membership interest purchase agreement with Magical Beasts LLC (“Magical Beasts”), a Nevada limited liability corporation, and Krista Whitley, its sole interest holder, pursuant to which Jupiter Sub acquired all of the membership interests in Magical Beasts (the “Magical Beasts Acquisition”) in exchange for the following consideration:

● $250,000 cash at closing;

● A $1,000,000 promissory note, non-interest bearing payable by us, due upon the earlier of i) the closing of this offering or ii) December 31, 2020 valued at its discounted amount of $950,427; and

● an option to purchase 250,000 restricted shares of our common stock at an exercise price of $1.00 per share valued at $156,612. The fair value of these options was measured using the Black-Scholes valuation model at the grant date. The table below sets forth the assumptions for Black-Scholes valuation model on the reporting date. The market price was valued based upon the last price paid by third parties for shares of our common stock.

	Number of			Market Price on
Reporting	Options	Term	Exercise	Grant	Volatility	Fair
Date	Granted	(Years)	Price	Date	Percentage	Value
2/21/20	250,000	5	$1.00	$1.00	77%	$156,612

In connection with the Magical Beasts Acquisition, Jupiter Sub shall enter into an executive employment agreement with Krista Whitley to act as our Director of Marketing, however, until such agreement is entered into, Jupiter Sub shall pay Krista Whitley an annual salary of $150,000.

Valuation and Purchase Price Allocation

According to ASC 805, the standard of value to be used in the application of purchase accounting rules is fair value. The Company utilized fair value defined in Statement of Financial Accounting Standard No. 820-10-35-37 Fair Value Measurements and Disclosures. The determination of the fair value of the consideration and related allocation of the purchase price was determined by management of the Company with the assistance of a qualified professional valuation firm.

The fair value of the consideration is as follows:

Cash	$250,000
Promissory Note, net of discount	950,427
Stock Options	156,612
Total Consideration paid	$1,357,039
The purchase price allocation is as follows:

Tangible assets
Cash	$4,609
Inventory	86,220
Total tangible assets	90,829

Intangible assets
Tradename-Trademarks	151,800
Customer base	651,220
Non-compete	154,500
Total Intangibles	957,520
Goodwill	308,690
$1,357,039

On July 6, 2020, Brian Menke (the “Plaintiff”) in Nevada court seeking to enforce a judgement that he had obtained in 2012 against Krista Whitley, the former owner and manager of Magical Beasts LLC., in the amount of $250,000. In July 2020, the Plaintiff brought a claim in Nevada State Court to impute such judgement to the Company’s wholly owned subsidiary, Magical Beasts, LLC. On August 6, 2020, the court imputed the judgement to Magical Beasts and advised the Company that before paying any funds to Ms. Whitley, they must first satisfy the judgement to the Plaintiff. On October 12, 2020, the Company, Ms. Whitley and the Plaintiff reached a settlement agreement whereby the Company agreed that of the $1,000,000 note payable to Ms. Whitley, the first $336,450 be paid to the Plaintiff. Ms. Whitley in turn agreed that such payments would be applied to the $1,000,000 owed to Ms. Whitley that was to be paid from the proceeds of the offering and the Plaintiff agreed to withdraw the case against Magical Beasts without prejudice. In November, the Company made a cash payment of $300,000 to the Plaintiff and issued 8,500 shares of its common stock valued at $8,500. The $308,500 was recorded as an offset to the $1,000,000 note.

On January 25, 2021, the Company entered into an Omnibus Amendment to: (1) the Confidential Membership Interest Purchase Agreement, dated February 21, 2020; (2) the Sales Distributor Agreement, dated February 21, 2020; and (3) the Executive Employment Agreement, dated March 31, 2020 (the “Agreements”). Pursuant to the Omnibus Amendment, the parties (i) acknowledge that the Company has fully satisfied its obligation of $334,000 to the Plaintiff as Ms. Whitley’s judgment creditors; (ii) agree that in satisfaction of the remaining balance due to Ms. Whitley under the Agreements, she is to be paid $150,000 in cash; (iii) agree that starting April 1, 2020, Whitley shall be entitled to individually market and sell the Bella line of products remaining in the Company’s inventory, as identified in the Omnibus Amendment, and the Company will relinquish its rights to the Bella brand; (iv) agree that the number of shares issuable upon exercise of the common stock purchase options granted to Ms. Whitley under the Agreements shall be reduced from 250,000 to 185,000, Ms. Whitely may utilize a cashless exercise feature to exercise such options, subject to a six (6) month holding period on the shares, and Ms. Whitley shall not be permitted to sell an amount of shares in any week which exceeds 10% of the Company’s total weekly trading volume in the prior week; (v) agree that Ms. Whitley’s Employment Agreement shall terminate on March 31, 2021 and shall not renew; (vi) acknowledge that Ms. Whitley has been paid $5,541 for unreimbursed expenses on or about December 30, 2020; and (vii) the balance of the note due Whitley be forgiven.

F-16

As a result of the above, the Company recognized a gain of $669,200 comprised of the forgiveness of debt of $691,500 and the write-off of the unamortized portion of Whitley’s the non-compete agreement of $22,300.

In February 2021, Ms. Whitley exercised her 185,000 options (see Omnibus Agreement above) using the cashless option feature and was issued 159,053 shares of the Company’s restricted common stock in full satisfaction of the option agreement.

Note 16 - Acquisition of SRM Entertainment

On November 30, 2020, Jupiter Wellness, Inc. (the “Company”), entered into and closed on a share exchange agreement (the “Exchange Agreement”) with SRM Entertainment, LTD, a Hong Kong Special Administrative Region of the People’s Republic of China limited company (“SRM”) and wholly owned subsidiary of Vinco Ventures, Inc., a Nevada corporation formerly known as Edison Nation, Inc. (“Vinco”), and the shareholders of SRM set forth in the Exchange Agreement (the “SRM Shareholders”), pursuant to which the Company acquired 100% of the shares of SRM’s common stock (the “SRM Common Stock”) from the SRM Shareholders in exchange for 200,000 shares of the Company’s common stock, valued at $1,040,000, subject to a leak out provision and escrow of 50,000 shares of the Company’s common stock. Upon closing, and pursuant to the Exchange Agreement, the Company delivered 150,000 shares of its common stock to SRM and placed 50,000 shares in escrow (“Escrow Shares”). Pursuant to the Exchange Agreement, the Company shall release the Escrow Shares upon SRM generating $200,000 in cash receipts and revenue prior to January 15, 2021. The SRM Shareholders shall forfeit their right to receive the Escrow Shares if SRM does not generate $200,000 in cash receipts and revenue prior to December 31, 2020. Pursuant to the Exchange Agreement, the Company assumed all of the financial obligations of SRM, as well as its employees and offices. As a result of the Exchange Agreement, SRM became a wholly-owned subsidiary of the Company.

Valuation and Purchase Price Allocation:

According to ASC 805, the standard of value to be used in the application of purchase accounting rules is fair value. The Company utilized fair value defined in Statement of Financial Accounting Standard No. 820-10-35-37 Fair Value Measurements and Disclosures. The determination of the fair value of the consideration and related allocation of the purchase price was determined by management of the Company.

The fair value of the consideration is as follows:

Shares of the Company’s common stock issued	200,000
Market value of Company’s common stock (11/30/20 Nasdaq closing price)	$5.20
Consideration paid	$1,040,000
Net tangible liabilities assumed	339,237
Total consideration	$1,379,237

The purchase price allocation is as follows:

Distribution Agreements	$437,300
Goodwill	941,937
Total purchase price allocation	$1,379,237

Effective August 14, 2023 the Company spun-off 52% of SRM Ltd formerly a wholly-owned subsidiary, into a public company in exchange for shares of SRM Inc. common stock. As a result, the Company will no longer consolidate SRM Ltd in its financial statements and the intangible assets have been de-consolidated. The assets and liabilities of SRM have been reclassified as held for sale in the December 31, 2022 and 2021 financial statements. See note 2.

Note 17 - Commitments and Contingencies

The Company entered into a new office lease Effective July 1, 2021. The primary term of the lease is five years with one renewal option for an additional three years. Minimum annual lease payments for the primary term and one renewal are as follows:

Primary Period	Amount	Amount During Renewal Period	Amount
July 1 to June 30, 2022	$180,456	July 1 to June 30, 2027	$240,662
July 1 to June 30, 2023	$201,260	July 1 to June 30, 2028	$247,882
July 1 to June 30, 2024	$224,330	July 1 to June 30, 2029	$255,319
July 1 to June 30, 2025	$229,312
July 1 to June 30, 2026	$233,653

Under the new standard for lease reporting, the Company recorded a Right of Use Asset (“ROU”) and an offsetting lease liability of $870,406 representing the present value of the future payments under the lease calculated using an 8% discount rate (the current borrowing rate of the company). The ROU and lease liability are amortized over the five-year life of the lease. The unamortized balances at December, 2022 were ROU of $643,977 and $797,311. At December 31, 2022, the current portion of the lease liability was $164,170 and non-current portion of the lease liability was $519,659. Additionally, the Company recognized accreted interest expense of $60,626 and rent expense of $231,790 for the lease during the year ended December 31, 2022.

F-17

Legal Proceedings

On August 6, 2020, the Company, Messrs. John and Miller and certain affiliated entities filed a lawsuit in the United States District Court, Southern District of New York against Robert Koch, Bedford Investment Partners, LLC, Kaizen Advisors, LLC and certain other unnamed defendants. The lawsuit alleged that Mr. Koch and the other defendants were attempting to extort the Company and Messrs. John and Miller to issue the defendants shares of the Company’s common stock which they claim are owed to them. The Company asserted that they have no oral or written agreement with Mr. Koch or any of his affiliates that entitle him to shares of the Company’s common stock. The Company’s complaint seeks actual damages in the amount of $5,000,000 and punitive damages in the amount of $5,000,000. In response, Mr. Koch and Bedford Investment Partners, LLC (together, the “Koch Parties”) filed their answer and counterclaim, repeating the same claims that caused the Company to file the lawsuit, and claiming damages of over $10 million. On October 6, 2020, the Company moved for judgment on the pleadings to dismiss the defendants’ counterclaim in its entirety. On April 24, 2021, the Company’s motion was granted and all counterclaims were dismissed with prejudice, except the breach-of-contract and unjust enrichment claims. On June 04, 2021 the Koch Parties filed a Second Amended Counterclaim, re-alleging their previous breach-of-contract and unjust enrichment counterclaims. On June 25, 2021, the Company filed a motion to dismiss defendants’ Second Amended Counterclaim, which the parties briefed in summer 2021. On February 14, 2022, the court dismissed all of the Koch Parties’ counterclaims except to the extent that they alleged unjust enrichment against Jupiter and Mr. John. On March 22, 2022, the Parties engaged in a Settlement Conference before The Honorable Sarah L. Cave, which did not resolve the case. On March 25, 2022, The Honorable Lewis J. Liman granted Jupiter and Mr. John permission to move for summary judgment dismissing the Koch Parties’ unjust enrichment counterclaim; the parties briefed that motion in spring 2022. On January 30, 2023, Judge Liman largely granted Jupiter and Mr. Koch’s motion, eliminating all of the Koch Parties’ remedy theories except for their restitution claim for transferring the domain www.cbdbrands.net to Jupiter. In doing so, Judge Liman suggested that a jury could find that the Koch Parties would be fully compensated if the parties simply unwound the domain transfer, or that the jury might quantify the website’s value by looking to the amounts that the Koch Parties had paid for other, similar websites: between $12.17 and $65.98. After Judge Liman issued this order, the Parties settled all claims and Jupiter and Mr. John filed a proposed order of dismissal of all claims with prejudice. Under the order, Jupiter did not pay any amount in settlement of the claims. On February 17, 2023, Judge Liman so-ordered that proposed order and closed the case.

The Company may be subject to legal proceedings and claims arising from contracts or other matters from time to time in the ordinary course of business. Management is not aware of any pending or threatened litigation where the ultimate disposition or resolution could have a material adverse effect on its financial position, results of operations or liquidity.

Note 18 - Subsequent Events

PIPE Agreement

On January 19, 2023, Jupiter Wellness, Inc., (the “Company”) entered into a Securities Purchase Agreement (the “PIPE Agreement”) with certain purchasers, for the issuance of 8,631,574 common stock warrants (the “PIPE Offering”) at a price of $0.125 per warrant, comprised of two common stock warrants (the “Common Warrants,”), each to purchase up to one share of Common Stock per Common Warrant with an exercise price of $1.00 per share , with (a) 4,315,787 Common Warrants being immediately exercisable for three years following 6 months from the closing of the PIPE Offering, and (b) 4,315,787 Common Warrants being immediately exercisable for five years following 6 months from the closing of the PIPE Offering.

RD Agreement

On January 19, 2023, The Company entered into a Securities Purchase Agreement (the “RD Agreement”) with certain purchasers, pursuant to which on January 23, 2023, 4,315,787 shares of common stock, par value $0.001 (the “Common Stock”), at a price of $0.70 per share were issued to the purchasers (the “RD Offering”).

The aggregate purchase price for the purchase of one share, one 3-year warrant and one 5-year warrant was $0.95. The gross proceeds to the Company from both the PIPE Offering and the RD Offering was approximately $4.1 million and net proceeds to the Company after all related expenses was approximately $3,500,000.

Registration Rights Agreement

On January 19, 2023, the Company also entered into a Registration Rights Agreement with the Purchasers, (the “Registration Rights Agreement” and together with the PIPE Agreement and the RD Agreement the “Agreements”), requiring the Company to register the securities issued under the PIPE Agreement. Pursuant to the Rights Registration Agreement, the Company has agreed to file one or more registration statements with the SEC covering the registration of the shares of Common Stock issuable upon exercise of the Common Warrants.

In accordance with ASC Topic 855-10, the Company has analyzed its operations subsequent to December 31, 2022 to the date these financial statements were issued and has determined that it does not have any additional material subsequent events to disclose in these financial statements.

F-18

Safety Shot, Inc.

(Formerly known as Jupiter Wellness, Inc.)

Condensed Consolidated Balance Sheets

As of September 30, 2023 and December 31, 2022

	Nine months Ended September 30, 2023 (Unaudited)	Year ended December 31, 2022 (Audited)
Assets
Cash	$4,387,797	$1,477,552
Marketable Securities	2,281,074	-
Inventory	93,663	151,204
Account receivable	3,012	26,440
Prepaid expenses and deposits	605,818	116,389
Investment in affiliates	794,717	2,909,674
Loan receivable from SRM Entertainment Ltd	-	1,458,914
Current assets held for sale	-	611,316
Total current assets	8,166,081	6,751,489
Long-Term Assets
Right of use assets	521,519	643,977
Intangible assets, net	-	-
Goodwill	-	-
Intellectual property, net	2,612,907	-
Fixed assets, net	30,923	52,494
Assets held for sale	-	1,242,803
Total assets	$11,331,430	$8,690,763

Liabilities and Shareholders’ Equity
Accounts Payable	$1,689,697	$1,548,384
Convertible notes, net of discounts	2,000,000	2,000,000
Current portion of lease liability	206,015	164,170
Accrued interest	229,261	110,905
Accrued liabilities	89,245	41,326
Covid - 19 SBA Loan	49,166	47,533
Current liabilities held for sale	-	593,192
Total current Liabilities	4,263,384	4,505,510

Long-term portion lease liability	358,920	519,659
Total liabilities	4,622,304	5,025,169
Shareholders’ Equity
Preferred stock, $0.001 par value, 100,000 shares authorized of which none are issued and outstanding	-	-
Common stock, $.001 par value, 100,000,000 shares authorized, of which 37,208,759 and 22,338,888 shares issued and outstanding as of September 30, 2023 and December 31, 2022	37,209	22,339
Additional paid-in capital	65,950,427	53,763,929
Common stock payable	725,230	477,000
Accumulated deficits	(60,003,740)	(50,597,674)
Total Shareholders’ Equity	6,709,126	3,665,594

Total Liabilities and Shareholders’ Equity	$11,331,430	$8,690,763

The accompanying notes are an integral part of these unaudited financial statements.

F-19

Safety Shot, Inc.

(Formerly known as Jupiter Wellness, Inc.)

Condensed Consolidated Statement of Operations

For the Three and Nine months Ended September 30, 2023 and 2022

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Revenue
Sales	$11,877	$85,467	$69,968	$125,417
Cost of Sales	46,436	74,365	97,977	93,869
Gross profit (loss) from continuing operations	(34,561)	11,102	(28,009)	31,548

Operating expense
General and administrative expenses	4,090,608	1,977,175	7,040,858	5,043,504
Impairment of Promissory Note	-	-	-	1,000,000
	4,090,608	1,977,175	7,040,858	6,043,504
Other income / (expense)
Interest income	56,113	483	56,802	1,410
Interest expense	(54,751)	(549,715)	(168,869)	(1,124,371)
Other income / (expense)	(2,426,915)		(1,236,720)	4,813
Unrecognized gain / (loss) on equity investment	(726,884)	-	(726,884)	-
Total other income (expense)	(3,152,437)	(549,232)	(2,075,671)	(1,118,148)

Net (loss) from continuing operations	$(7,277,606)	$(2,515,305)	$(9,144,538)	$(7,130,104)

Income (loss) from discontinued operations	(460,695)	182,879	(261,528)	437,147

Net (loss)	$(7,738,301)	$(2,332,426)	$(9,406,066)	$(6,692,957)

Net (loss) per share:
Basic	$(0.26)	$(0.10)	$(0.34)	$(0.30)

Weighted average number of shares
Basic	29,836,485	21,530,012	27,370,658	22,191,644

The accompanying notes are an integral part of these unaudited financial statements.

F-20

Safety Shot, Inc.

(Formerly known as Jupiter Wellness, Inc.)

Condensed Consolidated Statement of Changes in Shareholders’ Equity

For the Three and Nine months Ended September 30, 2023 and 2022

(Unaudited)

	Treasury Shares		Common Stock		Common Stock	Additional Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Payable	Capital	Deficits	Total
Balance, December 31, 2021	-	-	24,046,001	$24,046	$285,000	$51,668,019	$(35,374,646)	$16,602,419
Shares issued for services	-	-	100,000	100	-	104,900	-	105,000
Treasury shares purchased	1,995,948	(2,133,167)	(1,995,948)	(1,996)	-	1,996	-	(2,133,167)
Net loss	-	-	-	-	-	-	(2,919,775)	(2,919,775)
Balance March 31, 2022	1,995,948	(2,133,167)	22,150,053	22,150	285,000	51,774,915	(38,294,421)	11,654,477
Treasury shares purchased	694,406	(643,558)	(694,406)	(694)	-	694	-	(643,558)
Treasury shares cancelled	(2,433,894)	2,579,894	-	-	-	(2,579,894)	-	-
Shares issued in connection with convertible promissory note	-	-	250,000	250	-	277,250	-	277,500
Fair value of warrants issued and issue discounts with convertible note	-	-	-	-	-	706,977	-	706,977
Stock options issued for services	-	-	-	-	-	142,169	-	142,169
Net loss	-	-	-	-	-	-	(1,440,756)	(1,440,756)
Balance June 30, 2022	256,460	(196,831)	21,705,647	21,706	$285,000	$50,322,111	(39,735,177)	$10,696,809
Treasury shares purchased	135,263	(103,320)	(135,263)	(135)	-	135	-	(103,320)
Shares issued for services	-	-	150,000	150	-	103,710	-	103,860
Common Stock to be issued for services	-	-	-	-	192,000	-	-	192,000
Management common shares cancelled	-	-	(56,496)	(57)	-	57	-	-
Net loss	-	-	-	-	-	-	(2,332,426)	(2,332,426)
Balance September 30, 2022	391,723	(300,151)	21,663,888	21,664	477,000	50,426,013	(42,067,603)	8,556,923

Balance December 31, 2022	-	-	22,338,888	$22,339	$477,000	$53,763,929	$(50,597,674)	$3,665,594

Shares issued in Public Offering	-	-	4,315,787	4,316	-	3,446,359	-	3,450,675
Net loss	-	-	-	-	-	-	(1,308,174)	(1,308,174)
Balance March 31, 2023	-	-	26,654,675	26,655	477,000	57,210,288	(51,905,848)	5,808,095
Shares issued for services	-	-	500,000	500	-	219,500	-	220,000
Net loss	-	-	-	-	-	-	(359,591)	(359,591)

Balance June 30, 2023	-	-	27,154,675	$27,155	$477,000	$57,429,788	(52,265,439)	$5,668,504

Shares issued for Stock payable	-	-	300,000	300	(192,000)	191,700	-	-
Stock payable for services	-	-	-	-	113,500	-	-	113,500
Stock payable for inducement					326,730			326,720
Purchase of intangible asset	-	-	5,000,000	5,000	-	2,463,500		2,468,500
Stock issued for services	-	-	1,175,000	1,175	-	456,750	-	457,925
Warrant conversions	-	-	3,579,084	3,579	-	3,332,195	-	3,335,774
Deconsolidation of SRM Entertainment and change to equity method of accounting	-	-	-	-	-	551,757	-	551,757
Fair value of price reduction on conversion price for notes and warrants	-	-	-	-	-	1,120,333	-	1,120,333
Fair value of options granted to employees	-	-	-	-	-	39,444	-	39,444
Fair value of warrants granted for services	-	-	-	-	-	364,960	-	364,960
Net Loss	-	-	-	-	-	-	(7,738,301)	(7,738,301)
Balance September 30, 2023	-	-	37,208,759	37,209	725,230	65,950,427	(60,003,740)	6,709,126

The accompanying notes are an integral part of these unaudited financial statements.

F-21

Safety Shot, Inc.

(Formerly known as Jupiter Wellness, Inc.)

Condensed Consolidated Statement of Cash Flows

For the Nine months Ended September 30, 2023 and 2022

(Unaudited)

	2023	2022
Cash flows from continuing operating activities:
Net (loss)	$(8,724,972)	$(7,130,104)
Depreciation & Amortization	112,442	16,204
Gain on sale of fixed assets	(23,308)	(3,702)
Impairment IP	-	1,000,000
Fair value of options issued for services	39,444	142,169
Fair value of shares issued for services	791,425	400,860
Fair value of shares issued for inducement	326,730	-
Fair value of warrants issued for services	364,960	-
Amortization of debt discount	-	996,879
Amortization of Clinical research agreement	-	212,500
Loss on extinguishment	1,120,333	-
Unrealized gain/loss on equity investment	726,884	-
Realized gain/loss on sale of marketable securities	(216,664)	-
Unrealized loss on marketable securities	356,359	-
Bad debt	4,816	2,266

Adjustments to reconcile net income to net cash provided by (used in) operating activities
Prepaid expenses and deposits	(181,946)	(284,538)
Right of Entry asset	122,458	114,004
Accounts receivable	371,803	(28,767)
Inventory	94,157	(148,489)
Accounts payable	(59,862)	(292,547)
Accrued liabilities	130,938	68,162
Lease liability	(118,894)	(94,078)
Net cash (used in) continuing operating activities	(4,762,897)	(5,029,182)

Cash flows from discontinued operating activities:
Income (loss) from discontinued operations	(681,094)	437,147
Reclassification of assets and liabilities to held for sale	863,065	(437,409)
Cash provided from discontinued operations	181,971	22,662

Cash flows from investing activities:
Cash paid for purchase of assets	(200,000)	(10,707)
Cash paid for research agreement	-	(1,500,000)
Cash paid for marketable securities	(14,332)	-
Cash paid for purchase of fixed assets	(108,954)	(1,000,000)
Cash paid for SRM Inc.	(390,478)	-
Cash received from SRM Ltd.	1,534,814	-
Cash received for sale of marketable securities	665,631	-
Net change to value of marketable securities	345,032	-
Cash paid for investment	(508,800)	-
Proceeds from sale of assets	39,100	43,000
Net cash (used in) investing activities	1,362,013	(2,467,707)

Cash flows from financing activities:
Shares issued for cash	6,786,449	-
Cash paid for Treasury Stock	-	(2,880,045)
Proceeds from Promissory notes	-	1,880,000
Loans to affiliates	(699,952)	-
Borrowings on debt	199,097	241,272
Payments on debt	(156,436)	(187,711)
Net cash (used in) provided by financing activities	6,129,158	(946,484)

Net (decrease) in cash and cash equivalents	2,910,245	(8,443,635)

Cash and cash equivalents at the beginning of the period	1,477,552	11,225,038

Cash and cash equivalents at the end of the period	$4,387,797	$2,781,403

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-
Non-cash items:	-
Fair value of Warrants issued and beneficial conversion feature in connection with convertible notes	$-	$706,977
Reclassification of Held to Maturity investments to Marketable Securities	$3,417,100	$-
Shares issued from stock payable for services	$192,000	$-
Shares issued for GBB asset purchase	$2,468,500	$-
Reclassification for SRM Ltd deconsolidation	$146,800	$-
Common stock issued in connection with promissory notes	$-	$277,500
Treasury shares cancelled	$-	$2,579,894
Cancellation of shares issued to management	-	$57

The accompanying notes are an integral part of these unaudited financial statements.

F-22

Safety Shot, Inc.

(Formerly known as Jupiter Wellness, Inc.)

Notes to Financial Statements

For the Nine months Ended September 30, 2023 and Year Ended December 31, 2022

(Unaudited)

Note 1 - Organization and Business Operations

Safety Shot Inc. (NASDAQ: SHOT) was formerly known as Jupiter Wellness Inc. In August 2023 the Company acquired certain assets of GBB Drink Lab Inc which included the blood alcohol detox drink Safety Shot, an over-the-counter drink that can lower blood alcohol content to allow recovery from the effects of alcohol at a rate faster than would occur normally. Concurrently with the purchase, the Company changed its name to Safety Shot, Inc. and changed its NASDAQ trading symbol to SHOT. The Company launched Safety Shot in December 2023.

Safety Shot has a well-established clinical development infrastructure and fits within the Company’s existing over-the-counter and prescription-grade health and wellness products. The Company will continue its current products line as an operating division and is committed to supporting health and wellness by developing innovative solutions to a range of conditions. We take pride in our research and development of over-the-counter (OTC) products and intellectual property, which aim to address some of the most prevalent health and wellness concerns today. Our product pipeline includes a diverse range of products, such as hair loss treatments, eczema creams, vitiligo solutions, and sexual wellness products, that cater to different health and wellness needs. We are dedicated to staying up-to-date with the latest scientific research and technology, ensuring that our products meet the highest industry standards.

To achieve our mission, we rely on a team of highly skilled and experienced professionals who are committed to advancing our vision of health and wellness. Our team includes scientists, researchers, product developers, and business experts who collaborate to create new products and enhance existing ones. We also partner with industry leaders and organizations to leverage the latest technologies and expand our reach.

We generate revenue through various channels, including the sales of our OTC and consumer products, as well as licensing royalties. Our products are available through various retailers and e-commerce platforms, making them accessible to a broad customer base. Additionally, we collaborate with other companies to license our intellectual property, creating additional revenue streams and expanding our global presence.

Going Concern Consideration

As of September 30, 2023 and December 31, 2022, the Company had an accumulated deficits of $60,003,740 and $50,597,674, respectively, and cash flow used in operations of $4,762,897 for the nine months ended September 30, 2023 and $6,448,078 and $6,523,441 for the years ended December 31, 2022 and 2021. The Company has incurred and expects to continue to incur significant costs in pursuit of its expansion and development plans. As of September 30, 2023 and December 31, 2022, the Company had $4,387,797 and $1,477,552, respectively, in cash and working capital of $3,902,697 and $2,245,979, respectively. These conditions have raised doubt about the Company’s ability to continue as a going concern as noted by our auditors, M&K CPAS, PLLC.

Note 2 – Significant Accounting Policies Basis of Presentation

The accompanying consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of US Securities and Exchange Commission (“SEC”). The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Jupiter Wellness, Inc., a Florida corporation, Magical Beasts, LLC, a Nevada limited liability company and SRM Entertainment, Limited, a Hong Kong private limited company. All intercompany accounts and transactions have been eliminated.

Debt Extinguishment and Modification

Any changes or modification to debt instruments must be examined to determine if the modification has any significant effect. If the changes or modifications are material, the change or modification must be accounted for as an extinguishment. If determined to be an extinguishment, the change or modification to the original debt is derecognized and a new debt is recognized. Any difference in the fair value is recognized as a gain or loss on extinguishment.

Deconsolidation

The Company will use Deconsolidation Accounting upon the loss of control of a subsidiary determined to be less than 50% owned. Upon deconsolidation, the Company will no longer present the subsidiary’s assets, liabilities, and results of operations in its consolidated financial statements. If the Company owns more than 20% but less than 50% the Company will continue to report under the Equity Method.

Discontinued Operations

The Company adopted the FASB Accounting Standards Update No. 2014-08 Discontinued Operations requiring entities to reclassify assets and liabilities of a discontinued operation for all comparative periods presented in the statement of financial position. Effective August 14, 2023, the Company sold SRM Entertainment Ltd, (“SRM”) a wholly owned subsidiary. Financial statements preceding the effective date of the sale have been reclassified to reflect the respective SRM assets and liabilities as being held for sale and the operations of SRM are reflected a discontinued operation.

Equity Method for Investments

Investments in unconsolidated affiliates, which the Company exerts significant influence but does not control or otherwise consolidate, are accounted for using the equity method. Equity method investments are initially recorded at cost. These investments are included in investment in joint ventures in the accompanying consolidated balance sheets. The Company’s share of the profits and losses from these investments is reported in loss from equity method joint venture in the accompanying consolidated statements of operations. The Company monitors its investments for other-than-temporary impairment by considering factors such as current economic and market conditions and the operating performance of the investees and records reductions in carrying values when necessary.

Asset Purchases

The Company accounts for an acquisitive transaction determined to be an asset purchase based on the cost accumulation and allocation method, under which the costs to purchase the asset or set of assets are allocated to the assets acquired. No goodwill is recorded in connection with an asset purchase.

Investments in Marketable Securities

The Company’s Marketable Securities are considered Held-For-Trading (“HFT”) or Trading Assets. HTF- Trading securities are valued at their fair value when purchased/sold, and any unrealized gains or losses are recorded periodically on financial reporting dates as other income or loss.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

F-23

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with a maturity of three months or less when purchased to be cash and equivalents for purposes of the statement of cash flows. There were no cash equivalents as of September 30, 2023 or December 31, 2022.

Inventory

Inventories are stated at the lower of cost or market. The Company periodically reviews the value of items in inventory and provides write-downs or write- offs of inventory based on its assessment of market conditions. Write-downs and write-offs are charged to cost of goods sold. Inventory is based upon the average cost method of accounting. During the Nine months ended September 30, 2023, the Company had expired inventory write-downs of $23,794. During the year ended December 31, 2022, the Company determined that certain of our inventory items were either slow moving, expired or discontinued. As a result, the Company wrote-off a total of $152,432 of inventory, consisting of raw materials of $23,623, finished goods of $123,094 and packaging of $5,715 for the year ended December 31, 2022.

Investments Held-to-Maturity

Investments that the Company’s management has the “positive intent and ability” to hold through maturity are classified and accounted for as hold-to- maturity investments (“HTM”). HTM investments are carried at amortized cost in the financial statements. For investments classified as HTM, no unrealized gains and losses will be recognized in financial statements.

Assets and liabilities Held for Sale

On December 9, 2022, The Company entered into a stock exchange agreement (the “Exchange Agreement”) with SRM Entertainment, Inc. (“SRM”) to govern the separation of SRM from the Company. On May 26, 2023, we amended and restated the Exchange Agreement (the “Amended and Restated Exchange Agreement”) to include additional information regarding the distribution and the separation of SRM the Company. The separation as set forth in the Amended and Restated Exchange Agreement with Jupiter closed August 14, 2023. Pursuant to the Amended and Restated Exchange Agreement, on May 31, 2023, SRM issued to the Company 6,500,000 shares of SRM Common Stock (representing 79.3% of SRM’s outstanding shares of Common Stock) in exchange for 2 ordinary shares of SRM Ltd owned by the Company (representing all of the issued and outstanding ordinary shares of SRM) (the “Share Exchange”). On August 14, 2023, SRM consummated its Initial Public Offering (“IPO”), pursuant to which it sold 1,250,000 shares of its common stock at a price of $5.00 per share. In connection with the Share Exchange and SRM’s IPO, the Company distributed 2,000,000 shares of SRM’s common stock to the Company’s stockholders and certain warrant holders (out of the 6.5 million shares issued in May 2023) which occurred on the effective date of the Registration Statement but prior to the closing of the IPO. Following such distribution, the Company owns 4.5 million of the 9,450,000 shares of common stock outstanding and SRM is now a minority owned subsidiary of the Company.

The Company has reclassified all of the assets and liabilities of SRM held prior to the to the Share Exchange as assets and liabilities held for sale.

At September 30, 2023, the Company had no assets or liabilities held for sale. At December 31, 2022, the Company had current assets held for sale totaling $611,316, long term assets held for sale totaling $1,242,803 and liabilities held for sale totaling $593,192.

The following table presents the major classes of assets and liabilities of discontinued operations of Communications reported in the consolidated balance sheets:

	September 30,	December 31,
	2023	2022
Cash	$-	$453,516
Inventory	-	290,200
Account receivable	-	621,090
Prepaid expenses and deposits	-	697,725
Investment in Affiliate	-	7,699
Loan to SRM	-	(1,458,914)
Total current asset held for sale	-	611,316

Intangible assets	-	291,533
Goodwill	-	941,937
FF&E	-	9,333
Assets held for sale	-	1,242,803
Total assets	$-	$1,854,119

Accounts Payable	$-	$532,899
Accrued liabilities	-	114,156
Total current Liabilities	$-	$647,055

The following table presents the components of discontinued operations in relation to Communications reported in the consolidated statements of operations:

	Three months ended September 30		Nine months ended September 30
	2023	2022	2023	2022
Sales	$472,319	$1,517,546	$3,901,162	$5,165,719
Cost of Sales	379,374	1,115,376	3,064,376	4,161,505
Gross profit	92,945	402,170	836,786	1,004,214

Operating expense	91,951	219,291	636,937	567,067
Other (income) expense	461,690	-	461,377	-
Total expenses	553,641	219,291	1,098,314	567,067
Net income (loss) from discontinued operations	$(460,696)	$182,879	$(261,528)	$437,147

Trading Securities

Securities that the Company intends to sell are classified as trading securities. Trading securities are carried at fair value with gains and losses recognized in current period earnings.

Net Loss per Common Share

Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. If applicable, diluted earnings per share assume the conversion, exercise or issuance of all common stock instruments such as options, warrants, convertible securities and preferred stock, unless the effect is to reduce a loss or increase earnings per share. As such, options, warrants, convertible securities, and preferred stock are not considered in the calculations, as the impact of the potential common shares would be to decrease the loss per share.

	For the Three Months Ended September 30,		For the Nine months Ended September 30,
	2023	2022	2023	2022
Numerator:
Net (loss)	$(7,738,301)	$(2,332,426)	$(9,406,066)	$(6,692,957)

Denominator:
Denominator for basic earnings per share - Weighted- average common shares issued and outstanding during the period	29,836,485	21,530,012	27,370,658	22,191,644
Denominator for diluted earnings per share	29,836,485	21,530,012	27,370,658	22,191,644
Basic (loss) per share	$(0.26)	$(0.10)	$(0.34)	$(0.30)
Diluted (loss) per share	$(0.26)	$(0.10)	$(0.34)	$(0.30)

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Revenue Recognition

The Company generates its revenue from the sale of its products directly to the end user or through a distributor (collectively the “customers”).

The Company recognizes revenues by applying the following steps in accordance with FASB Accounting Standards Codification 606 “Revenue from Contracts with Customers” (“ASC 606”). Under ASC 606, revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements:

●	identify the contract with a customer;

●	identify the performance obligations in the contract;

●	determine the transaction price;

●	allocate the transaction price to performance obligations in the contract; and

The Company’s performance obligations are satisfied when goods or products are shipped on a FOB shipping point basis as title passes when shipped. Our products are generally paid in advance of shipment or standard net 30 days and we offer no specific right of return, refund or warranty related to our products except for cases of defective products of which there have been none to date.

F-24

Accounts Receivable and Credit Risk

Accounts receivable are generated from sales of the Company’s products. The Company provides an allowance for doubtful collections, which is based upon a review of outstanding receivables, historical collection information, and existing economic conditions. During the Nine months ended September 30, 2023 and year ended December 31, 2022, the Company recognized no allowance for doubtful collections.

Impairment of Long-Lived Assets

We evaluate long-lived assets (including intangible assets) for impairment whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable. An asset is considered impaired if its carrying amount exceeds the undiscounted future net cash flow the asset is expected to generate.

Goodwill and Intangible Assets

Goodwill is tested for impairment at a minimum on an annual basis. Goodwill is tested for impairment at the reporting unit level by first performing a qualitative assessment to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying value. If the reporting unit does not pass the qualitative assessment, then the reporting unit’s carrying value is compared to its fair value. The fair values of the reporting units are estimated using market and discounted cash flow approaches. Goodwill is considered impaired if the carrying value of the reporting unit exceeds its fair value. The discounted cash flow approach uses expected future operating results. Failure to achieve these expected results may cause a future impairment of goodwill at the reporting unit.

We conducted an evaluation of our goodwill as of December 31, 2022 and there was no impairment in the year ended December 31, 2022. Dring the nine months ended September 30, 2023, the Company spun-off its wholly-owned subsidiary SRM Entertainment Ltd. which was the source for its goodwill. As a result, the Company had no goodwill at September 30, 2022. (see Note 8).

Intangible assets consist of patents and trademarks, purchased customer contracts, purchased customer and merchant relationships, purchased trade names, purchased technology, and non-compete agreements. Intangible assets are amortized over the period of estimated benefit using the straight-line method and estimated useful lives ranging from one to twenty years. No significant residual value is estimated for intangible assets. We evaluate long-lived assets (including intangible assets) for impairment whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable. An asset is considered impaired if its carrying amount exceeds the undiscounted future net cash flow the asset is expected to generate.

The Company’s evaluation of its long-lived assets resulted in an impairment expense of $1,450,000 during the year ended December 31, 2022 and no impairment during the Nine months ended September 30, 2023.

Foreign Currency Translation

Assets and liabilities in foreign currencies are translated using the exchange rate at the balance sheet date, while revenue and expense accounts are translated at the average exchange rates prevailing during the period. Equity accounts are translated at historical exchange rates. Cumulative gains and losses from foreign currency transactions and translation for the Nine months September 30, 2023 and the year ended December 31, 2022 were not material.

Research and Development

The Company accounts for research and development costs in accordance with the Accounting Standards Codification subtopic 730-10, Research and Development (“ASC 730-10”). Under ASC 730-10, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred. Third-party research and developments costs are expensed when the contracted work has been performed or as milestone results have been achieved. Company-sponsored research and development costs related to both present and future products are expensed in the period incurred. The Company incurred research and development expenses of $98,091 and $128,241 for the nine-months ended September 30, 2023, and 2022, respectively.

Stock Based Compensation

The Company recognizes compensation costs to employees under FASB Accounting Standards Codification 718 “Compensation - Stock Compensation” (“ASC 718”). Under ASC 718, companies are required to measure the compensation costs of share-based compensation arrangements based on the grant- date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share based compensation arrangements include stock options and warrants. As such, compensation cost is measured on the date of grant at their fair value. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant.

On October 24, 2018, the inception date, the Company adopted ASU No. 2018-07 “Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting.” These amendments expand the scope of Topic 718, Compensation - Stock Compensation (which currently only includes share-based payments to employees) to include share-based payments issued to non-employees for goods or services. Consequently, the accounting for share-based payments to nonemployees and employees will be substantially aligned.

F-25

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. Since the Company was incorporated on October 24, 2018, the evaluation was performed for 2018 tax year which would be the only period subject to examination. The Company believes that its income tax positions and deductions would be sustained on audit and does not anticipate any adjustments that would result in a material changes to its financial position. The Company’s policy for recording interest and penalties associated with audits is to record such items as a component of income tax expense.

The Company’s deferred tax asset at December 31, 2022 consists of net operating loss carry forwards calculated using federal and state effective tax rates equating to approximately $7,110,329 less a valuation allowance in the amount of approximately $7,110,329. Due to the Company’s lack of earnings history, the deferred tax asset has been fully offset by a valuation allowance in the year ended December 31, 2022.

Related parties

The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions.

Pursuant to Section 850-10-20 the related parties include a. affiliates of the Company; b. entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825-10-15, to be accounted for by the equity method by the investing entity; c. trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d. principal owners of the Company; e. management of the Company; f. other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g. other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The consolidated financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include: a. the nature of the relationship(s) involved; b. a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c. the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d. amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Reclassifications

Certain current and prior period balances have been adjusted to reflect current period presentation.

Recent Accounting Pronouncements

In June 2018, the FASB issued ASU 2018-07, which simplifies the accounting for non-employee share-based payment transactions. The amendments specify that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The standard will be effective for us in the first quarter of our fiscal year 2020, although early adoption is permitted (but no sooner than the adoption of Topic 606). The Company has adopted this standard beginning January 1, 2019. The adoption of this standard has not had a significant impact on the Company’s results of operations, financial condition, cash flows, and financial statement disclosures.

In February 2016, Topic 842, “Leases” was issued to replace the leases requirements in Topic 840, “Leases”. The main difference between previous GAAP and Topic 842 is the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous GAAP. A lessee should recognize in the balance sheet a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. If a lessee makes this election, it should recognize lease expense for such leases generally on a straight-line basis over the lease term. The accounting applied by a lessor is largely unchanged from that applied under previous GAAP. Topic 842 will be effective for annual reporting periods beginning after December 15, 2018, including interim periods within those annual periods and is to be retrospectively applied. The Company has adopted this standard beginning January 1, 2019. The adoption of this standard has not had a significant impact on the Company’s results of operations, financial condition, cash flows, and financial statement disclosures.

Note 3 - Accounts Receivable

At September 30, 2023 and December 31, 2022, the Company had accounts receivable of $3,012 and $26,440, respectively. The decrease is attributable to the spin-off of SRM Ltd.

Note 4 - Prepaid Expenses and Deposits

At September 30, 2023 and December 31, 2022, the Company had prepaid expenses and deposits of $605,818 and $116,389, respectively consisting primarily of deposits and prepayments on purchase orders.

Note 5 - Inventory

At September 30, 2023 and December 31, 2022, the Company had inventory of $93,663 and $151,204, consisting of finished goods, raw materials and packaging supplies.

F-26

Note 6 - Marketable Securities, Investment in and Loans to Affiliates

At December 31, 2022, the Company had invested $2,908,300 in Jupiter Wellness Sponsor LLC (“JWSL”), a limited liability company formed for the sole purpose of sponsorship of Jupiter Wellness Acquisition Corp. (“JWAC”), a special purpose acquisition company (“SPAC”) and an unconsolidated subsidiary. Mr. Brian John, our CEO, is the managing member of JWSL and was the Chief Executive Officer of JWAC.

JWAC filed a Current Report on Form 8-K filed with the Securities Exchange Commission on May 2, 2023. JWAC’s stockholders approved JWAC’s business combination with Chijet Inc. and its affiliates including Chijet Motor Company Inc. (collectively “Chijet”), at its Special Meeting of Stockholders held on May 2, 2023 and closed the transaction on June 1, 2023. As a result, on June 27, 2023, the Company received a total of 1,662,434 shares of restricted common stock of Chijet (Nasdaq: CJET) in exchange for its Loans. In August 2023, the Company receive 96,000 additional shares ChiJet due to downside protection clauses in the business combination agreements.

In May 2023, the Company purchased 48,000 shares of JWAC (now Chijet) common stock for $508,800 and in September 2023, the Company purchased an additional 10,000, shares for $14,332.

During the nine months ended September 30, 2023 the Company sold 256,637 ChiJet shares for a realized gain of $216,664.

At September 30, 2023 the Company, the Company held 1,292,297 common shares of Chijet (the “CJET Shares”) are considered trading securities and are categorized as marketable securities on the balance sheet. At September 30, 2023 the CJET Shares had a combined fair market value of $2,281,074 had a combined unrealized loss of $356,359 which is included in other income.

In connection with the Chijet transaction, our CEO Brian John is “entitled to a twenty percent (20%) bonus based on the net profits realized from any investment made by the Company.” At June 30, 2023 the Company had recorded a contingent liability of $233,377 payable to Brian in this regard. During the three months ended September 30, 2023, Brian agreed to receive 267,500 shares of restricted ChiJet shares in lieu of any bonuses payments related to the transaction.

On December 9, 2022, The Company entered into a stock exchange agreement (the “Exchange Agreement”) with SRM Entertainment, Inc. (“SRM”) to govern the separation of SRM from the Company. On May 26, 2023, we amended and restated the Exchange Agreement (the “Amended and Restated Exchange Agreement”) to include additional information regarding the distribution and the separation of SRM the Company. The separation as set forth in the Amended and Restated Exchange Agreement with Jupiter closed August 14, 2023. Pursuant to the Amended and Restated Exchange Agreement, on May 31, 2023, SRM issued to the Company 6,500,000 shares of SRM Common Stock (representing 79.3% of SRM’s outstanding shares of Common Stock) in exchange for 2 ordinary shares of SRM Ltd owned by the Company (representing all of the issued and outstanding ordinary shares of SRM) (the “Share Exchange”). On August 14, 2023, SRM consummated its Initial Public Offering (“IPO”), pursuant to which it sold 1,250,000 shares of its common stock at a price of $5.00 per share. In connection with the Share Exchange and SRM’s IPO, the Company distributed 2,000,000 shares of SRM’s common stock to the Company’s stockholders and certain warrant holders (out of the 6.5 million shares issued in May 2023) which occurred on the effective date of the Registration Statement but prior to the closing of the IPO. Following such distribution, the Company owns 4.5 million of the 9,450,000 shares of common stock outstanding and SRM is now a minority owned subsidiary of the Company. SRM.

At December 31, 2022, the Company had an outstanding unsecured, non-interest bearing loan receivable balance of $1,482,673 from SRM Entertainment, Ltd, its wholly owned subsidiary. On September 1, 2022, the loan was converted to a six percent (6%) interest-bearing promissory note (the “Note”) due on the earlier of: (i) September 30, 2023 or (ii) the date on which the Company consummates an initial public offering of its securities. During the nine months ended September 30, 2023, the Company accrued $55,847 interest expense on the Note. The total balance of $1,538,520 ($1,482,673 note and $55,847 interest) due Jupiter was paid from proceeds SRM’s Initial Public Offering (“IPO”) on August 14, 2023.

At December 31, 2022, the Company had loans totaling $9,073 to an affiliate. There were no loans at September 30, 2023.

Note 7 - Note Receivable

On December 8, 2021, the Company issued a Secured Promissory Note (the “Note”) in the amount of $10,000,000 to Next Frontier Pharmaceuticals, Inc. (“NFP”) and entered into a Stock Purchase Agreement (“SPA”) for the Company to acquire NFP. The Note has a term of six months and interest at eight percent (8%). On January 6, 2022 the Company issued an additional Secured Promissory Note to NFP under the same terms for up to $5,000,000, of which $1,000,000 was funded on January 7, 2022.

In February 2022, NFP terminated the SPA and in March 2022, the Company issued a Notice of Default on the NFP Note. As a result, the Company has determined that the Notes have been impaired and has taken an impairment charge of $10,000,000 against the 2021 earnings and $1,000,000 against the 2022 earnings.

Note 8 - Intangible Assets

SRM Entertainment

In connection with the acquisition of SRM Entertainment, Limited (“SRM Ltd), the Company allocated the purchase price to intangible assets as follows:

Distribution Agreements	$437,300
Goodwill	941,937
$1,379,237

The Distribution Agreements have an estimated life of six years and Goodwill has an indefinite life and will be reviewed at each subsequent reporting period to determine if the assets have been impaired.

Effective August 14, 2023 the Company spun-off 52% of SRM Ltd formerly a wholly-owned subsidiary, into a public company in exchange for shares of SRM Inc. common stock. The fair value of the 4,609,166 shares of common stock SRM Inc. received (net of dividend shares to the Company’s shareholders) was $1,521,025 (the Consideration). As a result, the Company will no longer consolidate SRM Ltd in its financial statements and the intangible assets have been de-consolidated. The deconsolidation produced a loss to the Company of $409,549. The Company currently owns 48% of SRM Inc. (see Note 6 above) and will use the equity method of accounting for its ownership in SRM Inc. The Company recorded $726,884 as its share of SRM losses from the date of separation to September 30, 2023.

Summary of deconsolidation loss:

Goodwill and Intangibles	$1,042,151
Net assets of SRM Ltd at deconsolidation	189,866
Equity of SRM Ltd	698,557
Effect of deconsolidation	1,930,574
Fair value of Consideration	(1,521,025)
Loss on deconsolidation	$(409,549)

Summary of Changes to Equity Method Investment

Fair value of Consideration	$1,521,025
Equity in SRM losses	(726,884)
Balance	$794,141

F-27

Licensing agreements

During the year ended December 31, 2021, the Company entered into two licensing agreements for the rights to use certain patented technologies. The Company paid a total of $675,000 for the rights, consisting of $150,000 in cash and $525,000 in shares of the Company’s common stock. In early 2022, the Company terminated one of the licensing agreements and as a result, the company considered the terminated license to be impaired and took a charge of $300,000 to 2021 earnings. During 2022, the Company evaluated the remaining license agreement and determined that its carrying value had been impaired and took a charge of $375,000 to 2022 earnings. The balance of Intellectual property at December 31, 2022 was $0.

Clinical Research Agreement

During the year ended December 31, 2022, the Company entered into a Clinical Research Agreement to research new treatments for post COVID-19 syndrome and symptoms and other projects which include treatments for respiratory diseases (such as influenza), herpes, eczema, and other skin indications. As of December 31, 2022, the Company had paid $1,500,000 of the approximate $3,000,000 budget. The payments were being amortized over 24 months, the respective term of the research. During 2022, the Company evaluated the remaining research agreement and determined that its carrying value had been impaired and took a charge of $1,075,000 to 2022 earnings. The balance at December 31, 2022 was $0.

Safety Shot Acquisition

In August 2023 the Company acquired certain assets of GBB Drink Lab Inc (“GBB”) which included the patents for a blood alcohol detox drink Safety Shot, an over-the-counter drink that can lower blood alcohol content to allow recovery from the effects of alcohol at a rate faster than would occur normally. The purchase price was 5,000,000 shares of the Company’s restricted common stock, valued at $2,468,500, plus $200,000 in cash. At the time of purchase GBB had no employees, no revenues and no operations and reported its only asset was intellectual property. Using guidance provided under the FASB Accounting Standards Update No. 2017-01, Clarifying the Definition of a business, the transaction was accounted for as a single asset purchase and the entire purchase price of $2,668,500 was allocated to the patents.

The patents will be amortized over twelve years (the remaining 12 year life of the patents). During the nine months ended September 30, 2023, the Company recognized $55,593 of amortization expense.

Summary of transaction and carrying value:

Purchase price:		Allocation of Purchase price:
Cash	$200,000	Patents	$2,668,500
Fair value of stock issued	2,468,500	Amortization	(55,593)
	$2,668,500	Balance	$2,612,907

Note 9 - Accrued Interest and Other Accrued Liabilities

At September 30, 2023 and December 31, 2022, the Company had accrued interest on the convertible notes below of $229,261 and $110,905, respectively.

At September 30, 2023 and December 31, 2022, the Company had accrued liabilities totaling $89,245 and $41,326, respectively.

Note 10 - Convertible Notes Payable - Related Parties

On April 20, 2022, the Company entered into a $1,500,000 Loan Agreement and a $500,000 Loan Agreement (collectively the “Agreements”). Pursuant to the Agreements, the Company issued two Convertible Promissory Notes in the principal amounts of $1,500,000 and $500,000 (the “Notes”). In connection with the Notes the Company issued Common Stock Purchase Warrants for 1,100,000 shares and 360,000 shares of the Company’s common stock (the “Warrants”). The Notes originally had a maturity date of October 20, 2022, but has been extended to January 31, 2024. In connection with the Notes, the Company issued a total of 250,000 shares as Origination Shares valued at fair market value of $277,500. There is no beneficial conversion feature since the conversion price is greater then the fair value of the shares.

The Notes have an original issuance discount of five percent (5%), $10,000 in legal fees, an interest rate of eight percent (8%), and a conversion price of $2.79 per share, subject to an adjustment downward if the Company is in default of the terms of the Notes. The Warrants have a five (5) year term, an exercise price of $2.79 per share, have a cashless conversion feature until such time as the shares underlying the Warrants are included in an effective registration and certain anti-dilution protection.

The fair value of origination shares and warrants issued in connection with the 2022 Note totals $984,477.

The following table sets forth a summary of the principal balances of the Company’s convertible promissory notes activity for the year and three months ended September 30, 2023:

Principal Balance, December 31, 2021	$-
The Notes	2,000,000
Principal Balance, September 30, 2023 and December 31, 2022	$2,000,000

Interest expense for the Nine months ended September 30, 2023 on the Notes totals $118,359. Total interest expense for the year ended December 31, 2022, totaled $1,286,368 which includes $1,104,477 amortization of the origination shares and warrants discounts in connection with the Notes.

During the nine months ended September 30, 2023, the Notes were amended to change the conversion price of the Notes and exercise price of all outstanding warrants was reduced to $0.93 pursuant to down round protection provisions in the loan and warrant agreements and to extend the Notes to January 31, 2024. The change on the Notes conversion rate was a change from $2.79 and the change to the outstanding warrants exercise price was on 500,000 warrants with $6.00 price, 1,460,000 at $2.79 and 800,000 at $1.00. The amendment is considered a material modification of the Notes and the Company has used extinguishment accounting to account for the change. The fair value of the additional shares underlying the Note conversion and warrant exercise using the reduced conversion and exercise price was measured using the Black-Scholes valuation model. The fair value of the conversion feature totals $923,603 and the fair value of the warrants totals $196,730. The total loss on extinguishment of $1,120,333 has been included in other gains and losses.

Note 11 - Covid-19 SBA Loans

During the year ended December 31, 2020, the Company applied for and received $55,700 under the Economic Injury Disaster Loan Program (“EIDL”), which is administered through the Small Business Administration (“SBA”). During 2021, the SBA notified the Company that the terms of the EIDL are a term of 30 years and an interest rate of 3.75%. The balance of the EIDL at September 30, 2023 and December 31, 2022 was $49,166 and $47,533, respectively.

F-28

Note 12 - Capital Structure

Common Stock - The Company is authorized to issue a total of 100,000,000 shares of common stock with par value of $0.001 and 100,000 shares of preferred stock with par value of $0.001. As of September 30, 2023 and December 31, 2022, there were 37,208,759 and 22,338,888 shares of common stock issued and outstanding, respectively, and no shares of preferred stock were issued and outstanding.

Year ended December 31, 2022 issuances

Treasury Shares Purchased

In November 2021, the Company engaged Oppenheimer & Co. to repurchase shares of the Company’s common stock from the public market. During the year ended December 31, 2022, the Company purchased 2,825,617 shares of its common stock for $2,880,045 from the public market and cancelled all of these repurchased shares.

Share and warrants issued in connection with convertible debt

During the year ended December 31, 2022, The Company issued 250,000 shares (the “Origination Shares”) in connection with the issuance of two convertible promissory notes (see Note 10 - Convertible Notes Payable) with a total face value of $2,000,000. The Origination Shares were valued at fair market value of $277,500.

Shares issued for services

During the year ended December 31, 2022, the Company entered into six Consulting Agreements under the terms of which the Company issued 925,000 shares of its common stock. The shares were issued at their respective fair value based on the Company’s Nasdaq closing price of the shares on the date of the agreements. The Company recognized a total of $1,054,125 as stock-based compensation in the year ended December 31, 2022 in connection with these issuances. As of December 31, 2022, the Company had not issued 300,000 of these shares which are included in common stock payable.

Management return and cancellation of shares

On September 28, 2022, the Company received a letter from Nasdaq stating that, because the Company made certain share issuances outside of a shareholder approved equity compensation plan, Nasdaq had determined that the Company did not comply with Listing Rule 563(I). On July 26, 2022, the Company submitted a final compliance plan to Nasdaq consisting of the following corrective actions: (1) on July 20, 2022, the Company’s four executive officers (Messrs. John, Miller, and McKinnon and Dr. Wilson), all of whom are on the Company’s Board of Directors except for Mr. McKinnon, each cancelled 2,750 options issued to them in August 2021 pursuant to an Incentive Stock Option Forfeiture Agreement. The cancellation of the 11,000 options in total enabled the issuance of 11,000 shares to a non-executive employee that took place in 2021 to be reallocated to be accounted for as if it was originally issued under the 2020 Equity Incentive Plan. The Company’s Board of Directors passed a resolution on July 25, 2022, making the corresponding change to the Company’s books and records with regard to the 11,000 shares; and (2) on July 26, 2022, the same four executive officers, returned, and the Company cancelled, a total of 56,496 shares of common stock issued to them in 2021 outside of a shareholder approved equity compensation plan. Following the remedial measures, the Company was informed that the Company has regained compliance with the Rule and that this matter is now closed.

Nine months ended September 30, 2023 issuances:

Shares issued in Public Offering

Concurrently to the PIPE Agreement and Offering of Stock Warrants (see Note 13 below), the Company entered into a Securities Purchase Agreement (the “RD Agreement”) with certain purchasers, pursuant to which on January 23, 2023, 4,315,787 shares of common stock, par value $0.001 (the “Common Stock”), at a price of $0.70 per share were issued to the purchasers (the “RD Offering”). The Common Stock was issued pursuant to a Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission (the “Commission”) on September 28, 2022 (File No. 333- 267644) and declared effective on November 9, 2022. The aggregate gross proceeds to the Company from both the PIPE Offering and the RD Offering were approximately $4.1 million, with the purchase price of one share, one 3-year warrant and one 5-year warrant as $0.95. The net proceeds were $3,450,675.

Shares issued for services

During the Nine months ended September 30, 2023, the Company entered into Consulting Agreements under the terms of which the Company granted 1,775,000 shares of its common stock. The shares were issued at their respective fair value based on the Company’s Nasdaq closing price of the shares on the date of the issuance of the shares. The Company recognized $791,425 as stock-based compensation in the Nine months ended September 30, 2023 in connection with this issuances. As of December 31, 2022, the Company had not issued 100,000 of these shares which are included in common stock payable.

Shares issued for stock payable

During the Nine months ended September 30, 2023, the Company issued 300,000 shares which were included in Common Stock Payable at December 31, 2022.

Shares issued for purchase of assets

In July 2023, the Company entered into an Asset Purchase Agreement for the purchase of intellectual property relating to Safety Shot (see Note 8). The purchase price included the issuance of 5,000,000 shares of the Company’s restricted common stock.

Shares issued for exercise of warrants related to promissory notes

In August 2023, the Company issued a total of 1,200,000 shares upon exercise of warrants related to the Promissory Notes described in Note 10. The Company received $1,118,400 for the exercise.

Shares issued for purchase of warrants related to the Pipe transaction

In August and September 2023, the certain holders of warrants related to the PIPE transaction above, exercised a portion of their warrant holdings and the Company issued a total 2,379,084 shares of its common stock upon exercise. The Company received $2,217,374 for the exercise.

The following table sets forth the issuances of the Company’s shares of common stock for the year and Nine months ended September 30, 2023 as follows:

Balance December 31, 2021	24,046,001
Shares issued for services	925,000
Loan origination shares for promissory note	250,000
Shares repurchased from the market	(2,825,617)
Management shares cancelled	(56,496)
Balance December 31, 2022	22,338,888
Public offering	4,315,787
Shares issued for stock payable	300,000
Shares issued for services	1,675,000
Stock issued for asset purchase	5,000,000
Stock issued for conversion of warrants related to Notes	1,200,000
Stock issued for conversion of warrants related to PIPE	2,379,084
Balance September 30, 2023	37,208,759

F-29

Common Stock Payable

During the year ended 2021, the Company entered into two consulting agreement which call for a cash component and a stock component and during the year ended December 31, 2022, the Company entered into another consulting agreement which called for a cash component and a stock component. At December 31, 2022, the Company had accrued a total of $477,000 in stock payable relating to the consulting agreements.

During the nine months ended September 30, 2023, the Company issued 300,000 shares for valued at $192,000 from stock payable and entered into two agreements for inducement for $326,730 and three agreements for services totaling $113,500. The balance at September 30, 2023 was $725,230.

Note 13 - Warrants and Options

Warrants

Convertible Note Warrants: During the years ended December 31, 2022 and 2021, the Company issued a total of 2,760,000 warrants with an exercise price of between $1.00 and $6.00 with five-year terms, in connection with promissory notes.

Reporting Date	Relative Fair Value	Term (Years)	Exercise Price	Market Price on Grant Date	Volatility Percentage	Risk-free Rate
5/5 to 5/28/21	$308,231	5	6.00	$3.78-3.99	283-280%	0.0217
04/20/22	$706,977	5	$2.79	$1.11	281%	0.0287
11/11/22	$937,207	5	$1.00	$1.28	211%	0.0432

PIPE Warrants: On January 19, 2023, in a private placement, the Company entered into a Securities Purchase Agreement (the “PIPE Agreement”) with certain purchasers, for the issuance of 9,260,361 common stock warrants (the “PIPE Offering”) at a price of $0.125 per warrant, comprised of two common stock warrants (the “Common Warrants,”), each to purchase up to one share of Common Stock per Common Warrant with an exercise price of $1.00 per share, with (a) 4,315,787 Common Warrants being immediately exercisable for three years following 6 months from the closing of the PIPE Offering, and (b) 4,315,787 Common Warrants being immediately exercisable for five years following 6 months from the closing of the PIPE Offering. On February 15, 2023, the Company filed an S-1 Registration Statement (File No. 333-269794) covering the underlying shares of the Warrants.

Reporting Date	Relative Fair Value	Term (Years)	Exercise Price	Market Price on Grant Date	Volatility Percentage	Risk-free Rate
01/23/23	$2,311,614	3	$1.00	$0.65	287%	0.0388
01/23/23	$2,602,996	5	$1.00	$0.65	371%	0.0361

During the nine months ended September 30, 2023, the Company entered into three Investor Relations Consulting Agreements under the terms of which the Company issued 400,000 five-year warrants, with an exercise price between $1.00 and $1.40. The Company recorded an expense of $364,960 in connection with this issuance.

Reporting Date	Relative Fair Value	Term (Years)	Exercise Price	Market Price on Grant Date	Volatility Percentage	Risk-free Rate
08/10-08/21/23	$364,960	5	$1.00 -1.40	$0.87-1.18	151%	0.0421-0465

The following tables summarize all warrants outstanding as of September 30, 2023 and December 31, 2022, and the related changes during the period.

Exercise price is the weighted average for the respective warrants and end of period.

	Number of Warrants	Exercise Price

Balance at December 31, 2021	13,698,125	$3.24
Warrants issued in connection with Convertible Notes	1,460,000	.093
Warrants issued in connection with Convertible Notes	800,000	.093
Balance at December 31, 2022	15,958,126	$2.91
Warrants issued in Public Offering	9,260,554	.093
Warrants issued for services	400,000	1.23
Warrants exercised in connection with Convertible notes	(1,200,000)	0.93
Warrants exercised in connection with PIPE	(2,379,084)	0.93
Balance at September 30, 2023	22,039,596	$2.37

Warrants Exercisable at September 30, 2022	22,039,596	$2.37

Stock Options

In 2022, the Company issued a total of 3,250,000 options with an exercise price between $0.76 and $0.84 each with a five-year term to its Officers, Directors, and employees. The Company recorded an expense of $2,048,270 in connection with the Officers’, Directors’, and employees’ issuance.

During the nine months ended September 30, 2022, the Company entered into an Investor Relations and other Consulting Agreement under the terms of which the Company issued 300,000 two-year options, immediately vested, with an exercise price of $1.00. The Company recorded an expense of $142,169 in connection with this issuance.

The fair value of these options was measured using the Black-Scholes valuation model at the grant date. The table below sets forth the assumptions for Black-Scholes valuation model on the respective reporting date.

Reporting Date	Number of Options	Term (Years)	Exercise Price	Grant Date	Market Price on Volatility Percentage	Fair Value
01/01/22	300,000	2	$1.00	$0.80	126%	$142,169
12/30/2022	3,250,000	5	$0.76 - 0.84	$0.77	166%	$2,048,270

During the nine months ended September 30, 2023, the Company entered into four employment and director agreements under the terms of which the Company issued 300,000 five-year options, with quarterly vesting, with an exercise price between $0.49 and $1.13 and 50,000 three-year options, immediately vesting with an exercise price of $0.46. The total fair value of the options $202,638. The fair value of the options is being amortized over the vesting period. The Company recognized $39,444 expense for the nine months ended September 30, 2023.

The fair value of these warrants was measured using the Black-Scholes valuation model at the grant date. The table below sets forth the assumptions for Black-Scholes valuation model on the respective reporting date.

Reporting Date	Number of Options	Term (Years)	Exercise Price	Grant Date	Market Price on Volatility Percentage	Fair Value
7//10 - 8/18/23	350,000	3-4	$0.46-1.13	$0.46-1.13	158-160%	$202,638

At September 30, 2023 the Company had 8,250,950 options outstanding.

F-30

Note 14 - Commitments and Contingencies

The Company entered into a new office lease Effective July 1, 2021. The primary term of the lease is five years with one renewal option for an additional three years. Minimum annual lease payments for the primary term and one renewal are as follows:

Primary Period	Amount	Amount During Renewal Period	Amount
July 1 to June 30, 2022	$180,456	July 1 to June 30, 2027	$240,662
July 1 to June 30, 2023	$201,260	July 1 to June 30, 2028	$247,882
July 1 to June 30, 2024	$224,330	July 1 to June 30, 2029	$255,319
July 1 to June 30, 2025	$229,312
July 1 to June 30, 2026	$233,653

Under the new standard for lease reporting, the Company recorded a Right of Use Asset (“ROU”) and an offsetting lease liability of $870,406 representing the present value of the future payments under the lease calculated using an 8% discount rate (the current borrowing rate of the company). The ROU and lease liability are amortized over the five-year life of the lease. The unamortized balances at September 30, 2023 were ROU asset of $521,519, current portion of the lease liability of $206,015 and non-current portion of lease liability of $358,920. At December 31, 2022, the unamortized balances were ROU asset of $643,977, the current portion of the lease liability was $164,170 and non-current portion of the lease liability was $519,659.

Additionally, the Company recognized accreted interest expense of $26,120 and $60,626 and rent expense of $160,470 and $231,790 for the lease during the Nine months ended September 30, 2023 and year ended December 31, 2022, respectively.

Legal Proceedings

The Company may be subject to legal proceedings and claims arising from contracts or other matters from time to time in the ordinary course of business. Management is not aware of any pending or threatened litigation where the ultimate disposition or resolution could have a material adverse effect on its financial position, results of operations or liquidity.

On August 6, 2020, the Company, Messrs. John and Miller and certain affiliated entities filed a lawsuit in the United States District Court, Southern District of New York against Robert Koch, Bedford Investment Partners, LLC, Kaizen Advisors, LLC and certain other unnamed defendants. The lawsuit alleged that Mr. Koch and the other defendants were attempting to extort the Company and Messrs. John and Miller to issue the defendants shares of the Company’s common stock which they claim are owed to them. The Company asserted that they have no oral or written agreement with Mr. Koch or any of his affiliates that entitle him to shares of the Company’s common stock. The Company’s complaint seeks actual damages in the amount of $5,000,000 and punitive damages in the amount of $5,000,000. In response, Mr. Koch and Bedford Investment Partners, LLC (together, the “Koch Parties”) filed their answer and counterclaim, repeating the same claims that caused the Company to file the lawsuit, and claiming damages of over $10 million. On October 6, 2020, the Company moved for judgment on the pleadings to dismiss the defendants’ counterclaim in its entirety. On April 24, 2021, the Company’s motion was granted, and all counterclaims were dismissed with prejudice, except the breach-of-contract and unjust enrichment claims. On June 04, 2021, the Koch Parties filed a Second Amended Counterclaim, re-alleging their previous breach-of-contract and unjust enrichment counterclaims. On June 25, 2021, the Company filed a motion to dismiss defendants’ Second Amended Counterclaim, which the parties briefed in summer 2021. On February 14, 2022, the court dismissed all of the Koch Parties’ counterclaims except to the extent that they alleged unjust enrichment against Jupiter and Mr. John. On March 22, 2022, the Parties engaged in a Settlement Conference before The Honorable Sarah L. Cave, which did not resolve the case. On March 25, 2022, The Honorable Lewis J. Liman granted Jupiter and Mr. John permission to move for summary judgment dismissing the Koch Parties’ unjust enrichment counterclaim; the parties briefed that motion in spring 2022. On January 30, 2023, Judge Liman largely granted Jupiter and Mr. Koch’s motion, eliminating all of the Koch Parties’ remedy theories except for their restitution claim for transferring the domain www.cbdbrands.net to Jupiter. In doing so, Judge Liman suggested that a jury could find that the Koch Parties would be fully compensated if the parties simply unwound the domain transfer, or that the jury might quantify the website’s value by looking to the amounts that the Koch Parties had paid for other, similar websites: between $12.17 and $65.98. After Judge Liman issued this order, the Parties settled all claims and Jupiter and Mr. John filed a proposed order of dismissal of all claims with prejudice. Under the order, Jupiter did not pay any amount in settlement of the claims. On February 17, 2023, Judge Liman so-ordered that proposed order and closed the case.

Note 15 - Subsequent Events

Subsequent to September 30, 2023, the Company issued 2,609,024 shares upon conversion of warrants.

In accordance with ASC Topic 855-10, the Company has analyzed its operations subsequent to September 30, 2023 to the date these financial statements were issued and has determined that it does not have any additional material subsequent events to disclose in these financial statements.

F-31

SAFETY SHOT, INC.

PROSPECTUS

11,607,142 Warrants being offered by the Company

11,607,142 shares underlying the Warrants

442,650 Underwriter’s Warrants

442,650 Shares of Common Stock underlying the Underwriter’s Warrants

________, 2024

Through and including , 2024 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in or incorporated by reference into this Prospectus. You must not rely on any unauthorized information. If anyone provides you with different or inconsistent information, you should not rely on it. This Prospectus does not offer to sell any securities in any jurisdiction where it is unlawful. Neither the delivery of this Prospectus, nor any sale made hereunder, shall create any implication that the information in this Prospectus is correct after the date hereof.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the sale of common stock being registered. All amounts are estimates except for the SEC registration fee.

SEC registration fee	$5,026.57	*
Legal fees and expenses	50,000
Accounting fees and expenses	10,000
Printing and Miscellaneous Expenses	4,973.43

Total	$70,000

* Previously paid in connection with the Registration Statement originally declared effective by the SEC on July 21, 2021.

Item 14. Indemnification of Directors and Officers

Safety Shot, Inc. is incorporated under the laws of the State of Delaware. Reference is made to Section 102(b)(7) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends or unlawful stock purchase or redemptions or (4) for any transaction from which the director derived an improper personal benefit.

Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Our bylaws, subject to the provisions of the DGCL, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

71

As permitted by the DGCL, the registrant has entered into separate indemnification agreements with each of the registrant’s directors and certain of the registrant’s officers which require the registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or certain other employees.

The registrant expects to obtain and maintain insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not the registrant would have the power to indemnify such person against such liability under the provisions of the DGCL.

These indemnification provisions and the indemnification agreements entered into between the registrant and the registrant’s officers and directors may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Item 15. Recent Sales of Unregistered Securities.

On January 19, 2023, the Company entered into a Securities Purchase Agreement (the “PIPE Agreement”) with certain purchasers, for the issuance of 8,631,574 common stock warrants (the “PIPE Offering”) at a price of $0.125 per warrant, comprised of two common stock warrants (the “Common Warrants,”), each to purchase up to one share of Common Stock per Common Warrant with an exercise price of $1.00 per share , with (a) 4,315,787 Common Warrants being immediately exercisable for three years following 6 months from the closing of the PIPE Offering, and (b) 4,315,787 Common Warrants being immediately exercisable for five years following 6 months from the closing of the PIPE Offering.

On July 10, 2023, the Company entered into an asset purchase agreement (the “Agreement”) with GBB Labs, Inc., a Delaware corporation (“Buyer” and together with JWI, collectively, the “JWI Parties”), GBB Drink Lab Inc., a Florida corporation (“Seller”), 2V Consulting LLC, a Florida limited liability company, (“2v”), the Jarrett A Boon Revocable Trust Dated October 22, 2014, (the “Trust”), Gregory D. Blackman, an individual (“Blackman”) and Brothers Investment 7777, LLC, (“Brothers”, and collectively with 2v, the Trust and Blackman as the “Owners” and together with Seller, the “Transferors”). Pursuant to the Agreement, the Buyer purchased certain assets relating to the Safety Shot product for a consideration comprising of: (a) the sum of Two Hundred Thousand U.S. Dollars (US $200,000); and (b) 5,000,000 shares of Company’s common stock.

The company in May 2021 had previously entered into a Convertible Loan Agreement (the “First Agreement”), a Convertible Promissory Note (the “First Note”) and a Warrant Agreement (the “First Warrant”), and in April 2022, the Company entered into a Convertible Loan Agreement (the “Second Agreement”), a Convertible Promissory Note (the “Second Note”) and a Warrant Agreement (the “Second Warrant” together with the First Agreement, the First Note, the First Warrant, the Second Agreement, and the Second Note as the “Transaction Document”). The First Warrant and the Second Warrant are collectively referred to as the “Warrants”. On September 11, 2023, the Company, entered into two Amendment No. 2 to the convertible loan agreement, convertible promissory note, and warrants (collectively as the “Amendment No. 2”), pursuant to which the parties thereto amended the Transaction Documents: (i) to change the maturity date of the Second Note to January 31, 2024; (ii) to change the interest rate of the Second Note to 11% annual interest rate, effective on August 1, 2023 until the entire principal amount is paid in full; (iii) to change the exercise price of the warrants to $0.932; (iv) change the conversion price of the Second Note to $0.932; and (iv) the Company shall issue the investors 350,000 shares of its common stock as the incentive shares. The Company also adjusted the exercise price of the Warrants to $0.932 per share in accordance with the anti-dilution provisions of such Warrants.

The Company issues 200,000 shares of common stock to certain investor in relation to the exercise of the warrants issued under the registration statement on Form S-1 (File No. 333-269794) which was declared effective on June 3, 2023.

72

Item 16. Exhibits

Exhibit No.	Exhibit Description
3.1	Amended and Restated Certificate of Incorporation, incorporated herein by reference to Exhibit 2.1 to Jupiter Wellness, Inc.’s Form 1-A filed with the Securities and Exchange Commission on June 21, 2019.
3.2	Bylaws, incorporated herein by reference to Exhibit 2.2 to Jupiter Wellness, Inc.’s Form 1-A filed with the Securities and Exchange Commission on June 21, 2019.
3.3	Amended and Restated Bylaws, incorporated by reference to Exhibit 3.3 of the Company’s Registration Statement filed with the SEC on July 14, 2020.
3.4	Certificate of Amendment of Certificate of Incorporation, incorporated by reference to Exhibit 3.4 of the Company’s Registration Statement filed with the SEC on June 17, 2020.
3.5	Second Amended and Restated Certificate of Incorporation, incorporated by reference to Exhibit 3.5 of the Company’s Registration Statement filed with the SEC on June 17, 2020.
4.1	Common Stock Purchase Warrant, incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement filed with the SEC on July 14, 2020.
4.2	Representative’s Warrant, incorporated by reference to Exhibit 4.2 of the Company’s Registration Statement filed with the SEC on June 17, 2020.
4.3	Form of Warrant included in Unit, incorporated by reference to Exhibit 4.3 of the Company’s Registration Statement filed with the SEC on June 17, 2020.
4.4	Form of Warrant Agent Agreement, incorporated by reference to Exhibit 4.4 of the Company’s Registration Statement filed with the SEC on June 17, 2020.
4.5	Form of Common Stock Purchase Warrant, incorporated by reference to Exhibit 10.2 of the Company’s Current Report filed with the SEC on May 13, 2021.
4.6	Form of Convertible Promissory Note, incorporated by reference to Exhibit 10.3 of the Company’s Current Report filed with the SEC on May 13, 2021.
4.7	Form of Common Stock Purchase Warrant (3 years) dated January 23, 2023, incorporated by reference to the Exhibit 4.7 of the Registration Statement filed with SEC on June 22, 2023.
4.8	Form of Common Stock Purchase Warrant (5 years) dated January 23, 2023, incorporated by reference to the Exhibit 4.8 of the Registration Statement filed with SEC on June 22, 2023.
5.1	Opinion of Sichenzia Ross Ference LLP, incorporated by reference to Ex 5.1 of the Registration Statement filed on July 20, 2021.
10.1	Common Stock and Warrant Subscription Agreement, incorporated by reference to Exhibit 10.1 of the Company’s Registration Statement filed with the SEC on July 14, 2020.
10.2	Independent Director’s Contract between the Company and Dr. Hector Alila, dated February 25, 2019, incorporated by reference to Exhibit 10.2 of the Company’s Registration Statement filed with the SEC on July 14, 2020.
10.3	Independent Director’s Contract between the Company and Timothy G. Glynn, dated March 13, 2019, incorporated by reference to Exhibit 10.3 of the Company’s Registration Statement filed with the SEC on July 14, 2020.
10.4	Independent Director’s Contract between the Company and Christopher Melton, dated July 29, 2019, incorporated by reference to Exhibit 10.4 of the Company’s Registration Statement filed with the SEC on July 14, 2020.
10.5	Employment Agreement with Douglas O. McKinnon, dated August 5, 2019, incorporated by reference to Exhibit 10.5 of the Company’s Registration Statement filed with the SEC on July 14, 2020.
10.6	Form of Regulation A Subscription Agreement, incorporated herein by reference to Exhibit 4.1 to Jupiter Wellness, Inc.’s Form 1-A/A filed with the Securities and Exchange Commission on August 19, 2019.
10.7	Employment Agreement with Dr. Glynn Wilson, dated October 15, 2019, incorporated by reference to Exhibit 10.7 of the Company’s Registration Statement filed with the SEC on July 14, 2020.
10.8	Employment Agreement with Brian John, dated February 1, 2020, incorporated by reference to Exhibit 10.8 of the Company’s Registration Statement filed with the SEC on June 17, 2020.
10.9	Employment Agreement with Richard Miller, dated February 1, 2020, incorporated by reference to Exhibit 10.9 of the Company’s Registration Statement filed with the SEC on June 17, 2020.
10.10	2020 Equity Incentive Plan, incorporated by reference to Exhibit 10.10 of the Company’s Registration Statement filed with the SEC on June 17, 2020.
10.11	Confidential Membership Interest Purchase Agreement dated February 20, 2020 by and between Jupiter Wellness, Inc., Magical Beasts LLC. and Krista Whitley, incorporated by reference to Exhibit 10.11 of the Company’s Registration Statement filed with the SEC on June 17, 2020.
10.12	Sales Distribution Agreement dated February 20, 2020 between Jupiter Wellness Inc. and Ayako Holdings, Inc., incorporated by reference to Exhibit 10.12 of the Company’s Registration Statement filed with the SEC on June 17, 2020.
10.13	Distribution Agreement, dated November 5, 2020, incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on November 9, 2020.
10.14	Endorsement Agreement, dated November 10, 2020, incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on November 19, 2020.
10.15	Share Exchange Agreement, dated November 30, 2020, incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on December 3, 2020.
10.16	Independent Director’s Agreement, dated January 20, 2021, incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on January 26, 2021.
10.17	Omnibus Amendment dated January 25, 2021, incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on January 29, 2021.
10.18	First Amendment to Common Stock Option Agreement dated January 25, 2021, incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on January 29, 2021.
10.19	Employment Agreement dated as of January 20, 2021, incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on February 3, 2021.
10.20	Form of Loan Agreement, incorporated by reference to Exhibit 10.1 of the Company’s Current Report filed with the SEC on May 13, 2021.
10.21	Form of the PIPE Securities Purchase Agreement, incorporated by reference to Exhibit 10.1 of the Company’s Current Report filed with the SEC on January 25, 2023
10.22	Form of the RD Securities Purchase Agreement, incorporated by reference to Exhibit 10.2 of the Company’s Current Report filed with the SEC on January 25, 2023
10.23	Form of the Registration Rights Agreement, incorporated by reference to Exhibit 10.3 of the Company’s Current Report filed with the SEC on January 25, 2023
10.24	License Agreement dated May 1, 2022, by and between Applied Biology Inc. and Taisho Pharmaceutical Co., Ltd, incorporated by reference to Exhibit 10.24 of the Registration Statement filed on January 12, 2024
10.25

Tripartite Agreement to Manufacture, Sell and Distribute dated September 1, 2022, by and among the Company, Cosmofix Technovation Pvt Ltd and Sanpellegrino Cosmetics Private Limited, incorporated by reference to Exhibit 10.25 of the Registration Statement filed on January 12, 2024

10.26	Asset Purchase Agreement, dated July 10, 2023, incorporated by reference to Exhibit 10.26 of the Registration Statement filed on January 12, 2024
14.1	Code of Ethics, incorporated by reference to Exhibit 14.1 of the Company’s Registration Statement filed with the SEC on July 14, 2020.
14.2	Corporate Governance Guidelines, incorporated by reference to Exhibit 14.2 of the Company’s Registration Statement filed with the SEC on July 14, 2020.
23.1	Consent of M&K CPAS PLLC, an independent registered public accounting firm*
23.2	Consent of Sichenzia Ross Ference Carmel LLP (included in exhibit 5.1)
24.1	Power of Attorney (included in signature page to this registration statement)
107	Filing Fee Table, incorporated by reference to Exhibit 107 of the Registration Statement filed on January 12, 2024

*Filed herewith

73

Item 17. Undertakings

The Company hereby undertakes:

(a)(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii), and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

74

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or date of the first sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

75

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida on February 9, 2024.

SAFETY SHOT, INC.

By:	/s/ Brian S. John
Brian S. John Chief Executive Officer and Executive Chairman (Principal Executive Officer)

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian S. John	Director and Chief Executive Officer (principal executive officer)	February 9, 2024
Brian S. John

/s/ *	Chief Financial Officer (principal financial and accounting officer)	February 9, 2024
Markita L. Russell

/s/ *	Chairman and Chief Science Officer	February 9, 2024
Dr. Glynn Wilson

/s/ Richard Pascucci	Director	February 9, 2024
Richard Pascucci

/s/ *	Director	February 9, 2024
Christopher Marc Melton

/s/ *	Director	February 9, 2024
Nancy Torres Kaufman

/s/ *	Director	February 9, 2024
Jarrett Boon

/s/ *	Director	February 9, 2024
John Gulyas

* Signed by Brian S. John pursuant to the power of attorney signed by each individual and previously filed with this Registration Statement on November 30, 2023.

76